UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a party other than the Registrant [ ]

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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
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CHESAPEAKE UTILITIES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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We deliver energy
that makes life better
for the people and
communities we serve.

NOTICE OF THE 2023 ANNUAL MEETING AND PROXY STATEMENT

March 21, 2023
Notice of Virtual 2023 Annual Meeting of Stockholders
Dear Stockholder,
On Wednesday, May 3, 2023, Chesapeake Utilities Corporation (the "Company") will hold its 2023 Annual Meeting of Stockholders (the "Meeting") at 9:00 a.m. Eastern Time. The Meeting will be held in a virtual meeting format only. There will be no physical location for stockholders to attend the Meeting. Stockholders will be able to listen, vote and submit questions. If you plan to participate in the virtual Meeting, please see the Instructions for the Virtual Annual Meeting section in the attached Proxy Statement. Stockholders may participate in the Meeting by logging in at www.virtualshareholdermeeting.com/CPK2023. Stockholders of record at the close of business on March 9, 2023 will be asked to vote on the following matters:

Proposal	Description of Proposal	Board Recommendation
Proposal 1	Election of one Class II director and three Class III directors named in the attached Proxy Statement	FOR each nominee
Proposal 2	To consider and vote on the adoption of the 2023 Stock and Incentive Compensation Plan	FOR
Proposal 3	Non-binding advisory vote to approve the compensation of the Company's Named Executive Officers	FOR
Proposal 4	Non-binding advisory vote on the frequency of stockholder advisory votes to approve the compensation of the Company's Named Executive Officers	FOR a "1 year" Frequency
Proposal 5	Non-binding advisory vote to ratify the appointment of the Company’s independent registered public accounting firm	FOR
Stockholders will also transact any other business that is properly brought before the Meeting and at any adjournment or postponement of the Meeting. For any other business that is properly brought before the Meeting, the appointed proxies are authorized to vote pursuant to their discretion.
Your vote is important and we encourage you to vote as soon as possible even if you plan to participate in the virtual Meeting.

Internet	Type www.proxyvote.com in your internet browser and enter the control number on your Notice of Proxy Materials or on your proxy card.
Mobile Device	Scan the QR Code on your Notice of Proxy Materials or on your proxy card with your mobile device and enter the control number.
Telephone	Dial toll free (800) 690-6903 to reach our agent and follow the telephone prompts.
Mail	If you receive a paper copy of the proxy materials by mail, cast your ballot, sign and date your proxy card, and mail it in the enclosed envelope.
Please read the attached Proxy Statement for additional information on the matters we are asking you to vote on.
If you own shares through your bank, broker or other institution, you will receive separate instructions on how you can vote the shares you own in those accounts.
Thank you for your investment in Chesapeake Utilities Corporation.
Sincerely,
James F. Moriarty
Executive Vice President, General Counsel, Corporate Secretary and Chief Policy and Risk Officer
Important Notice Regarding the Availability of Proxy Materials. This Notice for the Virtual 2023 Annual Meeting of Stockholders to be held on May 3, 2023, the attached Proxy Statement (which includes instructions for attending our virtual Annual Meeting), and our 2022 Annual Report are available at www.chpk.com/proxymaterials.
500 Energy Lane, Dover, DE 19901 ▪ www.chpk.com ▪ (888) 742-5275

GLOSSARY OF TERMS

Terms, abbreviations and acronyms, as used in this Proxy Statement.
2015 Cash Plan:	The Company's Cash Bonus Incentive Plan as approved by our stockholders in May 2015
2020 Equity Incentive Award(s):	An equity incentive award granted by the Compensation Committee pursuant to the 2013 SICP for the 2020-2022 performance period
2021 Equity Incentive Award(s):	An equity incentive award granted by the Compensation Committee pursuant to the 2013 SICP for the 2021-2023 performance period
2022 Equity Incentive Award(s):	An equity incentive award granted by the Compensation Committee pursuant to the 2013 SICP for the 2022-2024 performance period
Baker Tilly:	Baker Tilly US, LLP, the Company's independent registered public accounting firm, or our external audit firm
Bylaws:	The Company's Amended and Restated Bylaws, as amended through May 8, 2019
Board:	The Company's Board of Directors
Cash Incentive Award:	A cash incentive award granted by the Compensation Committee pursuant to the 2015 Cash Plan for the 2022 performance period
CAGR:	Compound Annual Growth Rate
CARES Act:	Coronavirus Aid, Relief, and Economic Security Act
Chesapeake Utilities or Company:	Chesapeake Utilities Corporation, its divisions and subsidiaries, as appropriate in the context of the disclosure
CNG:	Compressed natural gas
FW Cook:	Frederic W. Cook & Co., Inc., the Compensation Committee's independent compensation consultant
Delmarva Peninsula:	A peninsula on the east coast of the U.S. occupied by Delaware and portions of Maryland and Virginia
EPS:	Basic earnings per share (consolidated unless otherwise noted)
ESG:	Environmental, Social and Governance
Exchange Act:	The Securities Exchange Act of 1934, as amended
FASB:	Financial Accounting Standards Board
FPU:	Florida Public Utilities Company, a wholly-owned subsidiary of Chesapeake Utilities
IRS:	Internal Revenue Service
LNG:	Liquefied natural gas
Named Executive Officer or NEO:	Individuals as defined in Item 402(a)(3) of Regulation S-K are collectively referred to as "Named Executive Officers" or "NEOs"
NQDC Plan:	Non-qualified Deferred Compensation Plan, a non-qualified, deferred compensation plan under which compensation may be deferred by eligible participants
NYSE:	New York Stock Exchange
PCAOB:	Public Company Accounting Oversight Board
Pension Plan:	A defined benefit pension plan sponsored by the Company which was terminated in 2021
Pension SERP:	An unfunded supplemental executive retirement pension plan sponsored by the Company
Retirement Savings Plan:	The Company's qualified 401(k) retirement savings plan
RNG	Renewable natural Gas
ROE:	Return on equity
SEC:	Securities and Exchange Commission
2013 SICP:	The Company's 2013 Stock and Incentive Compensation Plan as approved by our stockholders in May 2013 and amended by the Compensation Committee of the Board in January 2017
2023 SICP:	The Company's 2023 Stock and Incentive Compensation Plan as approved by our Board on February 22, 2023, subject to stockholder approval
TSR:	Total shareholder return

1 - PROXY STATEMENT

Chesapeake Utilities Corporation’s Virtual 2023 Annual Meeting of Stockholders (the "Meeting") will be held on May 3, 2023 at 9:00 a.m. Eastern Time. The Meeting will be held in a virtual meeting format only. There will be no physical location for stockholders to attend the Meeting. A virtual meeting format provides our stockholders with an opportunity to attend and participate in the Meeting. If you plan to participate in the virtual Meeting, please see the Instructions for the Virtual Annual Meeting section in this Proxy Statement. Stockholders may participate in the Meeting by logging in at www.virtualshareholdermeeting.com/CPK2023. In accordance with rules promulgated by the SEC, we are using the internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will receive a Notice of Internet Availability of Proxy Materials (“Notice of Proxy Materials”), which will provide instructions for electronically accessing our Proxy Statement and 2022 Annual Report, as well as instructions for requesting a paper copy of these materials. The Notice of Proxy Materials will also provide instructions for methods available to submit your vote on the proposals described below. Whether or not you plan to participate in the virtual Meeting, we encourage you to submit your vote prior to the Meeting using any one of the convenient methods provided in the Voting Information section of this Proxy Statement. The proxy materials describe each matter to be voted on by the stockholders, and information on the Company and its practices. The Notice of Virtual 2023 Annual Meeting of Stockholders, this Proxy Statement, and the Proxy Card are being furnished to our stockholders on or about March 21, 2023. We ask that you review each matter to be voted on at the Meeting and vote your shares using the methods described in this Proxy Statement. We thank you for your investment in the Company.
Summary of Proposals and Board Recommendations
This summary is an overview of information that you will find elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. With regard to Proposal 1, if elected, directors are subject to the Company’s Bylaws, including the current age eligibility requirement.

Proposal Number	Description	Board of Directors' Vote Recommendation
1	Election of one Class II director for a two-year term ending in 2025 and three Class III directors for three-year terms ending in 2026 and until their successors are elected and qualified	FOR each nominee
2	To consider and vote on the adoption of the 2023 Stock and Incentive Compensation Plan	FOR
3	Non-binding advisory vote to approve the compensation of the Company's Named Executive Officers	FOR
4	Non-binding advisory vote on the frequency of stockholder advisory votes to approve the compensation of the Company's Named Executive Officers	FOR a "1 year" Frequency
5	Non-binding advisory vote to ratify the appointment of the Company's independent registered public accounting firm	FOR
PROPOSAL 1: On July 21, 2022, the Board of Directors (the "Board") increased the size of the Board from eleven to thirteen directors and appointed Stephanie N. Gary and Sheree M. Petrone as members of the Board, effective July 22, 2022. In accordance with the Company's Bylaws which provide that no person shall be eligible to serve as a director of the Company after the annual meeting of stockholders following his or her seventy-fifth birthday, John R. Schimkaitis and Calvert A. Morgan, Jr. will not stand for re-election at the Company's 2023 Annual Meeting of Stockholders. On February 22, 2023, Dianna F. Morgan stated that she will not seek re-election at the Company’s 2023 Annual Meeting of Stockholders. Accordingly, on February 22, 2023, the Board confirmed the size of the Board at ten directors to be effective as of the conclusion of the 2023 Annual Meeting of Stockholders. Upon the Corporate Governance Committee’s recommendation, the Board nominated the following four incumbent directors: i) Stephanie N. Gary to serve as a Class II director until the 2025 Annual Meeting of Stockholders and until her successor is elected and qualified, and ii) Thomas J. Bresnan, Ronald G. Forsythe, Jr., and Sheree M. Petrone to serve as Class III directors until the 2026 Annual Meeting of Stockholders and until their successors are elected and qualified. If elected, directors are subject to the Company’s Bylaws, including the current age eligibility requirement. The Board recommends that stockholders vote FOR each nominee.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 1

Our directors, including the nominees for re-election, bring to the Board a diverse combination of backgrounds, perspectives, experiences and professional skills that reflect the communities in which the Company operates, contributes to the Company’s success and supports our continued growth, leading financial performance, and focus on long-term shareholder value. Our culture of equity, diversity and inclusion has led to an average annualized shareholder return for the past 3, 10 and 20-year periods ended December 31, 2022 that ranged from approximately 9% to 17%. Additional information on the diverse backgrounds, skills and experiences represented on the Board, as of the date of this Proxy Statement, through service on the Company’s Board, personal relationships, or professional achievements is provided below. The director nominees and continuing directors comprise between 40% to 100% representation of each of the skills identified in the following table.

Summary Highlights as of March 9, 2023
100% INDEPENDENCE among the non-management directors serving on the Board.
50% BOARD DIVERSITY among the non-management independent directors, representing, female and/or racial and ethnic diversity
GENDER AND/OR ETHNIC DIVERSITY represented on the audit, corporate governance and compensation committees.
BOARD APPROVED GUIDELINES set the tone at the top for the promotion of equity, diversity and inclusion.
DIRECTOR TENURE RANGES FROM 0 TO 26 YEARS, blending experience and diversity, with new directors added in each of the last four years.
ESTABLISHED BOARD EVALUATION PROCESS and mandatory retirement age policy of 75.

Knowledge, Skills and Experience for Director Nominees and Continuing Directors

•Energy Industry	•Equity, Diversity and Inclusion
•Renewables, RNG, Hydrogen, and Other Alternatives	•ESG & Community Stewardship and Relationships
•Risk Management	•Treasury, Capital Markets and Economic
•Strategic Planning/Development	•Accounting and Finance
•Legal/Regulatory/Government Affairs	•Mergers and Acquisitions
•Human Capital Management/Organizational Development	•Technology and Cybersecurity
•Succession Planning	•Marketing and Communications

Represents Certain Diversity of Experience on the Board as of March 9, 2023

CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 2

We highlight below the director nominees, which, along with the entire Board, have a diverse combination of leadership, professional skills and experience that supports our business and long-term strategic focus.

	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Experience and Skills
Class II Director
Stephanie N. Gary	46	2022	Chief Financial Officer and Vice President, TidalHealth, Inc.	Yes	Audit Committee Member and Financial Expert
•Extensive oversight of the finance functions, including strategic financial planning and analysis, forecasting and decision support
•Established relationships with colleagues and members of the community throughout the Delmarva Peninsula
•Financial expertise, leadership and oversight in a regulated industry

Class III Directors
Thomas J. Bresnan	70	2001	Owner & President, Denver Accounting Services	Yes	Audit Committee Chair and Financial Expert Investment Committee Member	•Extensive leadership, technology, sales and marketing experience •In-depth experience in acquisitions and the post integration process •Financial and Audit Committee expertise
Ronald G. Forsythe, Jr.	54	2014	Chief Executive Officer, Qlarant Corporation	Yes	Audit Committee Member and Financial Expert Compensation Committee Member
•Extensive experience in leadership, organizational positioning, energy, community engagement, and technology including cybersecurity
•Established relationships with colleagues and members of the community throughout the Delmarva Peninsula
•Financial and Audit Committee expertise

Sheree M. Petrone	66	2022	President, Atwater Advisory	Yes	Compensation Committee Member Investment Committee Member
•Extensive expertise in the energy industry, from producing power to servicing the customer
•Expertise in finance, customer service, and business development and integration
•Strategic and operations leadership in a regulated industry

CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 3

PROPOSAL 2: The Board of Directors (the “Board”) approved the 2023 Stock and Incentive Compensation Plan (the “2023 SICP”) on February 22, 2023, subject to stockholder approval. We are asking stockholders to approve our 2023 SICP at the 2023 Annual Meeting. The 2023 SICP as approved by the Board of Directors is included as Appendix A to this Proxy Statement. Stockholders are urged to review the 2023 SICP together with the following information, which is qualified in its entirety by reference to Appendix A. Approval of the 2023 SICP will allow the Company to continue to provide a competitive compensation program that seeks to attract and retain exceptional executive officers, directors and employees of the Company and motivate those individuals responsible for the growth and success of the Company. The 2023 SICP also enhances stockholder value by linking a portion of the compensation of executive officers, directors and certain employees of the Company to increases in the price per share of our common stock and the achievement of other performance objectives, and to encourage ownership in the Company by key personnel whose long-term employment is considered essential to our continued success and progress. The combination of dividends and stock price performance produces total returns to our stockholders. Accordingly, the Board believes that approval of the 2023 SICP is in the best interests of the Company and its stockholders. The 2023 SICP will replace our 2013 SICP, which expires in May 2023. The Company is requesting that stockholders consider and approve Chesapeake Utilities' 2023 SICP, which would facilitate the future issuance of equity awards for directors, executive officers and employees.
PROPOSAL 3: With respect to Proposal 3, the Board recommends that stockholders vote, on an advisory basis, FOR the approval of the compensation of the Company's NEOs executive compensation. In 2022, approximately 97% of the votes cast by stockholders “approved” the compensation of the NEOs as disclosed in the Company's 2022 Proxy Statement. The Compensation Committee considered stockholders’ widespread support for the Compensation Committee’s executive compensation decisions, program and policies, and took into account several other factors in evaluating our executive compensation program as discussed in the Compensation Discussion and Analysis section of this Proxy Statement. The Compensation Committee also reviewed and evaluated information provided by FW Cook, as well as peer group data. Our success rests on the strength and dedication of our team, our diverse, inclusive and collaborative culture, and our award-winning corporate governance practices, all of which contributed to our strong financial performance in 2022.
Our executive compensation program is designed to provide fair, reasonable and competitive compensation that also aligns total compensation to our business objectives, performance and creation of stockholder value. Total compensation is comprised of: (i) base salary, which is a fixed element of compensation and is set at levels to attract and retain executive officers with skills and qualities that align with our culture and strategic goals, and (ii) short-term cash and long-term equity incentive compensation, which are two at-risk elements of compensation that incentivize executive officers based upon the achievement of pre-established financial and non-financial performance metrics over an annual period (in the case of the short-term cash incentive awards), and pre-established financial metrics over a three-year performance period (in the case of the long-term equity incentive awards).
Our compensation practices include the following:
•The Compensation Committee is comprised of independent directors who retain discretion over the administration of our executive compensation program and discretion in determining the achievement of performance
•The Compensation Committee retains an independent compensation consultant who advises on our executive compensation program and other matters
•The Compensation Committee annually reviews the executive compensation program to ensure alignment with the Company's objectives
•The executive compensation program uses multiple performance measures that focus on both short-term performance, as well as long-term execution of our strategic plan, and features a cap on the maximum amount that can be earned for any performance period
•The Compensation Committee considers peer group and benchmarking data in its review of the executive compensation program
•Executive compensation is tied to performance, thereby aligning a significant portion of compensation with the interests of stockholders
•Executive officers are evaluated using a variety of quantitative metrics, including TSR relative to a peer group under the long-term incentive plan
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 4

•NEOs are subject to a compensation recovery policy
•Executive officers participate in the same benefits that are available to other employees, have a cap on their life insurance benefit, and receive no perquisites other than a Company vehicle that is available for personal use, but which is treated as compensation
•Executive officers do not receive excise tax gross-up protections
•Dividends on equity incentive awards that vest based on the achievement of performance goals accrue as dividend equivalents during the performance period and are paid only on the actual shares earned, if any
•Executive officers may not engage in hedging transactions and may not pledge any Company stock
•Executive officers are subject to a double-trigger change-in-control vesting provision under the 2013 SICP
PROPOSAL 4: With respect to Proposal 4, in addition to expressing your view on the compensation of our named executive officers as described in Proposal 3, we are requesting that stockholders vote, on a non-binding, advisory basis, on whether the Company should hold a "say-on-pay" vote every one, two or three years. You may also choose to abstain from voting on the matter. The Board of Directors believes that holding a "say-on-pay" vote every year is appropriate.
PROPOSAL 5: With respect to Proposal 5, the Board recommends a vote FOR the ratification of the appointment of Baker Tilly US, LLP as the Company's independent registered public accounting firm for 2023. On February 21, 2023, the Audit Committee approved the reappointment of Baker Tilly to serve as our external audit firm for 2023. Baker Tilly (independently or through a legacy firm) has served as the Company's external audit firm since 2007. In determining whether to reappoint Baker Tilly as our external audit firm, the Audit Committee took into consideration several factors, including an assessment of the professional qualifications and past performance of the Lead Audit Partner and the audit team, the quality and level of transparency of the Audit Committee’s relationship and communications with Baker Tilly, and the length of time the firm has been engaged. The Audit Committee considered, among other things, Baker Tilly’s energy experience and the knowledge and skills of Baker Tilly’s auditing experts that would be providing services to the Company. In 2022, each member of the Audit Committee, as well as members of management and Internal Audit, completed an evaluation of the quality of the audit services rendered in 2021. The Audit Committee analyzed the results of the assessment, which provided the Audit Committee with additional insight into the effectiveness and objectivity of the external audit firm. The Chair of the Audit Committee and the Chief Financial Officer communicated the results of the evaluation process to Baker Tilly’s Lead Audit Partner. We will undertake the same process in 2023 for audit services in 2022.
Voting Information
Meeting Time, Date and Location

The Meeting will be held at 9:00 a.m. Eastern Time on Wednesday, May 3, 2023. The Meeting will be held in a virtual meeting format only. If you plan to participate in the virtual Meeting, please see the Instructions for the Virtual Annual Meeting section in this Proxy Statement. Stockholders may participate in the Meeting by logging in at www.virtualshareholdermeeting.com/CPK2023. There will be no physical location for stockholders to attend the Meeting.
Who May Vote

Holders of the Company's common stock at the close of business on March 9, 2023, the record date established by the Board, are entitled to vote at the Meeting. As of the record date, there were 17,777,170 shares of our common stock outstanding. These shares of common stock are our only outstanding class of voting equity securities. Each share of common stock is entitled to one vote on each matter submitted to the stockholders for a vote. The Company's executive officers and directors, collectively, have the power to vote 2.68% of these shares.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 5

Proposals Requiring Your Vote

The proposals to be voted on at the Meeting are provided below, along with the required vote for each proposal to be adopted, and the effect of abstentions and broker non-votes on each proposal. The named executive officers and directors intend to vote their shares of common stock FOR each nominee in Proposal 1, FOR each of Proposals 2, 3 and 5, and FOR a "1 year" frequency for Proposal 4. With regard to Proposal 1, if elected, directors are subject to the Company’s Bylaws, including the current age eligibility requirement.

Proposal	Description of Proposal	Board Recommendation	Vote Required for the Proposal to be Adopted	Effect of Abstentions	Effect of Broker Non-Votes
Proposal 1	Election of one Class II director for a two-year term ending in 2025 and three Class III directors for three-year terms ending in 2026 and until their successors are elected and qualified	FOR each nominee	Plurality of the votes cast by the holders of shares present at the Meeting or represented by proxy and entitled to vote at the Meeting	No effect	No effect
Proposal 2	To consider and vote on the adoption of the 2023 Stock and Incentive Compensation Plan	FOR	The affirmative vote of the majority of shares of the Company’s outstanding common stock present in person or represented by proxy at the Meeting and entitled to vote on the matter	Treated as votes against the proposal	No effect
Proposal 3	Non-binding advisory vote to approve the compensation of the Company's Named Executive Officers	FOR	Approved, on a non-binding advisory basis, if a majority of the shares present at the Meeting or represented by proxy and entitled to vote support the proposal	Treated as votes against proposal	No effect
Proposal 4	Non-binding advisory vote on the frequency of stockholder advisory votes to approve the compensation of the Company's Named Executive Officers	FOR a "1 year" Frequency
On a non-binding advisory basis, a plurality of the shares of the Company's outstanding common stock present in person or represented by proxy at the Meeting and entitled to vote on the options presented in the proposal
				No effect	No effect
Proposal 5	Non-binding advisory vote to ratify the appointment of the Company’s independent registered public accounting firm	FOR	Approved, on a non-binding advisory basis, if a majority of the shares present at the Meeting or represented by proxy and entitled to vote support the proposal	Treated as votes against proposal	Brokers have discretion to vote
The appointed proxies will vote pursuant to their discretion on any other matter that is properly brought before the Meeting and at any adjournment or postponement of the Meeting in accordance with our Bylaws. The Company is not aware of any other matter to be presented at the Meeting.
Instructions for the Virtual Annual Meeting

Participating in the Virtual Meeting. This year's Meeting will be a virtual meeting. There will be no physical meeting location. A virtual meeting format offers the same participation opportunities as those opportunities available to stockholders at in-person meetings. Stockholders will be able to listen, vote and submit questions. To participate in the Meeting visit www.virtualshareholdermeeting.com/CPK2023 using your desktop or mobile device and enter your name and the control number included on your Notice of Proxy Materials or your proxy card. Once you login to www.virtualshareholdermeeting.com/CPK2023 and enter the control number included on your Notice of Proxy Materials or your proxy card, you may submit questions until the adjournment of the Meeting. Only questions pertinent to matters related to the Meeting will be answered during the Meeting, subject to time constraints. Any questions pertinent to matters related to the Meeting that cannot be answered during the Meeting due to time constraints will be responded to by management either telephonically or by email communication. The virtual platform for the Meeting is supported across numerous browsers. The Meeting will begin promptly at 9:00 a.m. Eastern Time on May 3, 2023. If you need technical assistance with the meeting platform when logging into the Company's virtual Meeting or prior to adjournment of the Meeting, please call the dedicated technical support number provided at www.virtualshareholdermeeting.com/CPK2023. Representatives will be available beginning at 8:45 a.m. Eastern Time. A recording of the Meeting will not be available after the adjournment of the Meeting.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 6

Voting Instructions

Stockholders of Record. If you are a registered stockholder and receive a Notice of Proxy Materials, you may vote by telephone or through the internet prior to or at the Meeting. You may not vote by marking the Notice of Proxy Materials and returning it. If you received a paper copy of the proxy materials by mail, you may also vote by completing and returning your proxy card. Your shares will be voted at the Meeting if your proxy card or other method of voting is properly submitted and not subsequently revoked. If your proxy card or other method of voting is incomplete or if you do not provide instructions with respect to any of the proposals, your shares will be voted in line with management's and the Board's recommendation for each Proposal and pursuant to the appointed proxy's discretion for any other business properly brought before the Meeting. If it is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy.
Beneficial Ownership. If you held shares of our common stock through a bank, broker, trustee, nominee, or other institution (called “street name”) on March 9, 2023, you are entitled to vote on the matters described in this Proxy Statement. You will receive instructions through your bank, broker, trustee, nominee, or institution with regards to this Proxy Statement, any other solicitation materials, and voting. If you do not provide voting instructions to your bank, broker, trustee, nominee, or institution, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. If you do not provide voting instructions, your institution will not be permitted to vote your shares on Proposal 1 - election of directors, Proposal 2 - adoption of the 2023 Stock and Incentive Compensation Plan, Proposal 3 - non-binding advisory vote to approve the compensation of the Company's Named Executive Officers, and Proposal 4 - non-binding advisory vote on the frequency of stockholder advisory votes to approve the compensation of the Company's NEOs. As a result, if you do not provide voting instructions to your institution, your shares will have no effect on the outcome of Proposals 1, 2, 3 and 4. However, if you do not provide voting instructions to your institution for Proposal 5 - non-binding advisory vote to ratify the appointment of our independent registered public accounting firm, which is considered a routine matter, your institution will be able to vote your shares in its discretion on such Proposal. If you plan to virtually attend the Meeting, you will need to receive a valid proxy from your institution if you intend to vote your shares at the Meeting.
Methods Available for Voting

Your vote is important and we encourage you to vote as soon as possible, even if you plan to virtually attend the Meeting. You may virtually attend the Meeting and electronically cast your vote before voting is declared closed at the Meeting, even if you submitted your vote using any of the methods below. Each of these voting methods are available 24/7 for your convenience.

Internet	Type www.proxyvote.com in your internet browser and enter the control number on your Notice of Proxy Materials or on your proxy card.
Mobile Device	Scan the QR Code on your Notice of Proxy Materials or on your proxy card with your mobile device and enter the control number.
Telephone	Dial toll free (800) 690-6903 to reach our agent and follow the telephone prompts.
Mail	If you receive a paper copy of the proxy materials by mail, cast your ballot, sign and date your proxy card, and mail it in the enclosed envelope.
If you own shares through your bank, broker or other institution, you will receive instructions through your representative with regards to this Proxy Statement, any other solicitation materials, and voting the shares you own in those accounts. We will reimburse the institutions for reasonable expenses incurred in connection with their solicitation.
Signing the Proxy - Stockholder Representatives or Joint Stockholders

If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity, you should sign in the entity name and indicate your name and title when the vote is submitted. If you are an agent, attorney, guardian or trustee voting on behalf of a registered stockholder, you should also indicate your title with your signature when the vote is submitted. If you own stock with multiple parties, each party should sign their individual name. If stock is registered in the name of a decedent and you are an executor, or an administrator, of the decedent’s estate, you should sign your name, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 7

Director Tribute
Currently, the Company has 13 directors on its Board. In accordance with the Company’s Bylaws which provide that no person shall be eligible to serve as a director of the Company after the annual meeting of stockholders following his or her seventy-fifth birthday, John R. Schimkaitis and Calvert A. Morgan, Jr. will not stand for re-election at the Company’s 2023 Annual Meeting of Stockholders. On February 22, 2023, Dianna F. Morgan stated that she will not seek re-election at the Company’s 2023 Annual Meeting of Stockholders. We would like to recognize our friends and colleagues for their many years of service to the Company and its stockholders and extend our gratitude and appreciation for their leadership, wisdom, sound judgment, and significant contributions. The Company’s exceptional growth and performance are directly correlated to their valuable contributions and the work of our accomplished Board of Directors, as well as the active engagement of the many diverse and talented individuals across the enterprise.

John R. Schimkaitis
Director, Chair of the Board and Member of the Investment Committee

Mr. Schimkaitis served as an employee of the Company for more than 26 years in expanding leadership roles, including as Chief Executive Officer from 1999 to 2010. Mr. Schimkaitis is the longest currently serving director of the Company, having served as a director since 1996, including as Vice Chair of the Board from 2010 to 2015 and as Chair of the Board since 2015. His extensive financial, regulatory and industry experience and in-depth knowledge of the markets in Florida and on the Delmarva Peninsula have significantly contributed to the Company’s growth and success.

Calvert A. Morgan, Jr.
Director, Chair of the Corporate Governance Committee, Member of the Compensation Committee, and Member of the Investment Committee

Mr. Morgan has served as a director of the Company for 23 years, including as Chair of the Corporate Governance Committee since 2006. He has approximately 49 years of banking, trust and finance experience, and executive leadership expertise. We are grateful for his extraordinary contributions to the enduring growth and award-winning governance structure of Chesapeake Utilities Corporation. His extensive public company experience and broad knowledge of the business and economic climate in Delaware has been instrumental in guiding the Company’s path forward.

Dianna F. Morgan
Director, Chair of the Compensation Committee, and Member of the Corporate Governance Committee

Ms. Morgan has served as a director of the Company for more than 14 years, including as Chair of the Compensation Committee since 2016. Ms. Morgan has expertise in human capital, public affairs, the customer experience, and is a champion of diversity and inclusion initiatives. In 2022, Ms. Morgan was recognized in Women in Leadership 2022 published by The Forum of Executive Women. She has extensive public company experience and her in-depth knowledge of media relations, governmental affairs, and organizational leadership and engagement has significantly contributed to our culture and positioning in the evolving energy markets.

CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 8

2 - PROPOSALS

Proposal	ELECTION OF DIRECTORS
1
The Board recommends a vote FOR each of the director nominees.
The Board, upon recommendation of the Corporate Governance Committee, nominated four incumbent directors - Stephanie N. Gary, Thomas J. Bresnan, Ronald G. Forsythe, Jr., and Sheree M. Petrone. The diversity and collective leadership, contributions, and experiences of the Board support our continued growth, leading financial performance, and focus on long-term shareholder value.

Board Composition and Voting

General Information. As of the date of this Proxy Statement, the entire Board consists of thirteen directors. Directors are elected to serve three-year terms by a plurality of the votes cast by the holders of the shares present at the Meeting or represented by proxy and entitled to vote at the Meeting. Our director resignation policy in our Corporate Governance Guidelines applies when a director nominee receives more “withhold” votes than “for” votes in an uncontested director election at a stockholder meeting. Pursuant to the Company's Bylaws a director appointed to fill a vacancy on the Board will hold office until the next annual meeting of stockholders, at which such director will be nominated for election.
Voting for Director Nominees. Each share of our common stock is entitled to one vote. You may authorize a proxy to vote your shares on the election of directors. A proxy that withholds authority to vote for a particular nominee will count neither for nor against the nominee.
Nominees for Election

Director Nomination Process. The Corporate Governance Committee considers each director candidate in the context of the full Board and seeks to nominate individuals with diverse backgrounds, perspectives, experiences and professional skills that reflect the communities in which the Company operates and who demonstrate integrity, judgment, leadership and decisiveness in their business dealings. The Corporate Governance Committee evaluates, among other things, the ability and potential of each candidate for nomination to contribute to the Company’s success and to support our continued growth, leading financial performance, and focus on long-term shareholder value. Directors should be able to commit the requisite time for preparation and attendance at Board and Committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance. Additional information on the Corporate Governance Committee’s criteria and evaluation of potential director nominations is provided in the Board of Directors section of this Proxy Statement.
Director Nominations. On July 21, 2022, the Board increased the size of the Board from eleven to thirteen directors and appointed Stephanie N. Gary and Sheree M. Petrone as members of the Board, effective July 22, 2022. In accordance with the Company's Bylaws which provide that no person shall be eligible to serve as a director of the Company after the annual meeting of stockholders following his or her seventy-fifth birthday, John R. Schimkaitis and Calvert A. Morgan, Jr. will not stand for re-election at the Company's 2023 Annual Meeting of Stockholders. On February 22, 2023, Dianna F. Morgan stated that she will not seek re-election at the Company’s 2023 Annual Meeting of Stockholders. Accordingly, on February 22, 2023, the Board confirmed the size of the Board at ten directors to be effective as of the conclusion of the 2023 Annual Meeting of Stockholders. Upon the Corporate Governance Committee’s recommendation, the Board nominated the following four incumbent directors: i) Stephanie N. Gary to serve as a Class II director until the 2025 Annual Meeting of Stockholders and until her successor is elected and qualified, and ii) Thomas J. Bresnan, Ronald G. Forsythe, Jr., and Sheree M. Petrone to serve as Class III directors until the 2026 Annual Meeting of Stockholders and until their successors are elected and qualified. If elected, directors are subject to the Company’s Bylaws, including the current age eligibility requirement. If prior to the election any of the nominees becomes unable or unwilling to serve as a director of the Company, all proxies will be voted for any substitute nominee recommended by the Corporate Governance Committee and designated by the Board. The Company’s Bylaws provide the framework for director nominations and director eligibility for election or re-election as a director of the Company.
Director Family Relationships. There are no family relationships among any of our directors, nominees for directors, or executive officers.
Director Biographies, Key Attributes, Experience and Skills. Descriptions of the director nominees and continuing director's principal occupation and employment, principal business, affiliations, and other business experience during the past five years are provided below.
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DIRECTOR NOMINEE - CLASS II - TERM EXPIRES IN 2025

STEPHANIE N. GARY
Ms. Gary was appointed Chief Financial Officer in 2022 and continues to serve as Vice President of Finance at TidalHealth (June 2021-present), a Maryland-based health system of hospitals and specialty offices. Ms. Gary leads the finance functions at TidalHealth, including strategic financial planning and analysis, forecasting and decision support. Prior to TidalHealth, Ms. Gary held management positions at The University of Texas Southwestern Medical Center (2012-2016), and Methodist Health System (2016-2021) during which she managed operating and capital budgets, strategic planning, and the finance and business operations. Ms. Gary is a Certified Public Accountant and Fellow of The American College of Healthcare Executives. Ms. Gary formerly served on the Board of Duncanville and Cedar Hill Chambers of Commerce in Texas, and currently serves as Treasurer of a non-profit organization that provides community programs and services to residents in the Dallas County area.

Director since 2022 Independent Director Age 46 Audit Committee Member and Financial Expert

Key Attributes and Skills:
•Extensive oversight of the finance functions, including strategic financial planning and analysis, forecasting and decision support
•Established relationships with colleagues and members of the community throughout the Delmarva Peninsula
•Financial expertise, leadership and oversight in a regulated industry

DIRECTOR NOMINEES - CLASS III - TERMS EXPIRE IN 2026

THOMAS J. BRESNAN
Mr. Bresnan is an entrepreneur who owns and has served as President of Denver Accounting Services since 2014. He is the owner of Bresnan Enterprises, Inc. and served as President of the Career School of the Rockies from 2012 to 2020. He served as President of Global LT, a language and cross-cultural training company from 2017 until 2019 and has served as a member of its Board since 2014. From 2008-2012, Mr. Bresnan served as a majority stockholder, President and Chief Executive Officer of Schneider Sales Management, LLC. He previously served as a member of the Board, and President and Chief Executive Officer of New Horizons Worldwide, Inc., an information technology training company. He also served as President of Capitol American Life Insurance, Chief Financial Officer at Capitol American Finance, and held positions at Arthur Andersen & Co.

Director since 2001 Independent Director Age 70 Audit Committee Chair and Financial Expert Investment Committee Member

Key Attributes and Skills:
•Extensive leadership, technology, sales and marketing experience
•In-depth experience in acquisitions and the post integration process
•Financial and Audit Committee expertise

CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 10

RONALD G. FORSYTHE, JR.
Dr. Forsythe has served as Chief Executive Officer of Qlarant Corporation since July 2015. Qlarant Corporation previously operated as Quality Health Strategies until its comprehensive rebranding and new name formation in February 2018. He served as President of Quality Health Strategies from July 2015 until February 2018 and as its Chief Operating Officer from 2012-2015. He previously served as Chief Information Officer and Vice President of Technology and Commercialization at the University of Maryland Eastern Shore, and as an IT consultant for a large water and wastewater utility. He has served as a member of the Regional Advisory Board of Branch Banking and Trust Company, the Board of the Peninsula Regional Medical Center Foundation, and on the Higher Education Advisory Boards for Sprint Corporation and Gateway Computers. Dr. Forsythe also previously served as a member of Quality Health Foundation, and Horizons® at the Salisbury School. He is a NACD Board Leadership Fellow and was recognized by Savoy Magazine as one of 2017’s Most Influential Black Corporate Directors.

Director since 2014 Independent Director Age 54 Audit Committee Member and Financial Expert Compensation Committee Member

Key Attributes and Skills:
•Extensive experience in leadership, organizational positioning, energy, community engagement, and technology including cybersecurity
•Established relationships with colleagues and members of the community throughout the Delmarva Peninsula
•Financial and Audit Committee expertise

SHEREE M. PETRONE
Ms. Petrone served as Executive Vice President and head of the retail electricity business of Dynegy Inc., a major national power company. Prior to her time there, she served as vice president of commercial and retail divisions at Exelon and in financial roles at PECO, an Exelon company, the nation’s largest utility company. Past management roles included positions at Trigen Energy and Westinghouse. Ms. Petrone currently serves as President of Atwater Advisory where she focuses on strategic growth strategies and value creation. She has deep experience across the entire value chain, including management, business development and customer service in competitive power generation markets and regulated transmission and distribution businesses. Ms. Petrone’s alma mater is the University of Delaware, where she serves as an executive mentor at the Alfred Lerner College of Business & Economics. She is a member of the Board of Trustees of Magee Rehabilitation Hospital Foundation and past Chair of its Strategic Planning Committee. Ms. Petrone is a member of The Forum of Executive Women, the Women’s Council on Energy and the Environment in Washington, D.C., and Alliance Française de Philadelphie where she also serves as Treasurer.

Director since 2022 Independent Director Age 66 Compensation Committee Member Investment Committee Member

Key Attributes and Skills:
•Extensive expertise in the energy industry, from producing power to servicing the customer
•Expertise in finance, customer service, and business development and integration
•Strategic and operations leadership in a regulated industry

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CONTINUING DIRECTORS - CLASS I - TERMS EXPIRE IN 2024

LISA G. BISACCIA
Ms. Bisaccia retired in February 2021 as Executive Vice President and Chief Human Resources Officer of CVS Health. During her tenure at CVS Health, Ms. Bisaccia focused on employee engagement and organizational culture, launched companywide talent management and leadership development systems, managed large-scale acquisitions, ensured organizational diversity and inclusion, and oversaw CVS Health’s corporate social responsibility and philanthropy. Ms. Bisaccia is the Chair of the Board of Trustees of Trinity College, serves on the National Board of Governors for the Boys and Girls Clubs of America, and is the immediate past National Chair for Go Red for Women. Ms. Bisaccia volunteers at the Care New England Health Care System as a member of the Quality Committee of Women and Infants Hospital, and formerly served as a Director of Aramark Corporation and a member of its Nominating and Corporate Governance Committee and Compensation and Human Resources Committee. Ms. Bisaccia also previously served as a member of the Board of Directors of the Human Resources Policy Association and the American Health Policy Institute, and as Vice Chair of the Center for Executive Compensation. In 2022, Ms. Bisaccia was recognized in Women in Leadership 2022 published by The Forum of Executive Women. Ms. Bisaccia was formerly recognized in the Worldwide Top 100 Chief Human Resources Officer list published by TopCHRO.

Director since 2021 Independent Director Age 66 Compensation Committee Member

Key Attributes and Skills:
•Extensive expertise in compensation, benefits, and human capital management practices
•Expertise in organizational diversity and inclusion and corporate social responsibility and philanthropy
•Strategic and operations leadership in a regulated industry

THOMAS P. HILL, JR.
Mr. Hill retired in 2002 from Exelon Corporation where he served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Exelon Corporation is an electric utility that provides energy generation, power marketing and energy delivery. Mr. Hill previously served as Vice President and Controller for PECO Energy, a predecessor company of Exelon Corporation, and held various senior financial, managerial, and other positions during his tenure which began in 1970. Mr. Hill serves as Trustee of Magee Rehabilitation Hospital, a member of the Thomas Jefferson University hospital system, and served as the Chair of the Audit Committee and member of the Finance and Investment Committee until August 2018. He is also a Trustee and Chair of the Audit Committee of the Magee Rehabilitation Foundation, and Trustee of Abington Memorial Hospital. He served on the Audit Committee for Jefferson Health System, Inc. until its corporate restructuring in 2014.

Director since 2006 Independent Director Age 74 Audit Committee Member and Financial Expert Investment Committee Member

Key Attributes and Skills:
•Extensive energy industry experience with energy generation, supply portfolios, marketing and delivery
•In-depth knowledge of utility engineering principles and procedures, regulatory environment and utility operations
•Financial and Audit Committee expertise

CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 12

DENNIS S. HUDSON, III
Mr. Hudson previously served as the Executive Chairman of the Board of Seacoast Banking Corporation of Florida (“Seacoast”) and Seacoast National Bank (“Seacoast Bank”) from January 2021 until February 2022. He served as Chairman of the Board of Seacoast from 2005 until 2020 and has served as a member of the Board since 1984. Mr. Hudson served as Chief Executive Officer of Seacoast (1998-2020) and Seacoast Bank (1992-2020) and was the former President and Chief Operating Officer of these entities and has held various other managerial positions. Mr. Hudson served as a Director and member of the Audit Committee of FPU prior to its acquisition by Chesapeake Utilities. He serves on the Boards of Visiting Nurses Association of Florida, and the Community Foundation of Palm Beach and Martin Counties where he also serves as Treasurer. Mr. Hudson is a general partner of Sherwood Partners, Ltd., a family partnership. He previously served as an independent Trustee, member of the Audit Committee, and Chair of the Nominating Committee of Penn Capital Funds. He also served on the Boards of Martin Health System, Helping People Succeed, and the United Way of Martin County, as well as serving as Chair of the Economic Council of Martin County and a member of the Miami Board of Directors of the Federal Reserve Bank of Atlanta.

Director since 2009 Independent Director Age 67 Audit Committee Member and Financial Expert Corporate Governance Committee Member

Key Attributes and Skills: •Extensive public company, leadership, and banking experience •In-depth knowledge of the Florida markets •Financial and Audit Committee expertise

CONTINUING DIRECTORS - CLASS II - TERMS EXPIRE IN 2025

JEFFRY M. HOUSEHOLDER
Mr. Householder was appointed as President and Chief Executive Officer of Chesapeake Utilities Corporation effective January 1, 2019. He previously served as President of Florida Public Utilities Company from 2010 until December 31, 2018. Mr. Householder has more than 40 years of experience in the energy industry and has served in leadership positions with TECO Energy Peoples Gas, West Florida Gas Company, Florida City Gas, and Tallahassee Utilities. He is a member and serves on the Boards of the American Gas Association, the Edison Electric Institute, and the Southern Gas Association. Mr. Householder is a member of the Delaware Business Roundtable and serves on its Executive Committee, which focuses on the business and economic climate of Delaware.

Director since 2019 President and CEO, Chesapeake Utilities Corporation Age 65 Investment Committee Chair

Key Attributes and Skills:
•Extensive natural gas industry and regulatory experience
•Extensive leadership capabilities and strategic foresight
•Knowledge of the business and economic climates in our service territories

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LILA A. JABER
Ms. Jaber is Owner and President of Jaber Group Inc., a consulting firm that provides strategic and regulatory advice to national clients on business, regulatory, and economic development issues. Ms. Jaber is also managing member of Maclay Investments, L.L.C. With 30 years of expertise, Ms. Jaber retired in 2019 from Gunster Yoakley & Stewart where she served as Regional Managing Shareholder and successfully built and led a statewide regulatory and legislative government affairs practice. Earlier in her career, Ms. Jaber served two terms as both Commissioner and Chair of the Florida Public Service Commission (1995-2005) overseeing the state’s economic regulatory policy and procedures for the energy, natural gas, water, and telecommunications industries. Ms. Jaber is the architect of Florida’s Women in Energy Leadership Forum, The Leadership Academy for Women in Energy and Water, and a publication entitled The Power Source, Igniting the Future of Florida to inform, inspire and motivate professionals. Since November 1, 2020, Ms. Jaber has served as a member of the Board of Corix Group of Companies, a privately held corporation. In 2022, Ms. Jaber was recognized in Women in Leadership 2022 published by The Forum of Executive Women, and in 2021 by the Florida Trend as one of Florida’s Most Influential Leaders (Energy). Ms. Jaber’s alma mater is Stetson University where she serves as a trustee and chair of its Committee on Trusteeship. Ms. Jaber is past chair and General Counsel of Leadership Florida, a member of the Advisory Board and vice-chair of Florida Civic Advance, former vice-chair and founding member of the Big Bend Minority Chamber of Commerce, and past inaugural chair of the City of Tallahassee’s Independent Ethics Board.

Director since 2020 Independent Director Age 56 Corporate Governance Committee Member Investment Committee Member

Key Attributes and Skills:
•Extensive experience in strategy, ethics, and government affairs, with active and recognized support of diversity and inclusion, including as founder of Florida's Women in Energy Leadership Forum
•Established relationships with colleagues and members of the business and political community throughout Florida
•In-depth knowledge of the energy industry and regulatory policy, including recognition as one of Florida Trend's 500 Influential Leaders in Florida (Energy)

PAUL L. MADDOCK, JR.
Mr. Maddock is the Chief Executive Officer and Manager of Palamad, LLC, a real estate holding company located in Palm Beach, Broward, and Dade counties. Mr. Maddock is a member of the Board, Corporate Governance, and Executive Committees of W.C. & A.N. Miller Company, a real estate company in Washington, D.C. He served as a Director and member of the Audit, Compensation and Executive Committees of FPU prior to its acquisition by Chesapeake Utilities. He previously served as Director, Audit Committee Chair, and Executive Committee member of Lydian Bank and Trust, as well as a member of the Boards of PRB Energy, Inc., Wachovia Bank of Florida, 1st United Bank and Trust, and Island National Bank and Trust. Mr. Maddock is the President of THRIFT, Inc., a Palm Beach charitable organization, Member and Director of The Everglades Club, and Director of The Brown University Sports Foundation. Mr. Maddock is a former Director of the Good Samaritan Hospital.

Director since 2009 Independent Director Age 73 Compensation Committee Member Corporate Governance Committee Member

Key Attributes and Skills:
•Extensive public company board and utility experience, including bank board experience
•Expertise in a broad range of real estate matters
•In-depth knowledge of the business and economic climate in Florida

CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 14

Proposal	TO CONSIDER AND VOTE ON THE ADOPTION OF THE 2023 STOCK AND INCENTIVE COMPENSATION PLAN
2
The Board recommends that stockholders vote FOR the adoption of the 2023 Stock and Incentive Compensation Plan.
Approval of the 2023 Stock and Incentive Compensation Plan will allow the Company to continue to provide a competitive compensation program that seeks to attract and retain exceptional executive officers, directors and employees of the Company and motivate those individuals responsible for the growth and success of the Company.

The Board approved the 2023 Stock and Incentive Compensation Plan (the “2023 SICP”) on February 22, 2023, subject to stockholder approval. We are asking stockholders to approve our 2023 SICP at the 2023 Annual Meeting. The 2023 SICP as approved by the Board of Directors is included as Appendix A to this Proxy Statement. Certain capitalized terms that are used, but not defined, in the following summary are defined in the 2023 SICP. Stockholders are urged to review the 2023 SICP together with the following information, which is qualified in its entirety by reference to Appendix A.
Reasons for the Proposed 2023 Stock and Incentive Compensation Plan
Approval of the 2023 SICP will allow the Company to continue to provide a competitive compensation program that seeks to attract and retain exceptional executive officers, directors and employees of the Company and motivate those individuals responsible for the growth and success of the Company. The 2023 SICP also enhances stockholder value by linking a significant portion of the compensation of executive officers, directors and certain employees of the Company to increases in the price per share of our common stock and the achievement of other performance objectives, and to encourage ownership in the Company by key personnel whose long-term employment is considered essential to our continued success and progress. The combination of dividends and stock price performance produces total returns to our stockholders. Accordingly, the Board believes that approval of the 2023 SICP is in the best interests of the Company and its stockholders.
The 2023 SICP will replace our 2013 SICP, which expires in May 2023. The Company is requesting that stockholders consider and approve Chesapeake Utilities' 2023 SICP, which would facilitate the future issuance of equity awards for directors, executive officers and employees. As of March 21, 2023, the total number of shares of common stock underlying outstanding awards under the 2013 SICP was 114,655, with 72,309 of those shares granted and subject to outstanding awards as of December 31, 2022. The total number of shares of common stock available for future equity awards under the 2013 SICP was 274,071 as of March 21, 2023.
Significant Features of the 2023 Stock and Incentive Compensation Plan
The 2023 SICP is an “omnibus” plan that provides for several different kinds of awards. Significant features of the 2023 SICP include the following:
•No Evergreen Feature. Any increase in the number of shares authorized for issuance under the 2023 SICP would require stockholder approval.
•Awards Subject to Clawback Policy. Awards under the 2023 SICP will be subject to the Company’s clawback policy as in effect from time to time.
•No Repricing of Stock Options or SARs. Re-pricing of stock options and stock appreciation rights is prohibited without stockholder approval.
•No Discounted Stock Options or SARs. Discounted stock options and stock appreciation rights and reload option grants are prohibited.
•No Tax Gross-Ups. The 2023 SICP does not provide tax gross-ups.
•No Single-Trigger Change in Control Vesting Provided Awards are Assumed. If awards granted under the 2023 SICP are assumed by the successor in connection with a change-in-control of the Company, the 2023 SICP provides for a “double trigger” change-in-control vesting such that the awards will not automatically vest and pay out upon the change-in-control.
Summary of the 2023 Stock and Incentive Compensation Plan
Purpose of the 2023 Stock and Incentive Compensation Plan
The purpose of the 2023 SICP is to enhance stockholder value by linking the compensation of executive officers, directors and employees of the Company to increases in the price of our common stock and the achievement of other performance objectives, and to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and success. The 2023 SICP is also intended to assist the Company in the recruitment of new employees, and to motivate, retain and encourage such employees and directors to act in the interest of stockholders and share in the Company’s success.
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Term of Plan
The 2023 SICP will become effective upon approval by the Company’s stockholders, and will terminate ten (10) years after the date of such approval.
Administration
The 2023 SICP will be administered by the Board of Directors, a committee designated by the Board of Directors and/or their respective delegates. It is expected that the 2023 SICP will be administered by the Compensation Committee. The administrator has the authority, among other things, to determine the individuals to whom awards may be granted, determine the number of shares of common stock covered by any award, determine the type and the terms of any award granted (consistent with the terms of the 2023 SICP), approve forms of award agreements, construe and interpret the terms of the 2023 SICP, adopt rules and procedures for administration of the 2023 SICP, and modify or amend awards, subject to certain limitations. The administrator may delegate day-to-day administration of the 2023 SICP to one or more individuals.
In order to meet the requirements of Section 162(m) of the Internal Revenue Code and rules under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), awards to covered employees under the 2023 SICP will be made by a committee consisting of at least two “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” as defined for purposes of Section 16 of the Exchange Act. The authority to approve awards to employees, other than employees subject to Section 162(m) of the Internal Revenue Code or Section 16 of the Exchange Act, may be delegated to one or more directors or officers of the Company.
Eligibility to Receive Awards
Directors and employees of the Company and its affiliates are eligible to receive awards under the 2023 SICP. Non-employee directors are also eligible for awards under the 2023 SICP. Incentive stock options may only be granted to employees of the Company and of any other entity in which the Company, directly or indirectly, holds 50% or more of the total combined voting power of such entity. No incentive stock option shall be granted to any such employee who as of the grant date owns stock possessing more than 10% of the total combined voting power of the Company.
Shares Issuable Under the 2023 Stock and Incentive Compensation Plan
We are seeking stockholder approval of the 2023 SICP pursuant to which up to 568,000 shares of our common stock would be available for issuance through award grants comprised of 274,071 shares previously approved by stockholders as part of, and available under, the 2013 SICP that will be rolled over to the 2023 SICP and 293,929 new shares submitted to stockholders for approval in connection with the 2023 SICP.

Under the 2013 SICP, there were 274,071 unissued shares available at March 21, 2023, after reducing our 322,509 share reserve at December 31, 2022 by the number of shares awarded to employees through March 21, 2023. These shares were previously submitted to and approved by the stockholders in connection with the 2013 SICP, and are rolling over to, and will be available for grant under, the 2023 SICP. Any additional shares granted after March 21, 2023 will reduce the new share request on a one-for-one basis. Approximately 114,655 shares have been granted under the 2013 SICP and are subject to outstanding awards as of March 21, 2023, with 72,309 of those shares granted and subject to outstanding awards as of December 31, 2022. There are no outstanding options, warrants or other equity-based rights outstanding under any of the Company's equity plans. In addition, if any shares that are subject to awards granted under the 2013 SICP are canceled, expire, settled in cash, or not issued or forfeited after December 31, 2022, or are retained by or delivered to the Company under circumstances set forth in the 2023 SICP, then such shares shall roll over to and be available for grant under the 2023 SICP on a one-for-one basis.

The 2023 SICP permits award grants to be made from time to time as nonqualified stock options, incentive stock options, stock appreciation rights, stock awards (including restricted shares and performance shares), stock unit awards (including restricted stock units and performance stock units), and other stock-based awards. The grant of an award, regardless of the type of award, decreases the aggregate number of shares then available for issuance under the 2023 SICP by the number of shares subject to the award.
Fair Market Value of Shares
On December 30, 2022, the last reported sale price of our common stock was $118.18.
Types of Awards
Stock Options and Stock Appreciation Rights. The 2023 SICP authorizes grants of stock options (which may be either incentive stock options eligible for special tax treatment or nonqualified stock options) and stock appreciation rights. The aggregate fair market value of shares for which any employee may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000.
Under the provisions of the 2023 SICP authorizing the grant of stock options, the term of the option cannot be longer than 10 years from the date of the grant, and the exercise price may not be less than 100% of the fair market value of the shares of common stock on the date of the grant. At the time of exercise of a stock option, the option price must be paid in full in cash, by check or wire transfer, in shares of our common stock that are transferred or withheld by us, in consideration received by the Company under a broker-
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assisted sale and remittance program acceptable to the administrator and in compliance with applicable law, by such other consideration and method of payment to the extent permitted by applicable law, or any combination of these methods. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, extraordinary cash dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, or disaffiliation), the repricing of options and stock appreciation rights (i.e., reducing the exercise price) and the cancellation of outstanding options and stock appreciation rights in exchange for cash, other awards or options with an exercise price that is less than the exercise price of the original award is not permitted under the 2023 SICP without approval of the Company’s stockholders.
The 2023 SICP permits the grant of stock appreciation rights related to a stock option (or other award) (a “tandem stock appreciation right”), either at the time of the option grant or thereafter during the term of the option, or the grant of stock appreciation rights separate and apart from the grant of an option (a “freestanding stock appreciation right”). Generally, stock appreciation rights entitle the grantee, upon exercise of stock appreciation rights, to receive, in cash or shares of common stock (as determined by the administrator), value equal to, or otherwise based on, the excess of the fair market value (on the date of exercise) of a specified number of shares of common stock over the aggregate exercise price of the rights, as established by the administrator on the date of grant (which exercise price will not be less than the fair market value of the shares of common stock related to the rights). Payments by us in respect of tandem stock appreciation rights or freestanding stock appreciation rights may be made in shares of our common stock, in cash, or partly in cash and partly in shares of common stock, as the administrator may determine. The term of stock appreciation rights granted under the 2023 SICP cannot be longer than 10 years from the date of grant.
Stock Awards, Stock Unit Awards and Other Stock-Based Awards. Under the 2023 SICP, the administrator may grant participants stock awards, which entitle a participant to receive a certain number of shares of our common stock upon satisfaction of such vesting and other conditions as may be determined by the administrator upon grant. The administrator may also grant participants stock unit awards, which entitle a participant to receive an amount equivalent to the fair market value of a certain number of shares of our common stock, payable in cash, property or shares of common stock upon satisfaction of such vesting and other conditions as may be determined by the administrator upon grant. The administrator may also grant participants other stock-based awards, which include any other type of equity-based or equity-related award, as well as performance-based awards. Stock awards, stock unit awards and other stock-based awards are subject to terms and conditions determined by the administrator and set forth in an award agreement, including conditions on vesting. These conditions may include continued employment by the Company or an affiliate, or achievement of performance conditions specified by the administrator.
Performance-Based Compensation Awards. Performance-based compensation (which are Awards that may be settled for cash, stock, or other securities, or a combination thereof) may be granted under our 2023 SICP. Performance-based compensation Awards will result in a payment to a participant only if performance criteria established by the administrator and set forth in the applicable award agreement are achieved and any other applicable vesting provisions are satisfied. The administrator, from time to time, shall determine the terms and conditions on the grant, issuance, vesting and/or forfeiture of the Performance-based compensation Awards, including award amounts.
Dividends
The administrator may provide for payment of dividends or dividend equivalents on the shares of common stock subject to an award (other than options and stock appreciation rights) prior to vesting. However, dividends or dividend equivalents are not paid with respect to stock awards, stock unit awards or other stock-based awards that vest based on the achievement of performance goals prior to the date the performance goals are satisfied and the award is earned, and then are only payable with respect to the number of shares or stock units actually earned under the award. These payments may be made in cash, shares of common stock or units, or may be credited to a participant’s account and settled upon vesting of the underlying award. The administrator may, in its discretion, make such payments subject to specified conditions and contingencies.
Transferability
Unless the administrator provides otherwise in the award agreement, awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or the laws of descent and distribution.
Termination of Employment or Board Membership
The administrator may specify the effect a termination from membership on the Board of Directors or a termination of employment of an employee will have on an award at the time it makes a grant. Unless otherwise determined by the administrator and specified in the award agreement, the 2023 SICP provides that the following occurs upon a termination from the Board of Directors or employment. The administrator may also modify these provisions in its discretion after the grant date.
Stock Options and Stock Appreciation Rights. Upon termination from the Board of a non-employee director for any reason, any non-vested options or stock appreciation rights shall be cancelled and forfeited and any vested options and stock appreciation rights shall
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remain exercisable for a period of one year, or the remaining term of the award, if less. In the case of an employee, if the employee’s employment terminates due to:
•Death or disability — stock options and stock appreciation rights that are vested and exercisable as of the effective date of such termination of employment remain exercisable for three years after the termination of employment due to disability or one year after termination due to death, or in either case, the remaining term of the award, if less;
•Retirement — stock options and stock appreciation rights that are vested and exercisable as of the effective date of retirement after age 65 or after age 60 with at least 10 years of service will remain outstanding for three years or the remaining term of the award, if less; and
•Any other reason — outstanding unvested stock options and stock appreciation rights are cancelled and forfeited; outstanding stock options and stock appreciation rights that have vested prior to termination remain exercisable for ninety days after the date of termination, or their remaining term, if less, and thereafter are cancelled and forfeited. If the termination was “for cause,” however, all awards are cancelled and forfeited at termination.
Stock Awards, Stock Unit Awards and Other Stock-Based Awards. Upon termination of employment due to disability, death or retirement or termination from the Board by a non-employee director due to disability or death, a prorated portion of an outstanding unvested stock award and other stock-based award will vest, based upon the number of full months of the applicable performance period, vesting period or other period of restriction that have elapsed as of the end of the month in which the termination occurs. In the event of termination of Board membership or employment for any other reason, all outstanding unvested stock awards and other stock-based awards will be cancelled and forfeited upon termination.
Change of Control Benefits
In the event of a change of control of the Company (as defined in the 2023 SICP), unless the administrator has determined otherwise with respect to a particular award:
•All outstanding unvested stock options and stock appreciation rights become fully vested and exercisable, if not assumed, or substituted with a new award by the successor to the Company. If assumed or substituted by the successor to the Company, such unvested stock options and stock appreciation rights shall become fully exercisable and vested if a participant’s employment is terminated within two years following a change of control.
•All restrictions on outstanding unvested stock awards, stock unit awards, and other stock-based awards lapse and these awards become fully vested, and any such awards that are performance-based will be deemed fully earned at the target amount, if not assumed, or substituted with a new award by the successor to the Company. If assumed or substituted by the successor to the Company, any stock awards, stock unit awards and other stock-based awards shall become fully vested if a participant’s employment is terminated (other than a termination for cause) within two years following a change of control, and any performance-based award shall be deemed fully earned at the target amount.
If an employee’s employment is terminated within two years after a change of control for any reason other than death, retirement, disability or termination for cause, each outstanding stock option or stock appreciation right that is vested at the time of termination will remain exercisable until the earlier of the third anniversary of termination or the expiration of the term of the stock option or stock appreciation right. Any stock award, stock unit award, or other stock-based awards that are assumed by a successor to the Company (or substituted with a new award) become fully vested if the employee’s employment is terminated (other than a termination for cause) within two years following the change of control.
Indemnification
Each member of the Committee or of the Board and any person to whom the Board or Committee has delegated any of its authority under the 2023 SICP shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or pursuant to the 2023 SICP to the extent allowable under applicable law.
Amendment and Termination of the 2023 Stock and Incentive Compensation Plan
The administrator of the 2023 SICP may at any time amend, alter or discontinue the 2023 SICP or any award made thereunder, subject to approval by the stockholders of the Company to the extent required by applicable law. Unless approved by the stockholders, the administrator may not increase the maximum aggregate number of shares of common stock that may be subject to awards granted under the 2023 SICP, reduce the minimum exercise price for stock options or stock appreciation rights or reduce the exercise price of outstanding stock options or stock appreciation rights.
Capitalization Adjustments
Upon the occurrence of an event that affects the capital structure of the Company (such as a stock dividend, stock split or recapitalization), or a merger, consolidation, reorganization or similar event affecting the Company or its subsidiaries, the Board of Directors or the administrator shall make such substitutions or adjustments as it deems appropriate and equitable. In its discretion, such adjustments may include, without limitation, such proportionate adjustments that it deems appropriate to reflect such change,
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including the share limitations and the purchase price, kind and number of shares of common stock subject to outstanding equity or equity-based awards.
Deferred Compensation
Unless the administrator determines otherwise, it is intended that no award will be “deferred compensation” for purposes of Section 409A of the Internal Revenue Code. If the administrator determines that an award is subject to Section 409A of the Internal Revenue Code, the terms and conditions governing that award, including rules for elective or mandatory deferral of delivery of cash or shares of common stock and rules relating to treatment of awards in the event of a change of control of the Company, will be set forth in the applicable award agreement and will comply with Section 409A of the Internal Revenue Code.
Cancellation of Award; Forfeiture of Gain
All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law or any clawback, forfeiture or other similar policy adopted by the Board or Committee. To the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award Agreement for any reason, the Participant shall be required to repay any such excess amount to the Company.
Federal Income Tax Consequences
The United States federal income tax consequences applicable to the Company and participants in connection with awards under the 2023 SICP are complex and depend, in large part, on surrounding facts and circumstances. This summary is based on the income federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. Changes to these laws or assumptions could alter the tax consequences described below. Under current federal income tax laws, a participant will generally recognize income, and the Company will be entitled to a deduction, with respect to stock options, stock appreciation rights, stock awards and other stock-based awards as follows:
Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option, by itself, results in income to the employee; however, the excess of the fair market value of the common stock at the time of exercise over the option exercise price is includable in alternative minimum taxable income (unless there is a disposition of the common stock acquired upon exercise of the incentive stock option in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the employee.
If the common stock acquired upon exercise of an incentive stock option is disposed of in a taxable transaction after the later of two years from the date on which the incentive stock option is granted or one year from the date on which such common stock is transferred to the participant, long-term capital gain or loss will be realized by the participant in an amount equal to the difference between the amount realized by the participant and the participant’s basis.
Nonqualified Stock Options (NQSOs). The grant of a NQSO by itself does not result in income to the grantee. However, the exercise of a NQSO (in whole or in part, according to its terms) results in ordinary income to the grantee at that time in an amount equal to the excess (if any) of the fair market value of the common stock on the date of exercise over the option exercise price.
Stock Appreciation Rights. The grant of either a tandem stock appreciation right or a freestanding stock appreciation right will not result in any immediate tax consequences to the Company or the grantee. Upon the exercise of either a tandem stock appreciation right or a freestanding stock appreciation right, any cash received and the fair market value on the exercise date of any shares of common stock received will constitute ordinary income to the grantee. The Company will be entitled to a deduction in the same amount and at the same time.
Stock Awards and Stock Unit Awards. A grantee generally will not realize income upon an award of restricted stock or stock units, whether subject to vesting based on continued employment, the lapse of time or the attainment of performance goals. However, a grantee who receives restricted or performance-based stock awards or restricted or performance-based stock units will realize as ordinary income at the time of the lapse of the applicable restrictions or determination of the award amount, if any, upon satisfaction of the performance conditions, an amount equal to the fair market value of the restricted or performance-based stock awards or stock units at the time of such lapse or satisfaction of the performance conditions. Alternatively, a grantee may elect within 30 days of receipt to include as ordinary income on the date of receipt of a restricted stock or stock unit award an amount equal to the fair market value of the common stock underlying such award at that time. At the time the grantee realizes ordinary income, the Company will be entitled to deduct the same amount as the ordinary income realized by the grantee.
Withholding
Applicable taxes will be withheld from all amounts paid in satisfaction of an award to the extent required by law. With respect to equity-based awards, the amount of the withholding will generally be determined with reference to the closing sale price of the shares of the Company’s common stock as reported on the New York Stock Exchange.
The foregoing is only a summary of the effect of U.S. federal income taxation upon grantees and the Company with respect to the grant and exercise of stock options, stock awards, stock unit awards, other stock-based awards and stock appreciation rights under the 2023 SICP. It is not intended as tax advice to grantees participating in the 2023 SICP, who should consult their own tax advisors. It does not purport to be a complete description of the tax consequences under all circumstances, nor does it describe the tax laws of any municipality, state or foreign country in which the grantee’s income or gain may be taxable.
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Proposal	NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS
3
The Board recommends that stockholders vote FOR the approval of the compensation of the Company's NEOs.
We promote a pay-for-performance culture by designing an executive compensation program that includes base salary, as well as short and long-term performance-based incentive awards. Our Compensation Committee considers the alignment of total compensation with our business objectives, thereby focusing on stockholder value.

Say-on-Pay

General Information. Although the Compensation Committee is directly responsible for the oversight and administration of our executive compensation program, we are providing you with the means to express your view on this matter. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Compensation Committee or the Board. As an advisory vote, this proposal is non-binding. However, the Board values the opinions that our stockholders express in their votes and may consider the outcome of the vote when making future executive compensation decisions.
The advisory resolution, commonly known as a "say-on-pay" proposal, provides you the opportunity to express your views on our executive compensation program for the Company's NEOs. The resolution is required by Section 14A of the Exchange Act. We ask you to vote FOR the following resolution: "RESOLVED, that the stockholders of Chesapeake Utilities Corporation approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement for the 2023 Annual Meeting of Stockholders."
Voting for the Approval of the Compensation of the Company's NEOs. Proposal 3 will be deemed to be approved, on an advisory basis, if a majority of the Company's outstanding common stock present at the Meeting or represented by proxy and entitled to vote affirmatively votes in favor of this proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the advisory vote.
Compensation Committee Role

General Information. The Compensation Committee is responsible for the oversight and administration of the Company's executive compensation program. The Committee designs, recommends to the Board for adoption, and administers all of the policies and practices related to executive compensation. The Committee, to the extent that it deems appropriate (and, in the case of any of the Company's employee benefit plans, to the extent permitted by the plan), may delegate the day-to-day administration of matters under its authority to employees of the Company and its subsidiaries, or a subcommittee, subject in all cases to the Committee's oversight.
Independence of Committee Members. On February 22, 2023, the Board determined that none of the Compensation Committee members had any material relationship with the Company in accordance with the NYSE Listing Standards and the Company's Corporate Governance Guidelines. Thus, each member of the Compensation Committee is independent, and, other than in their capacity as a director and member of the Compensation Committee and other Board committees, has no other relationship or arrangement with us or any of the NEOs.
Philosophy and Design of Executive Compensation Program. In the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement we provide additional narrative and information regarding our current executive compensation program, including our philosophy, the design of our program, and the mix of compensation that the Compensation Committee believes aligns the financial interests of the executive officers with the interests of our stockholders. The Committee annually reviews and approves the executive compensation program and considers several elements, including, but not limited to: (i) the effectiveness of the program in attracting and retaining highly qualified individuals that have a solid foundation and comprehensive perspective of the Company, its operations and competitive environment; (ii) the complex nature of our operations as a diversified energy delivery company; and (iii) the long-term focus on our strategic planning process. The Committee promotes a pay-for-performance culture by including short-term cash and long-term equity incentive awards based on achievement of pre-established performance criteria set by the Committee. This puts a substantial portion of an executive's total direct compensation, with the long-term equity incentive award comprising the largest component, at risk.
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The Compensation Committee works directly with FW Cook, its independent compensation consultant, in designing the executive compensation program. FW Cook provides the Committee with market analyses that compare the Company's compensation against market information for companies in our peer group and a published survey source. The analyses assess the competitiveness of total compensation for the Company's NEOs. The independent compensation consultant’s report concluded that for the 2022 executive compensation program: (i) target total direct compensation for the NEOs was, in aggregate, within a competitive range of the market median for the survey data; and (ii) the executive compensation program promotes a culture of pay-for-performance as a majority of compensation is at risk.
Compensation Committee Practices and Business Performance. Our executive compensation program is designed to provide fair, reasonable and competitive compensation that also aligns total compensation to our business objectives, performance and creation of stockholder value. This is evidenced by more than 62 consecutive annual dividend payments to stockholders, our strong earnings growth, and an average annualized shareholder return between approximately 9% to 17% for the past 3, 10 and 20-year periods ended December 31, 2022. Our executive compensation practices include, but are not limited to:
•The Compensation Committee is comprised of independent directors who retain discretion over the administration of our executive compensation program and discretion in determining the achievement of performance;
•Each incentive award features a cap on the maximum amount that can be earned for any performance period;
•Dividends on equity incentive awards that vest based on the achievement of performance goals accrue as dividend equivalents during the performance period and are paid only on the actual shares earned, if any:
•Stock ownership requirements are in place for named executive officers;
•A compensation recovery policy is in place that requires the repayment by a NEO if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate; and
•NEOs participate in the same benefits that are available to other employees of the Company. A Company vehicle is available for personal use but is treated as compensation to the executive.

Proposal 4	NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS
The Board recommends that stockholders vote FOR a "one year" frequency.
The Compensation Committee annually reviews the executive compensation program to ensure, among other things, that the program is aligned with the creation of stockholder value. The Board believes that holding a "say-on-pay" vote annually is appropriate.

In addition to expressing your view on the compensation of our named executive officers as described in Proposal 3 above, we are requesting that stockholders vote on whether the Company should seek a non-binding advisory stockholder "say-on-pay" vote every one, two or three years. You may also choose to abstain from voting on the matter. The Board recommends that you vote for future advisory "say-on-pay" votes to occur every year.
Stockholders may express their view on this matter by selecting one of the voting intervals listed on the proxy card. The Board recommends holding a say-on-pay vote annually. The voting interval that receives the most votes from stockholders will be deemed to be the frequency recommended by our stockholders. You may also abstain from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of the advisory vote. While the vote is not binding, the Board values the views expressed by our stockholders and will consider the outcome of the vote as appropriate.
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Proposal	NON-BINDING ADVISORY VOTE TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
5
The Board recommends a vote FOR the ratification of the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for 2023.
Prior to the reappointment of Baker Tilly, the Audit Committee considered factors such as Baker Tilly's professional qualifications, past performance, quality and level of transparency, energy experience, internal annual evaluations, as well as the length of time the firm has been engaged.

Appointment of External Audit Firm

The Audit Committee is solely responsible for the appointment, oversight, retention, and termination of the work of the Company's independent registered public accounting firm (also referred to in this Proxy Statement as “external audit firm”), including the approval of all engagement fees, terms, and the annual audit plan. On February 21, 2023, the Audit Committee approved the reappointment of Baker Tilly to serve as our external audit firm for 2023. Baker Tilly (independently or through a legacy firm) has served as the Company’s external audit firm since 2007. In determining whether to reappoint Baker Tilly as the Company’s external audit firm, the Audit Committee took into consideration several factors, including an assessment of the professional qualifications and past performance of the Lead Audit Partner and the audit team, the quality and level of transparency of the Audit Committee’s relationship and communications with Baker Tilly, and the length of time the firm has been engaged. The Audit Committee considered, among other things, Baker Tilly’s energy experience and the knowledge and skills of Baker Tilly’s auditing experts that would be providing services to the Company.
Evaluation of External Audit Firm

The Audit Committee previously established criteria and procedures used to evaluate the quality of the audit services. The evaluation focuses on the qualifications and performance of Baker Tilly; the quality and candor of the external audit firm’s communications with the Audit Committee and Company management; and the external audit firm’s independence and objectivity. In 2022, each member of the Audit Committee, as well as members of management and Internal Audit, completed an evaluation of the quality of the audit services rendered in 2021. The questions were specifically developed for each respondent given the individual's relationship with the external audit firm. The Audit Committee analyzed the results of the assessment, which provided the Audit Committee with additional insight into the effectiveness and objectivity of the Company's external audit firm. The Chair of the Audit Committee and the Chief Financial Officer communicated the results of the evaluation process to Baker Tilly’s Lead Audit Partner. We will undertake the same process in 2023 for audit services performed in 2022.
The Audit Committee takes additional measures to ensure the audit team is independent and has the experience to facilitate an audit of the highest quality. These measures include, but are not limited to: (i) independently meeting with the external audit firm to discuss communications and other appropriate matters, (ii) pre-approving the audit and non-audit services performed by the external audit firm in order to assure that they do not impair the auditor’s independence, (iii) overseeing the process for the rotation of the Lead Audit Partner to ensure the Lead Audit Partner has the knowledge, experience and quality to sustain the integrity of the Company’s audits and the requisite knowledge of the Company’s business and expected areas of future growth, and (iv) periodically overseeing the process to solicit proposals from external audit firms to review, among other things, the experience, qualifications, technical abilities, and competitiveness of the audit fees prior to appointment of the external audit firm.
Non-Binding Advisory Vote to Ratify the External Audit Firm

Although the NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the external audit firm, we are providing you with the means to express your view on this matter. While this vote is not binding, in the event that stockholders fail to ratify the appointment of Baker Tilly, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion may direct the appointment of a different external audit firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Proposal 5 will be deemed to be approved, on an advisory basis, if a majority of the Company's outstanding common stock present at the Meeting or represented by proxy and entitled to vote affirmatively votes in favor of this proposal. Abstentions will have the same effect as a vote against this proposal. Brokers will have discretion to vote on this proposal.
A representative from Baker Tilly will be available at the Meeting to respond to appropriate questions. A formal statement will not be made.
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3 - AUDIT RELATED MATTERS

Audit Committee Report
To the Stockholders of Chesapeake Utilities Corporation:
The primary functions of the Audit Committee include assisting the Board of Directors in fulfilling its fiduciary responsibilities by providing informed, diligent, and effective oversight of:
•The Company’s accounting policies, procedures and controls;
•The performance of the internal audit function;
•The appointment, retention, termination, compensation and oversight (including the assessment of the qualifications and independence) of the independent auditors;
•The quality and integrity of the Company’s consolidated financial statements and related reports;
•The Company's risk management processes, including oversight of cybersecurity risk; and
•The Company’s compliance with legal and regulatory requirements.
The Committee acts under a charter, which is reviewed at least annually and can be found on the Company’s website. All of our members are independent directors and determined to be “financial experts.” As a Committee, we assess our performance at least annually with a goal of continually finding ways to enhance our oversight performance.
This Audit Committee Report is being submitted in conjunction with the Company’s audited financial statements for the year ended December 31, 2022. In conjunction with our oversight responsibilities, prior to the issuance of the Company’s unaudited quarterly financial statements and annual audited financial statements, the Committee reviewed and discussed the earnings press releases, consolidated financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with the Company’s management, internal auditors, and independent registered public accounting firm, Baker Tilly US, LLP (“Baker Tilly”). The Committee also reviewed the Company’s policies and practices with respect to financial risk assessment, as well as conferred with Baker Tilly on the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the Securities and Exchange Commission (the "SEC").
The Committee discussed with Baker Tilly the overall scope and plan for its audit and approved the terms of its engagement letter. The Committee also reviewed the Company's internal audit plan. The Committee met with Baker Tilly and with the Company's internal auditor, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluation of the Company’s internal controls and the overall quality and integrity of the Company’s financial reporting. The Committee also met regularly with management to discuss accounting, auditing, internal control, financial reporting, earnings and risk management processes and matters. The Committee has received the written disclosures and the letter from Baker Tilly required by applicable requirements of the PCAOB regarding Baker Tilly’s communications with the Committee concerning independence, and has discussed with Baker Tilly its independence. Beginning in 2020, the Committee and Baker Tilly engaged in annual discussions regarding the definition of a Critical Accounting Matter ("CAM"). These discussions included the nature of potential CAMs for the Company, Baker Tilly’s basis for the determination of the CAM included in their report and how the CAM will be described in their audit report. For both 2021 and 2022, the discussion of the CAM in Baker Tilly’s report captures and is consistent with our dialogue regarding these matters.
Based on the Committee’s review and the discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
The Audit Committee has appointed Baker Tilly to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023. In determining whether to appoint Baker Tilly, the Audit Committee took into consideration various factors, including the historical and recent performance of Baker Tilly on the audit; the professional qualifications of the firm and the Lead Audit Partner; the quality of ongoing discussions with Baker Tilly; the results of internal surveys of Baker Tilly’s service, quality and efficiency; the appropriateness of fees; external data on audit quality and performance; and evidence supporting the firm’s independence, objectivity and professional skepticism. Although the Audit Committee has sole authority to appoint the independent registered public accounting firm, the Committee has recommended that the Board seek stockholder ratification of the appointment at the Annual Meeting as a matter of good governance.
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The information in this Audit Committee Report shall not be considered to be “soliciting material” or be “filed” with the SEC, nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference. This Audit Committee Report is provided by the following independent directors, who comprise the Audit Committee:
THE AUDIT COMMITTEE

Thomas J. Bresnan, Chair	Ronald G. Forsythe, Jr.	Stephanie N. Gary (effective 2/22/2023)	Thomas P. Hill, Jr.	Dennis S. Hudson, III
Fees and Services of the Company's Independent Auditors
The following provides information on fees for professional services rendered by Baker Tilly for the two years ended December 31, 2022 and 2021.
Audit Fees

The aggregate fees that Baker Tilly billed to the Company and its subsidiaries in 2022 and 2021 totaled $909,017 and $899,905, respectively. Fees for professional services rendered included fees associated with matters in connection with the audits of the financial statements included in our Annual Reports on Form 10-K including acquisitions; the reviews of the financial statements included in our Quarterly Reports on Form 10-Q; the audits of certain of our subsidiaries or operations typically performed for statutory and regulatory filings or engagements; and the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees, Tax and Other Fees

The aggregate fees billed for audit-related services were $51,765 and $48,780 for 2022 and 2021, respectively. During 2022 and 2021, Baker Tilly performed annual audits on our benefit plans for the plan years ended December 31, 2021 and 2020, respectively. The Company did not engage Baker Tilly to provide any tax services or any services other than those described above.
Audit and Non-Audit Services Pre-Approval Policies and Procedures

The Audit Committee pre-approves the audit and non-audit services performed by the Company's external audit firm in order to assure that they do not impair the external audit firm’s independence. The Audit Committee may also pre-approve tax services provided by the external audit firm, if any. In November 2022, the Audit Committee reviewed its Audit and Non-Audit Services Pre-Approval Policy and made no changes. Under this policy, the Audit Committee may pre-approve specific services in advance or may pre-approve one or more categories of audit and non-audit services. For all proposed services, the Audit Committee will, among other things, consider whether the external audit firm is the best positioned to provide the proposed services most effectively and efficiently based on its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the services are likely to enhance our ability to manage or control risk or improve audit quality. The Audit Committee may establish ceilings on the level of fees and costs of generally pre-approved services that may be performed.
The Audit Committee has delegated to the Chair of the Audit Committee (who may delegate authority to any other member of the Audit Committee) authority to pre-approve up to $40,000 in audit and non-audit services, which authority may be exercised when the Audit Committee is not in session. At least annually, the external audit firm is required to report to the Audit Committee on the specific services provided and the amounts that have been paid to the external audit firm. The Chief Financial Officer is required to report to the Audit Committee on the specific services provided and the amounts paid by the Company. The Company's Internal Audit team is responsible for monitoring and reporting on the performance of all services provided by the external audit firm and to determine whether these services are in compliance with the Audit Committee’s policy. In 2022 and 2021, the Audit Committee approved 100% of all audit and non-audit services provided to the Company by Baker Tilly.
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4 - BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors
Board Oversight. The Board is elected by the Company's stockholders to oversee the direction and strategy of the business that is being carried out by management and to ensure that the Company continues to operate in the best interests of all stakeholders. Consistent with our diverse, inclusive and entrepreneurial culture, the Board and its Committees, as well as our dedicated and creative teams, foster environmental, social and governance stewardship across our organization. As stewards of long-term enterprise value, the Board is committed to overseeing the sustainability of the Company, its safety and operational compliance practices, and the promotion of equity, diversity and inclusion that reflects the diverse communities we serve. The Board and its Committees monitor corporate performance, the integrity of financial controls, and the effectiveness of our compliance and enterprise risk management programs, including cybersecurity. The Board also oversees plans for the succession of key executives and is integrally involved in the strategic planning and capital budget processes, as well as establishing key financial and operational metrics. This year-round oversight process is facilitated through the diversity of our Board who has a broad range of personal and professional skills, experiences, backgrounds and perspectives, and expertise in leadership, corporate governance, board service, energy, economics, finance, public affairs, academia, and entrepreneurism. The Board is also comprised of directors who have served as chief executive officers at other organizations and bring skillful business acumen to the boardroom. Collectively, the incumbent Board has a vast amount of diverse experience and established personal and professional relationships in the communities we serve. Directors may not serve on more than two other public company boards in accordance with our Corporate Governance Guidelines.
Board Culture. The Board has a strong boardroom culture that enables directors to express their opinions openly in the boardroom and engage in candid dialogue. Directors are strongly encouraged to attend the Board and Committee meetings, as well as the annual meeting of stockholders. All of the then-serving directors attended the 2022 Virtual Annual Meeting of Stockholders. Each director actively participated in 75% or more of Board and their respective Committee meetings held in 2022. The Board held six virtual or in-person meetings during 2022. Throughout 2022, individuals from across the organization attended several meetings of the Board and its Committees enabling the Board to remain connected with employees. Safety remains at the forefront of our Company and, at its meetings in 2022, the Board received safety messages from management on best practices that promote the safety and well-being of each other and our communities. For more than 160 years, the Company has promoted a culture of equity, diversity and inclusion. At its meetings in 2022, the Board received updates on our aspiring and caring culture, including on diversity and inclusion and the many ongoing initiatives across the Company. Each independent director has access to our Chief Executive Officer and other members of the management team and may request agenda topics to be discussed in more detail at meetings of the full Board or one of its Committees.
Business Performance. Chesapeake Utilities delivered another year with record results, despite macroeconomic headwinds and regulatory delays. The leadership of the Board and the focus, dedication and business transformation efforts of our team allowed us to report our 16th consecutive year of earnings growth and our 18th consecutive year with a return on equity above 11%. Additionally, we made significant growth investments in infrastructure across our regulated service territories and consummated the acquisition of Planet Found, our first poultry waste to energy platform. We remain committed to delivering safe, reliable energy delivery solutions for our customers, while also supporting our nation’s energy transition. We recently took an important step in the development of our renewable energy business, announcing the commencement of construction on our first full-scale RNG processing facility, located in Madison County, Florida. Sustainable energy projects like these, along with our strengthened outlook for growth across our expanding footprint of regulated and complementary unregulated businesses, allowed us to provide updated capital investment and earnings guidance that would be expected to continue our track record of peer-leading financial performance.
To support our growth, we deployed over $140 million in new capital investments, including the purchase of Planet Found and certain propane assets of Davenport Energy. The Company's net income for the year ended December 31, 2022 was $89.8 million compared to $83.5 million for 2021, representing growth of 7.6%. The growth and initiatives pursued by our businesses in 2022 generated increased basic EPS from continuing operations of $5.07 per share representing a 6.7% increase compared to $4.75 per share in 2021. Our strong financial results translated into an 11.1% ROE, marking our 18th consecutive year with ROE above 11%. Full year earnings in 2022 were driven by contributions from natural gas transmission pipeline expansions, incremental contributions from regulated infrastructure programs, organic growth in the Company's natural gas distribution businesses, improved profitability in the Company's propane distribution business, increased demand for services from our compressed natural gas, renewable natural gas, and liquefied natural gas transmission and infrastructure operations, contribution from regulatory initiatives including implementation of interim rates associated with the Florida natural gas rate case filing and contributions from recent acquisitions. Additionally, the Company recognized a one-time gain related to the sale of a property. These increases were partially offset by higher interest expense resulting from increased rates associated with the Company's short-term borrowings and the absence of the prior year one-time
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regulatory deferral of pandemic related costs and a non-recurring income tax benefit from the CARES Act. We constantly pursue and develop additional projects and initiatives to serve existing and new customers, and to further grow our businesses and earnings, with the intention to increase stockholder value. We refer you to our Major Projects and Initiatives Table in our Annual Report on Form 10-K for additional information on major projects/initiatives recently completed and currently underway.
Director Nominations. Throughout the year, the Corporate Governance Committee evaluates board composition and board succession, including practices benchmarked against our peer companies and broader indices such as the S&P 500 and the top 100 U.S. public companies. The Committee considers a range of practices, including board size, average age of directors, retirement policies, and the diversity of directors' backgrounds, tenures, perspectives, experiences and skills that reflect the communities in which the Company operates, in addition to other topics such as corporate governance practices in an evolving environment, human capital management oversight, and environmental, social and governance practices. The Committee discusses the Board’s current profile in the context of the Board as a whole over the near and long-term, director skills and attributes, and established guidelines which collectively help to inform our strategic plan. The Committee also considers feedback received during the Board evaluation process. The process may lead to the vetting of potential board candidates who we identify through contacts in the business, civic and legal communities, and a variety of other sources, or by third-party business partners. Prior to nominating a candidate, the Committee considers a multitude of factors, including biographical and other background information, criteria adopted by the Committee, the Company's governing documents, experience and relationships in the energy industry and the communities we serve, community involvement, a candidate’s availability and commitment level, and whether a candidate is independent under applicable rules and listing standards. The Committee also considers the Director Eligibility Guidelines, which include integrity, ethics, diversity, and the ability for a candidate to listen and work in a collegial manner. In addition, for new candidates, the Committee considers the results of the candidate’s interview, which is conducted by the Chair of the Board, Corporate Governance Committee Chair, the Chief Executive Officer, and others, where topics such as depth of experience, business acumen, technical expertise, commitments and cultural fit are discussed. Following this process, and if appropriate, the Committee nominates and recommends to the Board that it formally nominate the candidate to serve as a director. At each annual meeting, our stockholders vote to elect all director nominees for the applicable class. In the case of a director nominee appointed to fill a vacancy, the nominee will stand for election at our next annual meeting of stockholders, regardless of class. Once elected, a new director participates in our director orientation program which may be held virtually or at one of our facilities. The program familiarizes the director with various aspects of the Company, including our strategy, business structure, financial performance and competitive landscape.
Stockholders may also nominate candidates for consideration by the Committee if they satisfy all of the requirements in our Bylaws, Corporate Governance Committee Charter, and Director Eligibility Guidelines. Stockholder submissions to nominate a candidate for election as a director must be sent in writing to our Corporate Secretary and received at the Company’s principal office not less than 90 days nor more than 120 days prior to the annual meeting at which the director is to be elected.
Director Eligibility Guidelines. To evaluate potential director nominations, the Board adopted Director Eligibility Guidelines. These guidelines include the following:
•Be a leader in a field of expertise or demonstrate professional achievement through a position of significant responsibility
•Promote equity, diversity and inclusion that represents and reflects the diverse communities we serve
•Be open to different backgrounds, experiences and perspectives that enables the Board as a whole to evaluate and understand an ever-evolving business landscape
•Exercise sound business judgment
•Possess integrity and high ethics
•Listen and work in a collegial manner
•Have a reputation that is consistent with our image and reputation
•Be absent of any conflict of interest that would conflict with, be inconsistent with, or impair the ability to represent the interests of our stockholders
•Be diverse in skills, knowledge and experience that enhances the Board's core competencies, enables differing points of view, further maximizes long-term stockholder value, and benefits the Company's stockholders, employees, customers and communities
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Board Leadership
Currently, our Board is comprised entirely of directors who are independent within the meaning of the NYSE’s Listing Standards and the Company’s director independence standards other than Jeffry M. Householder who is a director and our President and Chief Executive Officer. The Board’s Audit Committee, Compensation Committee, and the Corporate Governance Committee are all comprised solely of independent directors.
The Board is led by the Chair, who is elected annually by the Board at the first Board meeting following our annual meeting of stockholders. The annual election of the Chair gives the Board greater flexibility to determine not only its leader, but also the most appropriate Board leadership structure to address the specific needs, characteristics and circumstances of the Company and the Board and to allow the Board to function and conduct its business effectively. The Board may consider, among other things, the Company's business operations, long-range strategic planning process, oversight needs, functions and responsibilities of the Board specific to the Company, and the composition of the Board in evaluating and determining the appropriate Board leadership structure. Our Chair performs the duties and responsibilities detailed in our Bylaws and Corporate Governance Guidelines, and otherwise as prescribed by the Board. The Chair determines, in consultation with the Chief Executive Officer, the agenda for each Board meeting, including risk matters and risk oversight matters as identified by the Chair for consideration by the Board. In addition, each other director may suggest items for inclusion on the agenda. The Chair presides over Board and stockholder meetings, but may designate the Chief Executive Officer (if also a director with respect to Board meetings), to preside in the Chair’s stead. The Chair facilitates communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings, is actively engaged in Board design, refreshment, and succession processes, and may engage with management or the Audit Committee Chair on any risk-related matters. Additionally, the Chair may meet and communicate with the Company’s stockholders and other stakeholders.
The current Board leadership structure separates the roles of Chair and Chief Executive Officer between two individuals. Of particular importance to the Board’s evaluation of the current leadership structure is the strong leadership and deep qualifications, expertise, and industry and operational experience of the Board’s current independent Chair, John R. Schimkaitis. Mr. Schimkaitis was re-elected as the Chair on May 4, 2022. Mr. Schimkaitis is a non-management, independent director who has served as Chair since 2015 and as the Board’s Vice Chair from 2010 to 2015. Mr. Schimkaitis retired from the Company after more than 26 years of service, with his most recent service as our President and Chief Executive Officer until 2010. He has more than 40 years of utility experience, extensive knowledge of the Company and its energy delivery businesses, and an understanding of the Delmarva Peninsula and Florida markets where we serve customers. The Board believes that Mr. Schimkaitis’ extensive operational experience with the Company and strong leadership skills are advantages that have enhanced the Board’s function and performance. As disclosed in this Proxy Statement, in accordance with the Company's Bylaws which provide that no person shall be eligible to serve as a director of the Company after the annual meeting of stockholders following his or her seventy-fifth birthday, Mr. Schimkaitis will not stand for re-election at the Company's 2023 Annual Meeting of Stockholders. As a result, the Board will evaluate the suitability of its current Board leadership structure and possible alternative structures, including having the Chair and the Chief Executive Officer positions held by a single individual. Management routinely interacts with stockholders on a variety of matters and may, as part of such outreach efforts, seek input regarding governance matters, including the Board’s leadership structure. The Board believes in strong independent governance of the Company. If the Board elects to have a unified leadership structure that consolidates the Chair and Chief Executive Officer positions under a single individual, the Board shall also elect a Lead Director from among the independent directors in accordance with our Corporate Governance Guidelines. The Lead Director will have the duties and responsibilities assigned under our Bylaws and Corporate Governance Guidelines and otherwise as prescribed by the Board.
Director Independence
The independent directors bring expertise, objectivity and diverse perspectives to the Board. The NYSE Listing Standards governing independence require that a majority of the members of the Board be independent. Our Corporate Governance Guidelines are available on our website at www.chpk.com/Corporate Responsibility/Corporate Governance/Corporate Governance Guidelines. In accordance with our Corporate Governance Guidelines, on February 22, 2023, the Board conducted its annual review of director independence. During this review, the Board examined all direct and indirect transactions or relationships between the Company or any of its subsidiaries and each director and any immediate family member of the director and determined that no material relationships between any of the directors or their immediate family members and the Company existed during 2022, except with respect to Mr. Householder related to his service as our President and Chief Executive Officer.
On the basis of this review, the Board also determined that twelve of the thirteen directors (or 92%) serving as of February 22, 2023 are independent. Each of the following directors qualifies as an independent director as defined by the NYSE Listing Standards and in accordance with the Company's Corporate Governance Guidelines: Lisa G. Bisaccia, Thomas J. Bresnan, Ronald G. Forsythe, Jr., Stephanie N. Gary, Thomas P. Hill, Jr., Dennis S. Hudson, III, Lila A. Jaber, Paul L. Maddock, Jr., Calvert A. Morgan, Jr., Dianna F. Morgan, Sheree M. Petrone and John R. Schimkaitis. Mr. Householder, our President and Chief Executive Officer, is a non-independent director.
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Committees of the Board
To assist the Board in fulfilling its oversight responsibilities, the Board has established four standing committees - Audit Committee, Compensation Committee, Corporate Governance Committee, and Investment Committee. Each committee is comprised solely of independent directors, except that our Chief Executive Officer serves alongside six independent fellow directors as Chair of the Investment Committee. Each Committee member has dedicated the appropriate time, attending 75% or more of the Board and such members’ applicable committee meetings in 2022. Each Committee member dedicates time toward the performance of responsibilities they perform on behalf of the Board as summarized below and further detailed in the Charter for each Committee. Our corporate governance framework across the enterprise is continuously fostered through the contributions of the Board and its Committees and all of the significant activities to which they devote attention throughout the year.
Audit Committee
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In 2022, the Committee continued to oversee the review of our financial reports filed with the SEC, internal audit function, risk management program, information system implementations and cybersecurity. The Committee also continued to monitor the anticipated SEC climate-related, cybersecurity and pay versus performance disclosure requirements, internal controls, and various compliance initiatives. The Committee focused on our ongoing business transformation efforts, as well as ensuring the appropriate risk infrastructure and technology is in place that will support operations as we continue to grow.

Thomas J. Bresnan, Chair	Ronald G. Forsythe, Jr.	Stephanie N. Gary (effective 2/22/2023)	Thomas P. Hill, Jr.	Dennis S. Hudson, III
5 - Independent Members as of February 22, 2023 5 - Financially Literate 5 - Financial Experts 5 - Meetings held in 2022
Committee Responsibilities: The Committee provides oversight of the integrity of our financial statements and financial reporting process, provides oversight of our compliance with legal and regulatory requirements, and reviews the effect of regulatory and accounting initiatives on our financial statements, internal controls, audit process, and risk management program. The Committee's oversight includes the performance of our internal auditors and the performance, qualification and independence of our independent registered public accounting firm. Please view the Committee's charter at www.chpk.com/corporate responsibility/corporate governance/audit committee charter for additional information on the Committee's responsibilities.

Experience and Service: Messrs. Bresnan, Forsythe, Hill and Hudson and Ms. Gary each qualify as an “audit committee financial expert” (as defined by the SEC) based on their experience and knowledge. Biographical information on each Committee member is provided in Proposal 1 of this Proxy Statement. In 2022, each then-serving Committee member participated in training given by Baker Tilly and internal management and conversed with internal and third-party experts on climate-related disclosures, new rules promulgated by the SEC, internal controls, accounting trends, changes in accounting standards, and any potential implications on the Company. None of the Committee members currently serve on an audit committee of another public company.
Several Areas of Focus in 2022 Included:
•Provided oversight of the Company’s risk management program, critical accounting matters, consolidated financial statements and related reports, and the process for the rotation of the Lead Audit Partner
•Discussed with management anticipated climate-related and cybersecurity disclosure requirements by the SEC, new rules promulgated by the SEC on Pay Versus Performance disclosure, and a proposed FASB Accounting Standard for Segment Reporting
•Continued to work with the management team on business transformation and future technology initiatives to support scalability, drive essential capabilities, and to strengthen the Company's cybersecurity posture and safety culture
Corporate Governance Committee
___________________________________________________________________________________________________________________________________________________________________________________

In 2022, the Company was named Best for Corporate Governance in the United States by World News Media Ltd.'s World Finance, an international publication. The Committee continued to oversee the Company's environmental, social and governance practices. The Committee also received updates on the Company's Governmental Affairs activities. Consistent with the Committee's established Board Succession and Refreshment plan and promotion of equity, diversity and inclusion, we welcomed two additional female directors to the Board in 2022.

Calvert A. Morgan, Jr., Chair	Dennis S. Hudson, III	Lila A. Jaber	Paul L. Maddock, Jr.	Dianna F. Morgan
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5 - Independent Members 5 - Meetings held in 2022
Committee Responsibilities: The Committee oversees the evaluation of director candidates, including directors who are being considered for re-election, the evaluation of the composition of the Board and each standing Committee, and the Company's environmental, social and governance activities and practices. The Committee also reviews our governing documents. In addition, the Committee oversees the development of criteria and procedures for evaluation of the Board and each standing Committee. The Committee remains informed on corporate governance practices including board refreshment, diversity and inclusion, and the Company’s unwavering commitment to safety and to our communities as a responsible steward and corporate citizen. Please view the Committee's charter at www.chpk.com/corporate responsibility/corporate governance/corporate governance committee charter for additional information on the Committee's responsibilities.

Internal and Third-Party Information: With the consent of the Board, the Committee may retain consultants or other advisors to assist in fulfilling the Committee's responsibilities. In 2022, the Committee reviewed information from legal counsel and internally prepared information on governance trends and best practices, regulatory initiatives, and legislative developments, and assessed any potential implications on the Company.
Several Areas of Focus in 2022 Included:
•Focused on succession planning to ensure the Board's substantive expertise and experiences are aligned with our eligibility guidelines and long-term strategic plan and welcomed two additional female directors to the Board in 2022
•Reviewed corporate governance and industry practices, including sustainability practices, emerging trends, and regulatory and legislative initiatives
•Benchmarked board composition and profile practices across our peer companies, the energy industry, and broader indices such as the S&P 500 and Top 100 U.S. public companies
Compensation Committee
___________________________________________________________________________________________________________________________________________________________________________________

In 2022, the Committee oversaw the Company's ongoing management succession planning, employee engagement initiatives, and organizational structure, including the appointment of the Company's first Chief Diversity Officer. The Committee continues to oversee development of the Company's Succession Planning Framework. The Committee also continued to monitor the anticipated SEC pay versus performance disclosure requirements. The Committee reviewed the executive compensation structure and practices to ensure continued alignment with the Company's ESG and other strategic initiatives.

Dianna F. Morgan, Chair	Lisa G. Bisaccia	Ronald G. Forsythe, Jr.
Paul L Maddock, Jr.	Calvert A. Morgan, Jr.	Sheree M. Petrone (effective 2/22/2023)

6 - Independent Members as of February 22, 2023 5 - Meetings held in 2022
Committee Responsibilities: The Committee oversees the design and administration of our policies and practices related to director and executive compensation, reviews the results of stockholder advisory votes on executive compensation, and discusses with management the Compensation Discussion and Analysis. The Committee's oversight also includes succession planning for the executive officers and the promotion of a culture of equity, diversity and inclusion in the recruitment, training, development and retention of employees. Please view the Committee's charter at www.chpk.com/corporate responsibility/corporate governance/compensation committee charter for additional information on the Committee's responsibilities.

Independent Advisor: The Committee is directly responsible for the appointment, compensation and oversight of the work of any consultant or other advisor it retains. The Committee may, in its sole discretion, engage a consultant or other advisor to assist in the evaluation of executive and director compensation. The Committee reviewed the independence of FW Cook and, on May 3, 2022, engaged them for services to be performed in the ensuing year. After considering various factors, including the specific factors described in the SEC rules and those provided under the NYSE’s Listing Standards, the Committee determined that FW Cook is independent with no conflicts of interest.
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Several Areas of Focus in 2022 Included:
•Continued to oversee the Company's ongoing management succession planning and organizational development initiatives, while also promoting a culture of equity, diversity and inclusion and best practices around human capital management
•Reviewed the executive compensation structure and practices to ensure alignment with the Company's strategic initiatives and performance goals, while also considering emerging trends and regulatory matters, including the new pay versus performance disclosure requirements
•Considered a market analysis prepared by FW Cook that compared the Company's executive compensation practices with market data for the Company's peer group, as well as with industry published survey data
Investment Committee
____________________________________________________________________________________________________________
The Investment Committee assists the Board with evaluating investments pursuant to or in support of the Company's growth strategy, both organically and through acquisitions. The Investment Committee, in consultation with management, reviews and approves, when appropriate, capital investments and the disposition of certain assets as set forth in the Committee's charter up to $50 million. Investments above this threshold are presented to the full Board for their consideration. The members of the Investment Committee are Jeffry M. Householder, Chair, Thomas J. Bresnan, Thomas P. Hill, Jr., Lila A. Jaber, Calvert A. Morgan, Jr., Sheree M. Petrone, and John R. Schimkaitis. In 2022, the Investment Committee held two meetings during which they reviewed several projects including those involving renewable natural gas and other sustainable initiatives. The Committee reviews various aspects of a transaction including, but not limited to, the estimated investment, internal rate of return, earnings contribution and ROE, strategic fit, and associated risks. The Committee exercises its responsibilities in a manner consistent with the Company's goal of pursuing long-term growth in shareholder value. Please view the Committee's charter at www.chpk.com/corporate responsibility/corporate governance/investment committee charter for additional information on the Committee's responsibilities.
Board and Committee Evaluations
Annually, the Corporate Governance Committee reviews and establishes the criteria that is used by the Board, and the Audit, Compensation and Corporate Governance Committees for conducting evaluations for performance during the preceding year. The annual evaluation provides for continuous process improvements in Board and Committee functioning and communication, and is a medium for Board refreshment. The Board and its Committees conduct evaluations to assess the qualifications, attributes, skills and experience represented on the Board and its Committees, to consider whether appropriate resources are available to the Board and its Committees, and to assess whether the Board and its Committees are functioning effectively. An annual review of the evaluation methodology is performed to ensure the evaluations are aligned with our culture and growth, as well as with best practices. Periodically, the Chair of the Board and the Chair of the Corporate Governance Committee will conduct one-on-one discussions with each director. In determining the evaluation process for 2023, which reviewed Board and Committee performance in 2022, the Corporate Governance Committee considered best practices relating to annual evaluations for Boards and Committees. After discussion and consideration, the Committee made several enhancements to the annual evaluation process. The Chair of the Corporate Governance Committee receives a report of the results of the Board and Corporate Governance Committee Evaluations. The Chairs of the Audit Committee and Compensation Committee receive a report of the results of their respective Committee Evaluations. The Committee Evaluation results are discussed at Committee meetings and reported to the Board at the next Board meeting. The Chair of the Corporate Governance Committee reports the results of the Board Evaluation at the next Board meeting.
Risk Oversight
Board of Directors

The Board is responsible for oversight of the Company's risk management activities, working closely with its standing Committees and the management team. Each standing Committee reports its discussions to the Board for consideration. As part of our enterprise
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risk management program, short and long-term risks are identified through top-down and bottom-up approaches and strategic plan assessments that depict potential market, operational, strategic, legal, regulatory, political, environmental, social, safety, compliance, and financial risks that could affect our operations, financial performance and/or strategic plan. In addition, the Board considers material risks that may cause a disruption to our business due to natural disasters, public health crises, and other circumstances severely interrupting business operations. The Board continuously reviews and monitors risk and receives a Risk Scorecard at each regularly scheduled meeting that updates the Board on the Company's risk profile and environment, risk trends, newly identified risks, and comparative information. More specifically, the Risk Scorecard provides a description of the risk, risk level, risk universe, and risk category such as operations, compliance, strategic, or financial. The Board also receives interim updates between meetings, and annual updates on the Company’s enterprise risk management program and the Company’s perspectives on the top risks for 2022. In May of 2022, the Board appointed the Company’s first Assistant Vice President of Risk Management, a seasoned auditing professional with experience in risk aversion strategy and financial processes and who previously served as our Director of Internal Audit. This position is responsible for appropriately managing and promptly responding to evolving risk across the enterprise and reports directly to our General Counsel and Chief Policy and Risk Officer. The enterprise risk management team works closely with various organizational functions. They focus on processes such as risk identification, incident evaluation, implementation and monitoring of mitigation plans, continuous improvement and training, which are necessary components of successfully managing risk. The Company’s robust risk management process enables efficient and effective identification of emerging operational and market risks, assesses any impact on our operations, and continuously enhances our capabilities across the organization. This comprehensive risk management oversight enables the Board to prioritize and timely apply the appropriate oversight standard based on the level of risk, including its probability, impact, speed and market impact. The Board and its standing Committees, as applicable, regularly consult with external legal counsel, outside advisors and experts regarding certain identified risks, including, but not limited to, safety, cybersecurity, supply chain, public health crises, epidemics, pandemics, and market risk, as well as anticipated future threats and risk trends.

The “Risk Factors” section of our 2022 Annual Report on Form 10-K provides additional information on our potential risks. After assessing our risks, internal processes, practices and controls are established to continually monitor and mitigate such risks. We recognize that it is neither possible nor prudent to eliminate all risk. In fact, purposeful and appropriate risk-taking is essential for execution of our strategic plan, for our overall continued growth, and for execution of initiatives that have the potential to generate value to our stockholders.
Standing Committees

The Audit Committee assists the Board in fulfilling its oversight of our risk exposure and implementation and effectiveness of our risk management programs, including enterprise risk management. The Committee approves our Global Risk Management Policy, which serves as our risk management framework. Specific items such as financial, internal controls, regulatory, credit and counterparty, market, liquidity, cyber, insurance, strategic, and business risks are reviewed and considered by the Committee, as well as our insurance program and coverages that are in place to mitigate these and other risks. The Compensation Committee assists the Board in fulfilling its oversight of risks that may arise in connection with our compensation programs and practices. The Committee considers the appropriateness of our compensation programs and practices and whether they incentivize short and long-term financial and operational performance without encouraging unnecessary risk. Specific items such as organizational development; executive retention; succession planning; equity, diversity and inclusion; and human capital management practices are reviewed and considered by the Committee. The Corporate Governance Committee assists the Board in fulfilling its oversight of risks that may arise in connection with our governance structure and practices and environmental, social and governance activities and practices. The Committee reviews our governance structure and practices no less than annually and considers whether our ethical and operational framework is resilient and responsive to our employees and stockholders. Specific items such as equity, diversity and inclusion; sustainability; Board succession planning; Board structure and composition; stockholder communications; director independence; governmental affairs; and related governance practices are reviewed and considered by the Committee. The Investment Committee assists the Board in fulfilling its oversight of risks related to evaluating new investments and ensuring they achieve our financial targets. The Committee considers the financial and operational risks of entering into new, or expanding in existing, service territories and businesses.
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Team Commitment to Risk Management

The commitment of our team across the organization contributes to the precision of our risk profile, the integrity of our controls, our ability to continuously monitor risk, and the depth of information provided to the Board to effectively consider and evaluate companywide risks. Our team collaborates throughout the year to identify the risks inherent in projects and initiatives. This enables us to assess the significance of each identified risk to our overall operations and its likelihood of materializing. Our Enterprise Risk Management framework follows best practices established by the Committee of Sponsoring Organizations (COSO) and we integrate this framework into our processes and decisions across the organization, thereby aligning our risk profile with the Company’s overall strategic goals and objectives. We prioritize the identified risks over an 18-month period and develop treatment plans to mitigate the risks. Information sessions are held across the organization to discuss our risk profile, including quarterly leadership meetings to review changes in our risk posture and a sensitivity analysis. A risk heat map is prepared to show the overall impact on our ability to meet the Company’s strategic goals and objectives. Our internal audit team evaluates and tests our risk mitigation controls, enabling frequent adjustments to align our risk profile with operational growth and newly identified risk factors. This top-down and bottom-up approach is reflected throughout our disciplined approach to matters and our decision-making process. The management team is intimately involved in the identification and assessment of threats and our risk environment and the development and deployment of our risk management practices, and regularly collaborates with the Board and its standing Committees on our risk posture, including financial and investment activities, strategic plan initiatives, and macroeconomic contributors. The management team, representatives from our businesses, and cross-functional team members also routinely participate in internal committees and focus groups, such as cybersecurity, identity theft, sustainability, safety and risk management. Independent consultants and third parties periodically attend these virtual or in-person meetings to provide independent insight and education on various risk-related topics. Throughout the organization, our team also collaborates with Internal Audit on identifying new or evolving risks that could have a potential impact on the Company. In addition, our team actively works across the enterprise to identify, mitigate and respond to material risks that may cause a disruption to our business due to natural disasters, public health crises, and other circumstances severely interrupting business operations. Our team participates in industry events and speaks on risk-related matters alongside practice leaders. Information obtained from these additional avenues continues to strengthen our risk profile, controls, policies and practices, and allows us to better provide informed recommendations to the Audit Committee for consideration. Our strong commitment to managing risk enables us to create sustainable value for our stakeholders.
Cybersecurity and Physical Infrastructure

The Board and management team recognize the importance of maintaining the trust and confidence of our employees, customers, and other stakeholders. We devote significant time and energy to the oversight of cybersecurity and to maintaining the integrity of our physical infrastructure. The following table reflects several practices we employ to detect, identify and mitigate potential risk of exposure to our customer and employee information, information systems, and operational infrastructure.

Our team works collectively across the organization to comprehensively review and deploy safeguarding practices	Our designated teams comprised of diverse representation across the enterprise with varying expertise meet and engage on physical and cybersecurity matters	We receive presentations from internal and external parties on topics related to cyber and physical security
The Board and Audit Committee receive periodic updates from the Chief Information Officer, Internal Audit team, and other members of our management team	The Audit Committee oversees our cyber and physical risks and reviews the appropriateness of our insurance coverage after considering the expertise and advice of our insurance broker	Certain Board members have technology experience, including previous service as Chief Information Officer and as Chief Executive Officer of a technology service provider
We have strong relationships with the private sector and government agencies with relevant expertise	We have an established companywide cybersecurity education and training program	We have multiple layers of controls, which include comprehensive due diligence and oversight of third-party relationships
We have established relationships with our service providers	We have engaged independent third parties to assist in enhancing our security posture	We continue to make investments in our technology and physical infrastructure
We are members of trade organizations that provide insight into evolving cyber and physical security matters	We participate in industry cyber and physical security events and speak on the subject matter alongside practice leaders	We benchmark cyber and physical security practices within our industry and beyond
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5 - CORPORATE GOVERNANCE AND STOCK OWNERSHIP

Governance Trends and Director Education
General Information. The Board and its Committees proactively monitor legislative and regulatory initiatives, market trends, and other corporate governance initiatives. Members remain informed through a variety of resources, including internal and external publications, continuing education sessions, continuing legal education, and external programs. The Board and its Committees also engage with external parties on a broad range of topics some of which are provided below.
•Industry experts on energy policy, energy trends, renewable energy, market factors and competition, growth opportunities, key customer growth expectations, and future outlook of the natural gas industry
•Industry experts on corporate governance, proxy advisory services, investor relations and the securities trading market
•Institutional investors on portfolio management and the firms' views on our performance, industry dynamics, and valuation
•Financial community on the utility industry, including macroeconomic outlook, market trends and valuations, industry fundamentals, investor perception, and industry framework
•Members of the legal community on corporate governance topics, including a former Chancellor of the Delaware Court of Chancery, and a former Chief Justice of the Delaware Supreme Court
•Established members of academia experienced in the utilities industry and broader market
In addition, newly elected directors participate in a comprehensive director orientation program covering various topics including strategy, business structure, financial performance, and competitive landscape. When safety protocols permit, Board meetings are held in or around select service territories which give the directors an opportunity to see our operations first-hand, to visit the communities we serve, and to engage with our employees. Throughout 2022, individuals from across the organization attended several meetings of the Board and its Committees enabling the Board to remain connected with employees.
Corporate Governance Practices
Governance Transparency and Accountability. The Board and Corporate Governance Committee annually review our corporate governance documents and practices to ensure that they provide the appropriate framework under which we operate. Our corporate governance documents can be viewed on our website at www.chpk.com/corporate-responsibility/corporate-governance. These documents include the Charters for each standing Board Committee – Audit Committee, Compensation Committee, Corporate Governance Committee and Investment Committee; Corporate Governance Guidelines; Business Code of Ethics and Conduct (“Code of Ethics”); Code of Ethics for Financial Officers; and Communications with the Board. Additional information in the Corporate Governance section of our website includes the composition of our Board and Committees and a summary of our Ethics and Compliance Program. Under the Investors section of our website, www.chpk.com/investors, we provide links to our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and equity ownership reports for our executive officers. The filings are located at www.chpk.com/investors/filings-publications/sec-filings. Under the Newsroom section of our website, www.chpk.com/newsroom, we provide press releases on financial, corporate and community activities. The Company's Annual Report can be viewed on our website at www.chpk.com/investors/filings-publications/annual-reports and provides additional information on our Company and the reliable, low-cost, scalable and increasingly sustainable energy delivery services we provide. Additional information on the Company and its businesses, our employees, safety values, and career opportunities can be viewed on our website at www.chpk.com.
Corporate Responsibility and Sustainability Report. Environmental, Social and Governance is at the core of our well-established culture and our informed business decisions. Over the years, we have reduced our greenhouse gas emissions, while responsibly growing our businesses. We have also helped to accelerate the reduction of emissions by many of our customers. Our combined efforts have enhanced the sustainability of our local communities. The Company's second Corporate Responsibility and Sustainability Report will be made available on our website at www.chpk.com/sustainability-report during 2023. The Report will provide additional information on our long-standing environmental, social and governance stewardship.
Corporate Governance Guidelines. The Board adopted Corporate Governance Guidelines which consist of a series of policies and principles that provide a framework for the corporate governance of the Company. The Corporate Governance Guidelines focus on Board composition and director qualifications, Board refreshment, Board independence, Board meetings, Board committees, Board access to management and advisors, the Board's relationship to senior management, director compensation, and the annual review of Board and Committee effectiveness. In 2022, the Board, upon recommendation of the Corporate Governance Committee, adopted changes to the Corporate Governance Guidelines which reiterate that Board members are encouraged to serve on civic and other non-profit organizations, should such service not materially interfere with the director's responsibilities as a Board member, and to allow for combining the Chair and Chief Executive Officer roles and appointing a Lead Director in the future if the Board deems it to be the appropriate structure.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 33

Code of Ethics. The Board adopted a Code of Ethics that reflects our commitment to continuously promote professional conduct throughout the organization, and to ensure that Company representatives demonstrate good ethical business practices. No changes were made to the Code of Ethics in 2022. In early 2023, a video was sent to directors and employees throughout the Company which highlights our commitment to the highest ethical standards and the importance of engaging in sustainable practices. Directors are required to disclose any conflict of interest to the Company's non-management, independent Chair of the Board and to refrain from voting on any matter(s) in which they have a conflict. In considering whether an actual conflict of interest exists, factors to be considered include, but are not limited to, the benefit to the Company and the aggregate value of the transaction. Directors and employees companywide annually confirm compliance with the Code of Ethics.
The Board also adopted a Code of Ethics for Financial Officers that provides a framework for honest and ethical conduct by our financial officers as they perform their financial management responsibilities. The Code of Ethics for Financial Officers is applicable to the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer, Assistant Treasurer, Corporate Controller, Assistant Vice President of Financial Reporting, and others who are responsible for ensuring accurate and timely disclosures of financial information within our filings with the SEC. Other senior managers with accounting and financial reporting oversight must annually confirm compliance with the Code of Ethics for Financial Officers.
Related Persons Transactions. We review transactions in which the Company, or any of its subsidiaries, and our executive officers, directors, director nominees, 5% or greater stockholders or their immediate family members are or will be participants, to determine whether such related persons have a direct or indirect material interest in any such transaction. A related person transaction could include, but is not limited to, financial transactions, arrangements or relationships, including indebtedness or guarantees of indebtedness, and any series of similar transactions, arrangements or relationships. In determining whether to approve or ratify a related person transaction, the disinterested members of the Audit Committee, as part of an annual review or as required, will consider the relationship of the individual to the Company, the materiality of the transaction to the Company and the individual, and the business purpose and reasonableness of the transaction. The Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. The Audit Committee may also refer the matter to the full Board with a recommendation. If the Audit Committee or the Board determines that a related person had or will have a direct or indirect material interest in a Company transaction or currently proposed transaction meeting the threshold set forth in Item 404(a) of Regulation S-K, the transaction will be disclosed in our proxy statement.
We have established procedures in order to identify material transactions and determine, based on the relevant facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. This includes discussions with the Board, as well as dissemination of a questionnaire that directors and executive officers are required to complete annually, with updates throughout the year. Director nominees, including those nominated by stockholders, are also required to complete a questionnaire in a form similar to that completed annually by directors and executive officers.
The Code of Ethics requires that individuals provide prompt and full disclosure of all potential conflicts of interest (including related person transactions) to the appropriate person. These conflicts of interest may be specific to the individual or may extend to his or her family members. Any officer who has a conflict of interest with respect to any matter is required to disclose the matter to the Chief Executive Officer, or if the Chief Executive Officer has a conflict of interest, the Chief Executive Officer would disclose the matter to the Audit Committee. All other employees are required to disclose any conflict of interest to Internal Audit. Directors are required to disclose any conflict of interest to the Chair of the Board and to refrain from voting on any matter(s) in which they have a conflict. In addition, directors, executive officers and designated employees must disclose to the Company, in an annual ethics questionnaire, any current or proposed conflict of interest (including related person transactions).
All employees and executive officers are encouraged to avoid relationships that have the potential for creating an actual conflict of interest or a perception of a conflict of interest. The Code of Ethics provides specific examples that could represent a conflict of interest, including, but not limited to, the receipt of any payment, services, loan, guarantee or any other personal benefits from a third-party in anticipation of or as a result of any transaction or business relationship between the Company and the third-party. No employee or executive officer is permitted to participate in any matter in which he or she has a conflict of interest unless authorized by an appropriate Company official and under circumstances that are designed to protect the interests of the Company and its stockholders and to avoid any appearance of impropriety.
For the period beginning January 1, 2022 and ending March 9, 2023, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
Anti-Hedging Policy and Pledging of Securities. Directors, executive officers and employees of the Company may not engage in hedging transactions related to the Company's securities. Directors, executive officers, and employees and their "related persons" (as defined in our Securities Trades by Company Personnel and Related Persons Policy) may not pledge the Company's stock as collateral for a loan or hold the Company's stock in a margin account.
Executive Sessions. The Chair of the Board presides over executive sessions of the non-management directors. The Company's Corporate Governance Guidelines ensure the integrity of these meetings by providing that, if the Chair of the Board does not qualify as an independent director under the NYSE Listing Standards, the independent Lead Director will preside over these meetings if one is so appointed and, in the absence of an independent Lead Director, the Chair of the Corporate Governance Committee shall preside. The Corporate Governance Guidelines also provide that if the non-management directors include any director who did not qualify as independent under the NYSE Listing Standards, the independent directors would meet at least annually without the non-independent director(s).
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 34

Ownership of Our Stock
Security Ownership of Certain Beneficial Owners and Management

The following table provides the number of shares of our common stock beneficially owned as of March 9, 2023 by each director and director nominee, by each NEO in the Summary Compensation Table, as well as the number of shares beneficially owned by all of the directors, director nominees and executive officers as a group as of March 9, 2023. No shares of our common stock have been pledged as security by a director or a NEO. The table also provides information for each other person known to us to beneficially own 5% or more of our common stock as of December 31, 2022. Pursuant to SEC rules, "beneficial ownership" for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days and is different from beneficial ownership for purposes of Section 16 of the Exchange Act, which may result in a number that is different than the beneficial ownership number reported in forms filed pursuant to Section 16.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Name of Beneficial Owner	Total Shares Owned Beneficially(1)	% of Class (* Less than 1%)
Lisa G. Bisaccia	1,003	*
Thomas J. Bresnan	25,194	*
Beth W. Cooper	99,056	*
Ronald G. Forsythe, Jr.	7,818	*
Stephanie N. Gary	531	*
Thomas P. Hill, Jr.	34,482	*
Jeffry M. Householder	49,977	*
Dennis S. Hudson, III	15,820	*
Lila A. Jaber	2,980	*
Paul L. Maddock, Jr.	51,342	*
Calvert A. Morgan, Jr.	47,954	*
Dianna F. Morgan	18,184	*
James F. Moriarty	26,751	*
Sheree M. Petrone	531	*
John R. Schimkaitis	79,942	*
Jeffrey S. Sylvester	7,035	*
Kevin J. Webber	6,484	*
Executive Officers and Directors as a Group	476,015	2.68%
Name of Investment Advisor
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,468,420	13.90%
T. Rowe Price Investment Management, Inc.(3) 101 E. Pratt Street Baltimore, MD 21201	1,892,045	10.70%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	1,435,316	8.09%
1Unless otherwise indicated in a footnote, each beneficial owner possesses sole voting and sole investment power with respect to their shares shown in the table. Voting rights are shared with spouses and other trustees in certain accounts for Thomas J. Bresnan (12,963 shares), Beth W. Cooper (2,270 shares), Jeffry M. Householder (429 shares), Paul L. Maddock, Jr. (18,000 shares), Calvert A. Morgan, Jr. (23,429 shares) and John R. Schimkaitis (68,866 shares). Independent accounts are held by the spouse of Thomas P. Hill, Jr. (15,437 shares).
2According to its report on Schedule 13G/A, filed on January 26, 2023, BlackRock, Inc. (“BlackRock”) was deemed to beneficially own 2,468,420 shares, or 13.90%, of our common stock as of December 31, 2022. According to the Schedule 13G/A, BlackRock had sole power to vote 2,446,510 shares and sole power to dispose of 2,468,420 shares. BlackRock’s Schedule 13G/A, as filed with the SEC, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.
3According to its report on Schedule 13G/A, filed on February 14, 2023, T. Rowe Price Investment Management, Inc. (“T. Rowe Price”) was deemed to beneficially own 1,892,045 shares, or 10.70%, of our common stock as of December 31, 2022. According to the Schedule 13G/A, T. Rowe Price had sole power to vote 583,624 shares and sole power to dispose of 1,892,045 shares. T. Rowe Price’s Schedule 13G/A, as filed with the SEC, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.
4According to its report on Schedule 13G/A, filed on February 9, 2023, The Vanguard Group (“Vanguard”) was deemed to beneficially own 1,435,316 shares, or 8.09%, of our common stock as of December 30, 2022. According to the Schedule 13G/A, Vanguard had sole power to vote 0 shares and sole power to dispose of 1,397,417 shares. Vanguard’s Schedule 13G/A, as filed with the SEC, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 35

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires each of the Company's directors and executive officers, and any beneficial owner of more than 10% of our common stock, to file reports with the SEC. These include initial reports and reports of changes in the individual’s beneficial ownership of our common stock. Such persons are also required by SEC regulations to furnish the Company with copies of such reports. Other than T. Rowe Price and BlackRock, Inc., which own 10.70% and 13.90% respectively, of the Company's outstanding shares of common stock, we are not aware of any person or entity that beneficially owns more than 10% of our common stock as of the date this Proxy Statement is filed with the SEC. To our knowledge, based solely on a review of (i) the Section 16 reports we filed on behalf of the Company's directors and executive officers, (ii) all Section 16(a) reports furnished to us, and (iii) the written representations made by such persons that no other reports were required, we believe that during the year ended December 31, 2022 all directors, executive officers, and holders of more than 10% of our common stock, filed on a timely basis the reports required by Section 16(a), except for the following filings: (i) a Form 4 filed on January 28, 2022, for Mr. Hill to report a sale of our common stock to cover tax withholdings on a pre-determined distribution of shares, (ii) a Form 4 filed on January 18, 2022 for Mr. Schimkaitis to report a sale of our common stock to cover tax withholdings on a pre-determined distribution of shares, and (iii) a Form 3 filed on August 15, 2022, for Ms. Gary.
6 - OUR ENGAGING CULTURE

Communications with the Board, Stockholders, Financial Community and Other Interested Parties
Communications with the Board. Stockholders and other parties interested in communicating directly with the Board, a Committee of the Board, any individual director, the director who presides at executive sessions of the non-management or independent directors, or the non-management or independent directors, in each case, as a group, may do so by sending a written communication to the attention of the intended recipient(s) in care of the Corporate Secretary at Chesapeake Utilities Corporation, 500 Energy Lane, Dover, Delaware 19901. All communications must be accompanied by the following information: (i) if the person submitting the communication is a stockholder, a statement of the type and amount of securities of the Company that the person holds; (ii) if the person submitting the communication is not a stockholder and is submitting the communication to the non-management or independent directors as an interested party, the nature of the person’s interest in the Company; (iii) any special interest of the person in the subject matter of the communication; and (iv) the address, telephone number and email address, if any, of the person submitting the communication. The Corporate Secretary will forward all appropriate communications to the intended recipient(s). Communications relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee. The independent directors have unanimously approved these communications procedures. In 2022, all of our then serving directors were in attendance at the 2022 Virtual Annual Meeting of Stockholders.
Communications with Stockholders and the Financial Community. Our management team conducts outreach to stockholders and the financial community throughout the year to obtain input and to inform our management team and the Board about matters of interest. Input is regularly shared with the Board and its Committees at their scheduled meetings and through interim updates given to the Board. During the year, we generally discuss our strategy, financial and operational performance, macroeconomics, as well as corporate governance, sustainability, human capital management, and compensation matters with stockholders and the financial community. Throughout 2022, management remained engaged with the Company's stockholders and the financial community through increased participation in virtual industry conferences and investor roadshows, which provided management the opportunity to communicate with securities analysts, portfolio managers, investors, rating agencies and investment bankers. Those attending the conferences have an opportunity to receive information about the Company and interact with the management team. Management also interacts with investors on a routine basis through various channels including, but not limited to, certain events and venues as illustrated below. Communications made during outreach efforts are done so in accordance with our Regulation FD policy.
Engagement with our Stockholders and the Financial Community
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 36

Environmental, Social and Governance ("ESG")
For more than 160 years, Chesapeake Utilities has grown responsibly and with financial discipline to deliver affordable and sustainable energy solutions that respond to the evolving needs of our customers and the communities we serve. We take seriously our responsibility to be a good and trusted corporate citizen, and doing all we can to contribute to greater sustainability and societal advancement. At Chesapeake Utilities, we know that the services we provide contribute to the comfort and economic well-being of our customers and communities. Our energy delivery solutions continue to play a key role in bringing value in real time to our customers.
Consistent with our culture of teamwork, the broad responsibility of ESG stewardship is supported across our organization by the dedication and efforts of the Board and its Committees, as well as the entrepreneurship and dedication of our team. As stewards of long-term enterprise value, the Board is committed to overseeing the sustainability of the Company and its safety and operational compliance practices, and to promoting equity, diversity and inclusion that reflects the diverse communities we serve. The Corporate Governance Committee oversees our ESG activities and initiatives to continue enhancing our culture of sustainability and corporate governance practices. The Audit Committee oversees the integrity of our financial statements and financial reporting process, our risk exposure, and implementation and effectiveness of our risk management programs. The Compensation Committee promotes a culture of equity, diversity and inclusion and contributes to the ability to attract, retain, develop and motivate both at the executive level and throughout the organization. Finally, the Investment Committee assists the Board with evaluating investment opportunities, including those involving renewable natural gas, solar and other sustainable initiatives. In 2022, the management team and employees from across our businesses joined together to continue discussions around our sustainability initiatives and ESG practices. In further support of the Company's ESG commitments, in 2022, we created an environmental sustainability office and an internal ESG committee. Additionally, our team continues to collaborate with various industry and trade organizations, as well as other companies, to evaluate evolving ESG practices. We include information on our commitment to sustainability and ESG in our earnings release and earnings call presentations and we discuss sustainability with stockholders and the financial community. The Company's second Corporate Responsibility and Sustainability Report will be made available on our website at www.chpk.com/sustainability-report during 2023. The Report will provide additional information on our long-standing environmental, social and governance stewardship.
7 - DIRECTOR AND EXECUTIVE COMPENSATION

The Compensation Committee, comprised of independent directors, annually reviews and considers non-employee director and executive compensation. In fulfilling this responsibility, the Committee considers a variety of factors including market trends and best practices for aligning compensation with our business strategy and overall objectives, as well as promoting a pay-for-performance culture. The Committee also considers market data for the Company’s peer group and industry published survey data provided by FW Cook, its independent compensation consultant. The Board approves all director compensation arrangements. A comprehensive non-employee director and executive compensation program contributes to our strong culture and health and is centered on creating stockholder value. This Director and Executive Compensation section provides additional information on our program, including the plans under which performance incentive awards are granted to the executive officers.
2013 Stock and Incentive Compensation Plan (2013 SICP)
In 2013, stockholders approved the Company's 2013 SICP under which employees and non-employee directors are eligible to receive equity awards. The full text of the 2013 SICP can be reviewed in our proxy statement that was filed with the SEC on April 2, 2013. In 2017, the Compensation Committee of the Board, as administrator of the 2013 SICP, approved a technical amendment to align with a change in accounting standards. The amendment changes the limitation on tax withholding from shares of the Company’s common stock issued pursuant to awards granted to employees under the 2013 SICP from the minimum legally required tax withholding to the maximum permitted, consistent with the change in accounting standards. The 2013 SICP enhances stockholder value by ensuring that employees and directors have a proprietary interest in our growth and financial success. The Board has the authority to determine the number and type of equity or stock awards to be granted to employees and directors under the 2013 SICP. The 2013 SICP expires in May 2023. We refer you to Proposal 2 for information on the 2023 Stock and Incentive Compensation Plan (2023 SICP) presented in this proxy for approval by stockholders.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 37

Director Compensation
The Compensation Committee, which consists solely of independent directors, reviews director compensation annually to ensure the appropriate compensation arrangements are in place for non-employee directors. The Committee subsequently reports its findings and any recommendations to the Board. The Board approves all director compensation arrangements. A director who is also an employee of the Company receives no additional compensation for service as a director.
Non-Employee Director Compensation

Each non-employee director receives cash and equity compensation for serving on the Board. In May 2022, the Board reviewed non-employee director compensation and determined that changes to the non-employee director compensation were appropriate. The amounts approved by the Board are reflected in the table below. Directors may not elect to receive their cash compensation in stock or vice versa. Directors are reimbursed for business expenses incurred in connection with attending meetings and performing other Board-related services, including external director education.

	2022 Annual Meeting until the 2023 Annual Meeting	2021 Annual Meeting until the 2022 Annual Meeting
Board Retainers - Cash(1)
Board Member	$80,000	$80,000
Board Chair	$90,000	$85,000

Board Retainers - Equity(2)
Board Member	$85,000	$80,000

Committee Retainers - Cash(3)
Committee Member	$6,000	$6,000
Audit Committee Chair	$16,000	$16,000
Compensation Committee Chair	$14,000	$14,000
Corporate Governance Committee Chair	$14,000	$14,000
1No additional compensation is received for attendance at a Board or Committee meeting. The Chair of the Board receives a cash retainer that is in addition to the Board Member retainer.
2Fractional shares are rounded down to the nearest whole number. Fractional shares are paid in cash.
3In addition to Board retainers, Committee members receive a retainer fee for each Standing Committee on which they serve. The Chair of each Standing Committee also receives a Chair retainer for service in such capacity with the exception of the Investment Committee.
Deferred Compensation

Directors may defer all or a portion of their Board or Committee retainers in accordance with the Non-qualified Deferred Compensation Plan, which is further described in the Non-Qualified Deferred Compensation Plan section in this Proxy Statement. Deferrals made under the NQDC Plan are on a pre-tax basis until the director's separation from service with the Company and its affiliates or another specified date. At all times, directors have a 100% vested interest in the amount of cash or stock that is deferred.
Director Stock Ownership

In accordance with our Corporate Governance Guidelines, each non-management director is required to own, beneficially and of record, a number of shares of our common stock with a market value that meets or exceeds a threshold established by the Board from time to time. This ownership threshold is currently five times the amount of the annual cash retainer in effect on February 24, 2017 and payable to a non-management director for service on the Board (the "Director Stock Ownership Requirement"). The cash retainer payable to directors for Committee service is not taken into account for this purpose. Each non-management director must comply with the Director Stock Ownership Requirement within five years from the later of (i) the date of such director’s initial appointment or election to the Board and (ii) December 6, 2017, the effective date of the director stock ownership guidelines (the "Ownership Period"). A director shall be in compliance with the director stock ownership guidelines if he or she satisfies the Director Stock Ownership Requirement at any time during the Ownership Period and then continues to own not less than the number of shares owned on the date of such compliance (taking into account any stock split or combination transactions). The Corporate Governance Committee, in its sole discretion, may consider the circumstances surrounding any shortfall in ownership by a director and address such situation as it deems appropriate. All non-employee directors currently exceed the Director Stock Ownership Requirement or are within the applicable Ownership Period for achievement of the Director Stock Ownership Requirement.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 38

Independent Compensation Consultant's Report

In May 2022, the Compensation Committee received a non-employee director compensation presentation (the “Analysis”) prepared by FW Cook. The Analysis compared our then current director compensation arrangements against the Company's compensation peer group and a broader energy industry survey group. The peer group used for the purposes of this Analysis is the same group of companies used to evaluate the Company's executive compensation program. The Analysis reviewed various elements of director compensation, including annual cash and equity retainers, meeting fees, and committee compensation. The Compensation Committee, after reviewing, discussing, and considering the Analysis and other relevant factors, recommended to the Board that changes be made to non-employee director compensation. The Board approved the Compensation Committee's recommendations at its meeting held in May 2022 and approved changes to non-employee director compensation, which are reflected in the table provided in the Non-Employee Director Compensation section of this Proxy Statement. In the future, the Board may modify director compensation as it deems appropriate.
2022 Director Compensation

The following table reflects compensation earned or paid to non-employee directors in 2022 for services on the Board from the 2022 Annual Meeting of Stockholders (or July 22, 2022 for Mmes. Gary and Petrone) until the 2023 Annual Meeting of Stockholders:

2022 DIRECTOR COMPENSATION
Director Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total(4)
Lisa G. Bisaccia(5)	$86,005	$84,995	$171,000
Thomas J. Bresnan	$108,005	$84,995	$193,000
Ronald G. Forsythe, Jr.	$92,005	$84,995	$177,000
Stephanie N. Gary(6)	$62,651	$66,539	$129,190
Thomas P. Hill, Jr.(5)	$92,005	$84,995	$177,000
Dennis S. Hudson, III	$92,005	$84,995	$177,000
Lila A. Jaber	$92,005	$84,995	$177,000
Paul L. Maddock, Jr.	$92,005	$84,995	$177,000
Calvert A. Morgan, Jr.	$112,005	$84,995	$197,000
Dianna F. Morgan	$106,005	$84,995	$191,000
Sheree M. Petrone(6)	$62,651	$66,539	$129,190
John R. Schimkaitis(5)	$176,005	$84,995	$261,000
1Jeffry M. Householder was appointed to serve as a director and our President and Chief Executive Officer effective January 1, 2019. Mr. Householder does not receive compensation for his services as a director or Chair of the Investment Committee.
2The Fees Earned or Paid in Cash column reflects Board and Committee retainers paid in May 2022 (or in July 2022 for Mmes. Gary and Petrone), including fractional shares paid in cash.
3Except for Mmes. Gary and Petrone, the Stock Awards column reflects the grant date fair value of the award on May 4, 2022 of $84,995 (652 shares of common stock based upon a price per share of $130.36, the closing price on May 4, 2022) for each director serving as of May 4, 2022. The stock awards and all prior stock awards are fully vested in that they are not subject to forfeiture.
4There is no compensation that needs to be included in the Option Awards, Non-equity Incentive Plan Compensation, or Change in Pension Value and Non-Qualified Deferred Compensation Earnings or All Other Compensation columns. Dividends on deferred stock units in the NQDC Plan (which are settled on a one-for-one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. Additionally, cash retainer compensation deferred under the NQDC Plan has investment crediting options that are the same as investment options available to all employees under the Company's Retirement Savings Plan. As a result, the directors participating in the NQDC Plan do not receive preferential earnings on their investments. Directors do have the ability to purchase propane at the same discounted rate that we offer to our employees, the value of which, when combined with all other perquisites and personal benefits, does not exceed $10,000 in the aggregate.
5The following directors deferred their annual stock retainer as follows: Bisaccia - $84,995, Hill - $84,995 and Schimkaitis - $84,995. The following directors also deferred their annual Board and Committee cash retainers and cash in lieu of fractional shares as follows: Bisaccia - $86,005 and Hill - $92,005. All deferrals were made in accordance with the terms of the NQDC Plan.
6Stephanie N. Gary and Sheree M. Petrone were appointed to serve as directors effective July 22, 2022. Effective with this appointment, Mmes. Gary and Petrone each received a cash payment of $62,651 for the prorated Board retainer and fractional shares paid in cash for services to be performed from July 22, 2022 through May 3, 2023. The Stock Award column reflects a grant date fair value of $66,539 (526 shares based on a price per share of $126.50, the closing price on July 21, 2022). The stock award is fully vested in that it is not subject to forfeiture.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 39

Report of the Compensation Committee on Compensation Discussion and Analysis
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with the Company's management. The Compensation Committee, based on its review and discussions, recommended to the Board that the following Compensation Discussion and Analysis be included in this Proxy Statement and filed with the SEC.
The information in this Report shall not be considered “soliciting material,” or to be “filed” with the SEC nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company incorporated it by specific reference.
This Report is provided by the following independent directors who comprise the Compensation Committee:
THE COMPENSATION COMMITTEE

Dianna F. Morgan, Chair	Lisa G. Bisaccia	Ronald G. Forsythe, Jr.

Paul L. Maddock, Jr.	Calvert A. Morgan, Jr.	Sheree M. Petrone (effective 2/22/2023)
Compensation Discussion and Analysis
Throughout the Compensation Discussion and Analysis section of this Proxy Statement, we will provide information on the Company's NEOs, the structure and components of our executive compensation program, as well as various considerations and actions taken throughout the year by the Compensation Committee as it relates to the compensation for the NEOs.
Named Executive Officers

In this section, we identify five individuals in accordance with Item 402(a)(3) of Regulation S-K. These individuals are collectively referred to as the "Named Executive Officers" or "NEOs."
The following employees were Named Executive Officers in 2022:
•Jeffry M. Householder, President and CEO
•Beth W. Cooper, Executive Vice President, CFO, Treasurer and Assistant Secretary
•James F. Moriarty, Executive Vice President, General Counsel, Corporate Secretary and Chief Policy and Risk Officer
•Kevin J. Webber, Senior Vice President and Chief Development Officer
•Jeffrey S. Sylvester, Senior Vice President and Chief Operating Officer
The NEOs and our entire Chesapeake Utilities team are dedicated to providing value-added services to our stockholders and the communities we serve. We refer you to our Strategic Growth section in this Proxy Statement where we discuss our strong growth across the Company’s regulated and unregulated energy businesses as evidenced by our financial results in 2022. We intend to build upon our strong foundation in further pursuit of new growth opportunities and increased efficiencies.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 40

Highlights for Our Executive Compensation Program

Our executive compensation program is designed to attract and retain talented executive officers and to incentivize both short-term and long-term financial and operational performance, without encouraging unnecessary risk. Highlights for our executive compensation program are provided below. We encourage you to review these highlights and the entire Compensation Discussion and Analysis section when evaluating our say-on-pay proposal (Proposal 3).

Strong Performance in 2022
As a result of the collective efforts of the Chesapeake Utilities team, we generated strong financial results in 2022, including for those metrics that are tied to performance-based compensation.
•EPS: The growth and initiatives pursued by our businesses resulted in basic 2022 EPS of $5.07 per share (versus basic EPS of $4.75 per share in 2021).
•ROE: ROE was 11.1% as a result of growing earnings from a stable utility foundation and investing in related businesses and services that provide opportunities for returns greater than traditional utility returns.
•TSR: Our strategic growth has led to an average annualized shareholder return for the past 3, 10 and 20-year periods ended December 31, 2022 that ranges from approximately 9% to 17%. In 2022, the Board increased the annualized dividend by 11.5%, reflecting our commitment to stockholder value through dividend growth that is cultivated from sustainable earnings growth.
•Capital Investments: Future growth is generated in part from successfully identifying and making profitable capital investments. We continued to invest in high levels of capital expenditures, with more than $1 billion invested over the five years ended December 31, 2022.

Strategic Growth
We are focused on identifying and developing opportunities across the energy value chain, with emphasis on midstream and downstream investments that are accretive to earnings per share and consistent with our long-term growth strategy and focus on a more sustainable future. Our diverse asset base includes a utility foundation and unregulated energy businesses. We are continuing to pursue and develop new growth opportunities and regulatory strategies that build upon our core platform. We reported our 16th consecutive year of earnings growth for 2022, 18th consecutive year with a return on equity above 11%, and updated our long-term earnings and capital expenditures guidance. We made significant growth investments in infrastructure across our regulated service territories and consummated the acquisition of Planet Found, our first poultry waste to energy platform. We remain committed to delivering safe, reliable energy delivery solutions for our customers, while also supporting our nation’s energy transition. See the Strategic Growth section in this Proxy Statement for additional information.

Executive Compensation Program
The executive compensation program is designed to focus executive officers on both short-term and long-term financial and operational performance of the Company. Cash incentive awards for performance in 2022 and equity incentive awards for performance in 2022-2024 comprised between 50% to 71% of total direct compensation for each named executive officer in 2022.
•Base Salary is a fixed compensation element that is set at competitive levels in order to attract and retain executive officers with skills and attributes that align with our culture and strategic goals.
•Short-Term Cash Incentive Compensation is one of two at-risk compensation elements that incentivizes NEOs upon the achievement of pre-established financial and non-financial performance metrics over an annual period.
•Long-Term Equity Incentive Compensation is the second at-risk compensation element that incentivizes NEOs upon the achievement of pre-established financial performance metrics over a three-year performance period.
•NEOs participate in the same benefits that are available to other employees.

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Determination of Compensation
The Compensation Committee aims to provide a fair, reasonable and competitive executive compensation program that aligns compensation to our business objectives and performance.
•Independent Consultant Review: To assess the competitiveness of our executive compensation program, the Compensation Committee engages an independent compensation consultant, FW Cook.
•Peer Comparison: FW Cook prepares a market analysis that compares our compensation practices against those of our compensation peer group and a broader energy industry survey group, which is reviewed and discussed by the Compensation Committee.
•Market Median: In the market analysis, FW Cook concluded that the target total direct compensation for the NEOs was, in aggregate, within a competitive range of the market median for the survey data.
•Benchmarking Performance: Our short-term and long-term incentive programs include financial metrics that are benchmarked against the peer group.
•Say-on-Pay: The Compensation Committee will consider advisory stockholder votes in the future when determining executive compensation. The Board adopted annual say-on-pay advisory votes as supported by our stockholders. We refer you to Proposal 4 herein for the advisory vote on the frequency of future say-on-pay advisory votes.

Compensation Practices
Our processes and controls related to the executive compensation program mitigate unnecessary risk-taking.
•Process and Controls: Our short-term and long-term incentive programs: (i) utilize multiple performance criteria; (ii) allow our Compensation Committee to adjust awards based on individual performance; (iii) require the Audit Committee to review the relevant financial results prior to the issuance of any award; and (iv) feature a cap on the maximum amount that can be earned during any performance period.
•Stock Ownership Guidelines: Our stock ownership guidelines require the NEOs to retain a certain number of shares over the applicable time period, which encourages long-term ownership in the Company, aligns interests with the Company's stockholders, and mitigates potential compensation-related risk.

Key Compensation Decisions
In 2022, after consideration and approval by the Board, the Compensation Committee approved the following payouts under the compensation program for base salary, short-term cash, and long-term equity.
•Base Salaries: For 2022, on average, base salaries for the NEOs increased by approximately 7% over their respective base salaries established for the prior year after considering a market analysis by FW Cook, the NEO's role and scope of responsibilities, prior performance, and the competitive nature of our business.
•Short-Term Incentive Payout: Cash incentive award payouts for the NEOs as provided in the Summary Compensation Table ranged from approximately 91% to 94% of each NEO's respective target opportunity based on performance over the period from January 1, 2022 through December 31, 2022.
•Long-Term Incentive Payout: Equity incentive award payouts for the 2020-2022 performance period for the NEOs were approximately 193% of each NEO's respective target opportunity.

Strong Performance in 2022

Chesapeake Utilities delivered another year with record results, despite macroeconomic headwinds and regulatory delays. The leadership of the Board and the focus, dedication and business transformation efforts of our team allowed us to report our 16th consecutive year of earnings growth and our 18th consecutive year with a return on equity above 11%. Additionally, we made significant growth investments in infrastructure across our regulated service territories and consummated the acquisition of Planet Found, our first poultry waste to energy platform. We remain committed to delivering safe, reliable energy delivery solutions for our customers, while also supporting our nation’s energy transition. We recently took an important step in the development of our renewable energy business, announcing the commencement of construction on our first full-scale RNG processing facility, located in Madison County, Florida. Sustainable energy projects like these, along with our strengthened outlook for growth across our expanding footprint of regulated and complementary unregulated businesses allowed us to provide updated earnings and capital investment guidance that would continue our track record of peer-leading financial performance.
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To support our growth, we deployed over $140 million in new capital investments, including the purchase of Planet Found and certain propane assets of Davenport Energy. The Company's net income for the year ended December 31, 2022 was $89.8 million compared to $83.5 million for 2021, representing growth of 7.6%. The growth and initiatives pursued by our businesses in 2022 generated increased basic EPS from continuing operations of $5.07 per share representing a 6.7% increase compared to $4.75 per share in 2021. Our strong financial results translated into an 11.1% ROE, marking our 18th consecutive year with ROE above 11%. Full year earnings in 2022 were driven by contributions from natural gas transmission pipeline expansions, incremental contributions from regulated infrastructure programs, organic growth in the Company's natural gas distribution businesses, improved profitability in the Company's propane distribution business, increased demand for services from our compressed natural gas, renewable natural gas, and liquefied natural gas transmission and infrastructure operations, contribution from regulatory initiatives including implementation of interim rates associated with the Florida natural gas rate case filing and contributions from recent acquisitions. Additionally, the Company recognized a one-time gain related to the sale of a property. These increases were partially offset by higher interest expense resulting from increased rates associated with the Company's short-term borrowings and the absence of the prior year one-time regulatory deferral of pandemic related costs and a non-recurring income tax benefit from the CARES Act. We constantly pursue and develop additional projects and initiatives to serve existing and new customers, and to further grow our businesses and earnings, with the intention to increase stockholder value. We refer you to our Major Projects and Initiatives Table in our Annual Report on Form 10-K for additional information on major projects/initiatives recently completed and currently underway.
As these projects move forward, they will help to meet our customers’ expectations while positioning Chesapeake Utilities for continued long-term value creation. Our executive compensation program is tied to the Company's strategic plan and capital budget, and centered on the creation of stockholder value. Under our long-term incentive program which measures performance over a three-year period, equity awards compensate NEOs for improving stockholder value by achieving growth in TSR as well as growth in earnings, while investing for future long-term earnings growth. As reflected in the charts below, our 3-year CAGR dividend growth was 9.7%, and our 3-year CAGR earnings growth was 8.5%. Chesapeake Utilities’ average annualized shareholder return for the past 3, 10 and 20 year periods ended December 31, 2022 ranged from approximately 9% to 17%.

BASIC EARNINGS PER SHARE
3-Year CAGR Earnings Growth - 8.5%
Net income from continuing operations for 2022 increased to $89.8 million, or $5.07 per share, from $83.5 million, or $4.75 per share (basic) in 2021, representing a growth rate of 7.6%. This was driven by contributions from the Company's natural gas transmission pipeline expansions, improved profitability in our propane distribution businesses, incremental contributions from regulated infrastructure programs, organic growth in our natural gas distribution businesses, improved profitability in our propane distribution business, increased demand for services from our CNG, RNG and LNG transmission and infrastructure operations, contribution from regulatory initiatives including implementation of interim rates associated with the Florida natural gas rate case filing and contributions from recent acquisitions. We also recognized a one-time gain related to the sale of a property. Our basic earnings per share for 2020 through 2022 is as follows:

ANNUALIZED DIVIDEND GROWTH
3-Year CAGR Dividend Growth - 9.7%
Chesapeake Utilities Corporation has paid dividends to its stockholders for 62 consecutive years. During those 62 years, Chesapeake Utilities Corporation has either maintained or increased its annualized dividend. Over the past three years, the annual dividend has increased from $1.76 to $2.14, representing an average growth rate of 9.7%, while also enabling us to retain a significant portion of earnings to reinvest back into our businesses to fund future growth. Most recently, the Board increased the annualized dividend in 2022 by $0.22 per share, or 11.5% over the prior year reflecting our commitment to stockholder value through dividend growth that is cultivated from sustainable earnings growth. This resulted in an annualized dividend of $2.14 per share in 2022. Our annualized dividend per share from 2020 through 2022 is as follows:

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AVERAGE ANNUALIZED AND TOTAL SHAREHOLDER RETURN
The combination of dividends and stock price performance produced an annual total return to our stockholders of approximately 9% for the three-year period ended December 31, 2022, and the average annualized shareholder return for the past 3, 10 and 20-year periods ended December 31, 2022 ranged from approximately 9% to 17%. The following charts reflect Chesapeake Utilities' total shareholder return as compared to the median and 75th percentile of our performance peer group. The performance peer group is comprised of the following companies: Atmos Energy Corporation, Black Hills Corporation, New Jersey Resources Corporation, NiSource Inc., Northwest Natural Holding Co., Northwestern Corporation, ONE Gas, Inc., RGC Resources, Inc., South Jersey Industries, Inc., Spire Inc., and Unitil Corporation.

AVERAGE ANNUALIZED SHAREHOLDER RETURN

17%
15%
13%
12%
11%
10%
9%
3%
-2%
3 Year
10 Year
20 Year
Median of our peer group
75th percentile of our peer group
Chesapeake Utilities Corporation

CUMULATIVE TOTAL SHAREHOLDER RETURN

1,652%
807%
680%
376%
229%
159%
8%
30%
-6%
3 Year
10 Year
20 Year
Median of our peer group
75th percentile of our peer group
Chesapeake Utilities Corporation

INVESTING FOR FUTURE GROWTH
Over the 5 years ended December 31, 2022, we have made capital investments totaling approximately 64% of total capitalization including short-term borrowings
We have invested more than $1 billion over the last five years, which represents approximately 64% of the Company's total capitalization (including short-term borrowings) of $1.6 billion at December 31, 2022.
Future growth is generated in part from the success in identifying and making profitable capital investments that accelerate change and fuel future earnings growth and new opportunities. Our performance is driven in part by our steadfast commitment to pursuing growth opportunities with discipline, determination and drive. Our results are a culmination of the growth efforts that have been underway for some time coupled with our ability to identify and drive other earnings opportunities including new pipeline expansion projects, distribution extensions to new areas, new acquisitions, and new unregulated service offerings. Our earnings growth, because of the significance of our regulated operations, is driven by the additional capital investments we make. To sustain or increase our earnings growth rate, we invest in additional capital expenditures that generate returns equal to or greater than their respective target returns.

Strategic Growth

We are focused on identifying and developing opportunities across the energy value chain, with emphasis on midstream and downstream investments that are accretive to earnings per share and consistent with our long-term growth strategy and focus on a more sustainable future. Our diverse asset base includes a utility foundation and related unregulated energy businesses. We are continuing to pursue and develop new growth opportunities and regulatory strategies that build upon our core platform. We reported our 16th consecutive year of earnings growth for 2022, 18th consecutive year with a return on equity above 11%, and updated our long-term earnings and capital expenditures guidance. We made significant growth investments in infrastructure across our regulated service territories and consummated the acquisition of Planet Found, our first poultry waste to energy platform. We remain committed to delivering safe, reliable energy delivery solutions for our customers, while also supporting our nation’s energy transition. Overall, the growth and initiatives pursued by our businesses in 2022 resulted in strong performance across the Company including:
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•For 2022, net income was $89.8 million compared to $83.5 million for 2021, representing growth of 7.6%
•2022 EPS (GAAP) of $5.07 per share compared to $4.75 per share for 2021, an increase of $0.32 per share or 6.7%, marking our 16th consecutive year of earnings growth
•Average Return on Equity in 2022 was 11.1%, marking our 18th consecutive year with ROE above 11%
•Year-over-year growth driven by pipeline expansions, regulatory initiatives, natural gas organic growth, acquisition contributions, and higher earnings in the Company's unregulated businesses
•Approval for the Florida natural gas rate case with the final order expected to be issued in March 2023
•Long-term earnings and capital expenditures guidance have been updated
Executive Compensation Program

The executive compensation program is designed to focus executive officers on both short-term and long-term financial and operational performance, without encouraging unnecessary risk. The Compensation Committee retains discretion in administering all awards and performance goals, and determining performance achievement. The following provides the components of our executive compensation program.

TOTAL DIRECT COMPENSATION FOR THE NEOs

Base Salary	•	Base salaries are set at competitive levels to attract and retain executive officers that have the knowledge and skills necessary to achieve the Company's established goals
•
The Compensation Committee considered the following, among other factors, when setting 2022 base salaries: scope of the executive’s responsibilities, prior year’s performance, internal equity and the competitive nature of our business

Short-Term Incentive Compensation	•	The 2015 Cash Plan, under which cash incentive awards may be granted, was approved by the Company's stockholders in May 2015
	•	In February 2022, after consideration and approval by the Board, the Compensation Committee granted cash incentive awards for the performance period January 1, 2022 through December 31, 2022
1-year Performance-Based Award	•	Evaluation of performance is based on achieving financial and non-financial targets
	•	Awards are issued based on achievement of predetermined goals for EPS and individual performance
	•	Awards are subject to a cap of 200% of target on the maximum amount that can be earned during any performance period, as well as an absolute dollar limit set under the terms of the 2015 Cash Plan
Long-Term Incentive Compensation	•	The 2013 SICP, under which equity incentive awards may be granted, was approved by the Company's stockholders in May 2013
•
In February 2022, after consideration and approval by the Board, the Compensation Committee granted 2022 Equity Incentive Awards which are based upon a three-year performance period of January 1, 2022 to December 31, 2024. The 2022 Equity Incentive Awards are 100% performance-based.

3-year Performance- Based Award	•	Awards are issued based on achievement of predetermined goals for the following performance metrics: TSR, growth in long-term earnings, and ROE
•
Awards are subject to a cap of 200% of target on the maximum amount that can be earned during any performance period, as well as an absolute total share award limit set under the terms of the 2013 SICP

•
Dividends on the equity incentive awards that vest based on the achievement of performance goals accrue as dividend equivalents during the performance period and are paid only on the actual shares earned, if any

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BENEFIT PLANS AND PERQUISITES AVAILABLE TO CERTAIN EMPLOYEES, INCLUDING NEOs
Retirement Savings Plan	•	The Retirement Savings Plan is available to all eligible employees of the Company and its subsidiaries
•
For 2022, employees who participated in the Retirement Savings Plan received matching contributions of up to 6% of eligible cash compensation deferred in the plan up to the applicable statutory compensation limit. The IRS limits the amount of pre-tax contributions that a participant may make to their Retirement Savings Plan.

	•	Employees of the Company and its subsidiaries, as applicable, are eligible to receive an additional supplemental employer contribution on non-stock compensation at the discretion of the Company
NQDC Plan	•
Extends the Retirement Savings Plan, on a non-qualified basis, for deferral of compensation that is in excess of the tax code limitations, as well as for Company matching and supplemental contributions on such excess cash deferrals under the same terms as the Retirement Savings Plan for a select group of management employees

•
Select employees of the Company and its subsidiaries, as applicable, are also eligible to receive an additional supplemental employer contribution at the discretion of the Company if such a contribution would have been made in the Retirement Savings Plan absent the compensation limit

	•	Cash incentive awards may be deferred and paid at a later, predesignated time. Deferred cash incentive awards are eligible for matching or supplemental contributions by the Company.
	•	Equity incentive awards may be deferred for later settlement
Benefits /Perquisites	•	Executives participate in the same benefits that are available to all employees of the Company
	•	The All Other Compensation column of the Summary Compensation Table provides benefits where the aggregate value is more than $10,000
•
On behalf of each employee, the Company pays an annual premium in connection with term life insurance. The life insurance benefit of two times base salary is capped at $1,000,000, which limits the benefit to highly compensated employees.

	•	Company-owned vehicles are available to the NEOs. Company vehicles are treated as imputed income for any personal use of the vehicle and is filed with the IRS on Form W-2.
	•	Employees have the ability to purchase propane at a discounted rate
The Compensation Committee believes that this compensation program aligns the financial interests of the executive officers with the interests of stockholders. The Committee's approach to executive compensation encompasses practices that focus on a fair, reasonable and competitive executive compensation program while also aligning total compensation with our business objectives and performance, thereby focusing on stockholder value. The mix of base salary and performance-based incentive awards promote a pay-for-performance culture. In addition to those practices described above, several other practices encompassed in our executive compensation program are as follows:
•A compensation recovery policy that requires the repayment by a named executive officer if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate
•Engaging in hedging transactions related to the Company's stock is prohibited, as well as pledging the Company's stock as collateral for a loan or holding the Company's stock in a margin account
•The Company does not provide excise tax gross-up protections
•Stock ownership guidelines are in place that require attaining a certain ownership threshold within a specific time period
Determination of Compensation

Role of the Compensation Committee. The Compensation Committee is solely responsible for the oversight and administration of our executive compensation program. The Committee designs, recommends to the Board for adoption as appropriate, and administers the policies and practices related to executive compensation. The Committee, to the extent that it deems appropriate (and, in the case of any of the Company's employee benefit plans, to the extent permitted by the plan), may delegate the day-to-day administration of matters under its authority to employees of the Company, or a subcommittee, subject in all cases to the Committee's oversight responsibility. The Compensation Committee believes that the most effective compensation program is one that is designed to ensure that total compensation is fair, reasonable and competitive. The primary objectives in creating an effective compensation program are to:
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•Develop an appropriate mix of compensation to enhance performance that aligns the financial interests of the executive officers with the interests of our stockholders;
•Structure the program to attract high-quality executive talent that will incentivize performance that focuses on achieving our short and long-term goals; and
•Contribute to effective development of talent through internal processes such as performance evaluations, succession planning, and leadership development.
The Compensation Committee annually reviews the executive compensation program to align (i) the program with the Company's objectives; (ii) the components of each element of compensation to arrive at a proper overall compensation level; and (iii) the compensation with that earned by executive officers in comparable positions at peer companies.
Role of Management. The Chief Executive Officer participates in establishing the compensation targets and payout levels for the other NEOs. The Chief Executive Officer assesses the performance for the NEOs and recommends to the Compensation Committee the overall levels of achievement and the extent to which performance targets were attained. Upon request, supplemental materials are provided by management to the Compensation Committee to assist in making its determinations in regards to the overall levels of achievement. The Chief Executive Officer is not involved in any part of the setting of any component of his compensation. The Chief Executive Officer and other members of senior management attend Compensation Committee meetings only at the invitation of the Compensation Committee or the Chief Executive Officer.
Role of Independent Compensation Consultant. The Compensation Committee engaged FW Cook as its independent compensation consultant to assist in reviewing the Company's executive compensation program. FW Cook advises the Compensation Committee on executive compensation and non-employee director compensation matters. FW Cook does not provide any other services to the Company.
Tax Considerations. The Company’s 2022 executive compensation program is similar to the program the Compensation Committee established in prior years. We refer you to our discussion in the Compensation Discussion and Analysis section of this Proxy Statement for further information regarding our executive compensation program design, including performance-based compensation. Prior to establishing the executive compensation program for the ensuing year, consideration is given to the accounting and tax treatment of certain forms of compensation. Effective January 1, 2019, the United States Tax Cuts and Jobs Act provided that all remuneration in excess of $1 million in a single year, including most performance-based compensation payable to the Chief Executive Officer, Chief Financial Officer or to any one of the Company’s three most highly compensated executive officers is not deductible for federal income tax purposes.
Companies in Our Peer Group. In January 2022, FW Cook prepared a market analysis that compared our compensation practices for base salary, target cash compensation, and target total direct compensation against those in an energy industry survey group. FW Cook also compared our compensation practices to the following gas, electric and diversified utilities (collectively, our "Compensation Peer Group"): MGE Energy, Inc., Northwest Natural Holding Co., South Jersey Industries, Inc., Spire Inc., Suburban Propane Partners, LP, and Unitil Corporation. The Compensation Committee reviewed and discussed the market analysis with FW Cook. The market analysis reflected that target total direct compensation for the NEOs was, in aggregate, within a competitive range of the market median (within +/-15%) for the survey data. Our short-term and long-term incentive programs include financial metrics that are benchmarked against peer companies. The performance peer group established by the Compensation Committee relating to our long-term incentive program for the 2022-2024 performance period is comprised of the following companies which are similar to ours in terms of business operations: Atmos Energy Corporation, Black Hills Corporation, New Jersey Resources Corporation, NiSource Inc., Northwest Natural Holding Co., Northwestern Corporation, ONE Gas, Inc., RGC Resources, Inc., Spire Inc., and Unitil Corporation.
Compensation Practices

Process and Controls. We have controls in place that discourage unnecessary risk-taking. The NEOs simultaneously participate in the 2015 Cash Plan and the 2013 SICP, which provides multiple performance criteria at any given time. The Compensation Committee has discretion and the ability to adjust awards based on an NEO's individual performance. Several other features of the cash incentive award process further mitigate risk-taking and exposure, including the following: (i) financial results for the respective award period are reviewed by the Audit Committee prior to the issuance of any cash incentive award; (ii) the target for the cash incentive award is set at an amount that approximates the median cash incentive award of an industry peer group; and (iii) each cash incentive award features a cap (a maximum of 200% of the target) on the maximum amount that can be earned for any performance period, as well as an absolute dollar limit set under the terms of the 2015 Cash Plan.
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The equity incentive awards compensate NEOs for improving stockholder value by achieving growth in TSR as well as growth in earnings, while investing for future long-term earnings growth. The Compensation Committee believes that these awards do not encourage unnecessary risk-taking since part of the ultimate value of the award is tied to the Company’s stock price and awards are staggered and cover a multi-year performance period. Additionally, several other features of the equity incentive award process further minimizes potential risk: (i) financial results for the respective award year are reviewed by the Audit Committee prior to the issuance of any equity incentive award; (ii) all three performance metrics over the relevant performance periods are benchmarked against the same measures for a peer group of natural gas distribution companies, and the average ROE performance component is compared to predetermined ROE thresholds that are established by the Compensation Committee; and (iii) each equity incentive award features a cap (a maximum of 200% of the target) on the maximum amount that can be earned in any year, as well as an absolute total share award limit set under the terms of the 2013 SICP. The Compensation Committee believes that the 2015 Cash Plan, the 2013 SICP and the proposed 2023 SICP appropriately balance risk and the desire to focus on areas considered critical to the short-term and long-term growth and success of the Company.
The Compensation Committee has adopted additional practices to ensure diligent and prudent decision-making and review processes. The practices that are in place to manage and control risk include:
•    Cash incentive and equity incentive awards include performance components that are tied to the Company's strategic plan and capital budget, which are reviewed and approved by the Board;
•    During its goal-setting process, the Compensation Committee considers prior years' performance relative to future expected performance to assess the reasonableness of the goals;
•    The 2015 Cash Plan, the 2013 SICP, and the proposed 2023 SICP include both performance and profitability measures, thus balancing growth with value creation;
•    The Compensation Committee retains discretion in administering all awards and performance goals, and in determining performance achievement;
•    Each NEO is subject to stock ownership guidelines commensurate with their position that requires attaining and maintaining a specific stock ownership threshold, which stock, together with the NEO's equity awards, could lose significant value over time if the Company were exposed to inappropriate or unnecessary risks that could affect the Company's stock price; and
•    A compensation recovery policy is in place that requires the repayment by a named executive officer if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate.
In January 2022, FW Cook provided the Compensation Committee with a market analysis that compared the Company’s executive compensation with market data for the Company’s peer group, as well as with energy industry survey data. Target total direct compensation for the NEOs was, in aggregate, within a competitive range of the market median (within +/-15%) for the survey data. The Company reviewed its compensation programs applicable to all employees in conjunction with the risks that were identified and included in the Company's Annual Report on Form 10-K and determined that these programs do not create risk that could result in a material adverse effect on the Company.
Stock Ownership and Retention Guidelines. The Corporate Governance Committee is responsible for the development, oversight, and monitoring of stock ownership guidelines. In November 2014 and November 2022, the Board amended the ownership guidelines upon the recommendation of the Corporate Governance Committee, replacing those guidelines adopted by the Board in 2006. The amended stock ownership guidelines include recommendations made by FW Cook.
The stock ownership guidelines promote long-term profitability by aligning the interests of the NEOs with those of the Company's stockholders. The Chief Executive Officer's stock ownership requirement is five times base salary, and all other NEOs are at three times base salary. The stock ownership requirements can be achieved through several means, including outright ownership of shares by the NEOs and their immediate family members (as defined by SEC rules and regulations and including shares held in trust), making purchases on the open market, making optional cash investments through our Dividend Reinvestment and Direct Stock Purchase Plan, and earning performance incentive shares awarded by the Compensation Committee upon completion of the relevant performance period. Once a NEO attains the ownership requirement, the NEO will remain in compliance with the ownership guidelines despite future changes in the stock price and base salary, as long as the NEO continues to own shares equal to the number of shares owned at the time the ownership requirement is met.
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Key Compensation Decisions

Base Salary. In January 2022, the Compensation Committee reviewed and discussed the market analysis that was prepared by FW Cook to assess the competitiveness of base salary levels. FW Cook's market assessment compared the Company's base salaries for the NEOs against market data for the Company's peer group, as well as from industry published survey data. FW Cook concluded that base salaries, in aggregate, for the NEOs are within a competitive range of the market median for survey data. Various factors such as experience, depth of responsibility, tenure, internal equity, and performance may drive variances to market. The Compensation Committee considered the following prior to setting base salaries for 2022: results of the market assessment performed by FW Cook; functional role of the position; scope of the individual’s responsibilities; prior year’s performance; internal equity and competitive nature of our business. For 2022, on average, base salaries for the NEOs increased by approximately 7% over their respective base salaries established for the prior year.
Cash Incentive Award for the 2022 Performance Period. For 2022, after consideration and approval by the Board, the Compensation Committee granted cash incentive awards to each NEO under the 2015 Cash Plan. Generally, the target cash incentive award opportunity for each NEO is set at an amount that approximates the median prevailing practices of the industry peer group and broader energy industry for comparable positions. The actual award earned for all NEOs can range from 0% to 200% of the target cash incentive award, depending on actual performance at the end of the performance period as compared to the performance targets. The Compensation Committee may also use its discretion to adjust a participant’s cash incentive payout amount based on unanticipated and/or extraordinary events or other individual performance considerations. In February 2022, the Compensation Committee established financial and non-financial performance targets for the NEOs. The payout opportunity for the EPS target was 0% to 200% based upon a band centered around an EPS financial target of $5.16. Each NEO also had established individual goals in connection with determining the extent to which the individual met their non-financial target. For 2022, the NEOs individual performance goals were centered around the Company's fundamental areas of focus to employees and other stakeholders - Safety, Team, Service, Improvement, and Growth. All of our strategic objectives, initiatives, performance goals, and evaluation criteria relate to one or more of these words. The NEOs may earn a cash incentive award upon achieving the pre-established financial and non-financial targets based on the Compensation Committee’s evaluation. The Compensation Committee reserves the right to consider additional performance criteria for the Chief Executive Officer related to pursuing strategic or operational opportunities.
The following table shows each NEO's target cash incentive award, based on their applicable base salary as of April 1, 2022 and weighting for the financial and non-financial performance targets. In February 2023, the Compensation Committee reviewed the Company's earnings and the extent to which each NEO had achieved their applicable performance goals. Based on this review and after consideration and approval by the Board, the Compensation Committee authorized the payment of cash incentive awards as reflected in the table below. The payouts for the performance-based cash incentive awards ranged from approximately 91% to 94% of each NEO’s target opportunity:

2022 CASH INCENTIVE AWARD
NEO	Base Salary (at 4/1/2022)	Cash Opportunity (% of Base Salary)	Award at Target (100%)	Weighting for the Performance Targets(1)		Actual Achievement of Performance Targets and Associated Payout(1)		Payout Reflected in Summary Compensation Table
				Non-Financial	Financial	Non-Financial	Financial
Jeffry M. Householder	$756,000	90%	$680,400	20%	80%	$123,089	$497,215	$620,304
Beth W. Cooper	$430,500	50%	$215,250	20%	80%	$43,735	$157,298	$201,033
James F. Moriarty	$430,500	50%	$215,250	20%	80%	$43,735	$157,298	$201,033
Kevin J. Webber	$326,000	40%	$130,400	20%	80%	$27,751	$95,292	$123,043
Jeffrey S. Sylvester	$360,000	40%	$144,000	20%	80%	$30,124	$105,231	$135,355
1 For the non-financial performance component, the NEOs achieved between 99.02% to 116.49% of the applicable target. An EPS multiplier of 91.35% was applied to the achievement of each NEO's financial and non-financial performance components.
Equity Incentive Awards. The Compensation Committee is authorized to grant equity incentive awards to NEOs under the 2013 SICP. While the 2013 SICP authorizes the issuance of several types of equity or equity-based awards, the Company’s long-term incentive awards to NEOs have historically been 100% performance-based, featuring annual grants of shares that are awarded if pre-established performance targets are achieved at the end of a three-year performance period. The equity incentive awards are designed to reward executives for improving stockholder value by achieving growth in earnings while investing in the future growth of our businesses. The target equity award is a number of shares equivalent to the dollar value based on a percentage of base salary. The payout opportunity as a percent of the target award for the TSR, Growth in Long-term Earnings, and ROE performance components is 0% (minimum), 100% (target) and 200% (maximum), with the threshold for the TSR and Growth in Long-term Earnings components at 50% and the threshold for the ROE component at 25%. The actual award earned for each NEO can range from zero to the maximum payout opportunity of 200% of the target number of shares, depending on actual performance at the end of the performance period (a
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 49

three year or transition performance period) as compared to the performance targets. Awards are granted for each performance period pursuant and subject to the terms of performance share agreements entered into by each NEO and the Company.
2022 Equity Incentive Awards. In February 2022, after consideration and approval by the Board, the Compensation Committee granted the following performance-based equity incentive awards to each NEO for the January 1, 2022 through December 31, 2024 performance period as a percentage of base salary effective as of April 1, 2022:

EQUITY INCENTIVE AWARD OPPORTUNITY FOR THE 2022-2024 PERFORMANCE PERIOD
NEO	Base Salary (at 4/1/2022)	Opportunity (% of Base Salary)	Target Equity Value	Average Closing Stock Price (11/1/2021-12/31/2021)	Target Equity Shares
Jeffry M. Householder	$756,000	175%	$1,323,000	$135.30	9,778
Beth W. Cooper	$430,500	120%	$516,600	$135.30	3,818
James F. Moriarty	$430,500	120%	$516,600	$135.30	3,818
Kevin J. Webber	$326,000	70%	$228,200	$135.30	1,686
Jeffrey S. Sylvester	$360,000	70%	$252,000	$135.30	1,862
The Compensation Committee approved the following performance components in connection with the equity incentive awards granted for the 2022-2024 Performance period.

Performance Component	Benchmark and Description of Benchmark	% of Target Award
TSR	Total shareholder return compared to the total shareholder returns of companies included in the performance peer group for the period. Shareholder Return incentivizes executives to generate additional value for our stockholders.	30%
Growth in Long-Term Earnings	Total capital expenditures as a percentage of total capitalization as compared to companies in the performance peer group for the period. In the long-term, the Company’s growth in earnings per share is dependent upon continuous investment of capital at levels sufficient to drive future earnings growth.	35%
ROE	Average ROE compared to predetermined ROE targets and the ROE relative to the performance peer group. ROE measures the Company’s ability to generate current income using equity investors’ capital.	35%
The Compensation Committee evaluates achievement of the TSR and Growth in Long-Term Earnings performance components based upon evaluating the Company's performance relative to the performance of a peer group over the applicable thirty-six month performance period. The Company's performance is ranked against the performance of the peer group. The payout opportunity is based on the Company's percentile ranking against the companies in the peer group for each of these two performance components as shown in the table below.

Percentile Ranking as Compared To Companies in the Performance Peer Group	Percentage of Payout of Target Equity Incentive Award
Less than 40th percentile	0%
40th – 49th percentile	50% - 74%
50th – 54th percentile	75% - 99%
55th – 59th percentile	100% - 124%
60th – 64th percentile	125% - 149%
65th – 69th percentile	150% - 174%
70th – 80th percentile	175% - 199%
Greater than 80th percentile	200%
The Compensation Committee evaluates achievement of the ROE component based on the matrix provided below. NEOs are evaluated based both on the Company's average ROE over the three-year performance period as compared to predetermined ROE thresholds of 10% to a maximum of 12% and the ROE relative to the ROE performance of the peer group.

	Percentile Rank	Payout Matrix
Maximum	75%	75%	100%	175%	200%
Target	50%	50%	75%	100%	150%
Threshold	25%	25%	50%	75%	100%
		Threshold	Low Target	Target	Maximum
		10.00%	11.00%	11.25%	12.00%
		3 YEAR AVERAGE ROE COMPARED TO FIXED TARGETS
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 50

The peer group used to evaluate these components is comprised of the following companies: Atmos Energy Corporation, Black Hills Corporation, New Jersey Resources Corporation, NiSource Inc., Northwest Natural Holding Co., Northwestern Corporation, ONE Gas, Inc., RGC Resources, Inc., Spire Inc., and Unitil Corporation. The performance share agreement applicable to these awards is filed as Exhibit 10.34 of our Annual Report on Form 10-K for the period ended December 31, 2022. The payout opportunity as a percent of the target award for the TSR, Growth in Long-term Earnings, and ROE performance components is 0% (minimum), 100% (target) and 200% (maximum), with the threshold for the TSR and Growth in Long-term Earnings components at 50% and the threshold for the ROE component at 25%.
2021 Equity Incentive Awards. In February 2021, after consideration and approval by the Board, the Compensation Committee granted performance-based target equity incentive awards to the NEOs for the January 1, 2021 through December 31, 2023 performance period as follows: Householder - 10,923 shares, Cooper - 4,276 shares, Moriarty - 4,276 shares, Webber - 2,057 shares, and Sylvester - 2,057 shares. The incentive opportunity as a percentage of base salary is as follows: 160% for Mr. Householder, 110% for Ms. Cooper and Mr. Moriarty, and 70% for Messrs. Sylvester and Webber. The features of these awards are similar to the features described above for the 2022 Equity Incentive Awards. The peer group used to evaluate these components is provided in the performance share agreement applicable to these awards filed as Exhibit 10.18 of our Annual Report on Form 10-K for the period ended December 31, 2021. The payout opportunity as a percent of the target award for the TSR, Growth in Long-term Earnings, and ROE performance components is 0% (minimum), 100% (target) and 200% (maximum), with the threshold for the TSR and Growth in Long-term Earnings components at 50% and the threshold for the ROE component at 25%. The NEOs are entitled to earn the performance shares at the end of the performance period depending on the extent to which performance targets are achieved. The Compensation Committee will determine the achievement of equity incentive grants made to the NEOs, as applicable, for the 2021 Equity Incentive Awards, upon consideration of pre-established performance targets for the 2021-2023 performance period.
2020 Equity Incentive Awards. In February 2020, after consideration and approval by the Board, the Compensation Committee granted performance-based target equity incentive awards to the NEOs for the January 1, 2020 through December 31, 2022 performance period as follows: Householder - 11,357 shares, Cooper - 4,326 shares, Moriarty - 4,326 shares, Webber - 2,109 shares, and Sylvester - 2,109 shares. The features of these awards are similar to the features described above for the 2022 Equity Incentive Awards. The peer group used to evaluate these components is provided in the performance share agreement applicable to these awards filed as Exhibit 10.20 of our Annual Report on Form 10-K for the period ended December 31, 2020. The payout opportunity as a percent of the target award for the TSR, Growth in Long-term Earnings, and ROE performance components is 0% (minimum), 100% (target) and 200% (maximum), with the threshold for the TSR and Growth in Long-term Earnings components at 50% and the threshold for the ROE component at 25%. Each NEO is entitled to earn the performance shares at the end of the performance period depending on the extent to which performance targets are achieved.
The Compensation Committee met in February 2023 to review the extent to which the NEOs earned the 2020 Equity Incentive Awards. During the 2020-2022 performance period: (i) with respect to the TSR component, our TSR for the three years ended December 31, 2022, was at the 100th percentile compared to the peer companies’ TSR for the same period, and (ii) with respect to the Growth in Long-Term Earnings component, total capital expenditures as a percentage of total capitalization, for the Company was at the 84th percentile of our peer group. For the purposes of calculating the Earnings Performance component, the average ROE for the three years ended December 31, 2022 for the Company was 11.36%, which represented the 100th percentile. The NEOs received a payout of 200% of the target for the TSR component, 200% of the target for the Growth in Long-Term Earnings component, and 178.7% of the target for the ROE component. The shares received by each executive for the 2020 Equity Incentive Awards as approved by the Board and Compensation Committee are reflected in the following table. In addition, dividends on equity incentive awards that vest based upon achievement of performance goals accrue in the form of dividend equivalents during the performance period and are paid to the respective executive only on actual shares earned, if any.

ACHIEVEMENT OF 2020 EQUITY INCENTIVE AWARDS FOR THE 2020 - 2022 PERFORMANCE PERIOD
NEO	Target Shares	TSR (30% Weighting)	Growth in Long-Term Earnings (35% Weighting)	ROE (35% Weighting)	Actual Payout
Jeffry M. Householder	11,357	6,814	7,950	7,103	21,867
Beth W. Cooper	4,326	2,596	3,028	2,705	8,329
James F. Moriarty	4,326	2,596	3,028	2,705	8,329
Kevin J. Webber	2,109	1,265	1,476	1,319	4,060
Jeffrey S. Sylvester	2,109	1,265	1,476	1,319	4,060
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 51

Stock Vested During 2022

In February 2023, after consideration and approval by the Board, the Compensation Committee approved payouts associated with the 2020 Equity Incentive Awards for the NEOs as described above in the 2020 Equity Incentive Awards section in this Proxy Statement. These equity incentive awards vested in 2022.

STOCK VESTED DURING 2022
NEO	Date Shares Awarded	Number of Shares Acquired on Vesting(1)	Closing Stock Price on 2/22/2023	Value Realized on Vesting
Jeffry M. Householder	2/22/2023	21,867	$123.60	$2,702,761
Beth W. Cooper	2/22/2023	8,329	$123.60	$1,029,464
James F. Moriarty	2/22/2023	8,329	$123.60	$1,029,464
Kevin J. Webber	2/22/2023	4,060	$123.60	$501,816
Jeffrey S. Sylvester	2/22/2023	4,060	$123.60	$501,816
1 The shares awarded and corresponding value realized reflect shares received in March 2023 by each NEO for the three-year performance period ended December 31, 2022.
Outstanding Equity Awards

In February 2021, after consideration and approval by the Board, the Compensation Committee granted performance shares to the NEOs for the 2021-2023 performance period. The values of these awards are reflected in the Stock Award column for 2021 in the Summary Compensation Table, as applicable for each NEO, and are further described under the 2021 Equity Incentive Awards section in this Proxy Statement.
In February 2022, after consideration and approval by the Board, the Compensation Committee granted performance shares to the NEOs for the 2022-2024 performance period. The values of these awards are reflected in the Stock Award column for 2022 in the Summary Compensation Table and in the Grant Date Fair Value column in the Grants of Plan-Based Awards Table. Please refer to the 2022 Equity Incentive Awards and Grants of Plan-Based Awards sections in this Proxy Statement for additional details on these awards.
Executive Compensation
Summary Compensation Table

The following table provides information on compensation earned by the NEOs for the years ended December 31, 2022, 2021 and 2020. In determining the individuals to be included in this table, we considered the roles and responsibilities of individuals serving at the Company and its subsidiaries during 2022, as well as total compensation (reduced by the change in pension value and non-qualified deferred compensation earnings), for the year ended December 31, 2022.

2022 SUMMARY COMPENSATION TABLE					Change in Pension Value and NQDC Earnings(3)(4)
NEO and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)		All Other Compensation(5)	Total(6)
Jeffry M. Householder(7) Chief Executive Officer and President	2022	$747,000	$1,209,353	$620,304	$—	$191,759	$2,768,416
	2021	$715,000	$1,122,109	$897,409	$—	$102,452	$2,836,970
	2020	$675,000	$1,053,668	$644,233	$—	$215,206	$2,588,107
Beth W. Cooper Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2022	$425,375	$472,214	$201,033	$—	$37,834	$1,136,456
	2021	$407,500	$439,269	$285,630	$—	$47,916	$1,180,315
	2020	$396,250	$401,353	$221,320	$44,183	$108,201	$1,171,307
James F. Moriarty Executive Vice President, General Counsel, Corporate Secretary and Chief Policy and Risk Officer	2022	$425,375	$472,214	$201,033	$—	$46,230	$1,144,852
	2021	$407,500	$439,269	$286,206	$—	$38,692	$1,171,667
	2020	$396,250	$401,353	$220,880	$—	$85,893	$1,104,376
Kevin J. Webber Senior Vice President and Chief Development Officer	2022	$322,000	$208,526	$123,043	$—	$48,407	$701,976
	2021	$307,500	$211,314	$173,468	$—	$51,290	$743,572
	2020	$293,750	$195,667	$300,603	$—	$66,472	$856,492
Jeffrey S. Sylvester Senior Vice President and Chief Operating Officer	2022	$360,000	$230,294	$135,355	$—	$43,224	$768,873
	2021	$307,500	$211,314	$173,120	$—	$28,079	$720,013
	2020	$300,000	$195,667	$128,590	$—	$219,927	$844,184
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 52

1For the NEOs we calculated the aggregate grant date fair value of the performance-based equity incentive awards for each performance period based on the estimated compensation costs on the grant date in accordance with FASB ASC Topic 718. We estimate the percent of which the Growth in Long-Term Earnings component and the Earnings Performance component are likely to be earned. The equity incentive awards have been recorded at the grant date fair value, which is based on the closing price on the grant date. We also evaluated the likelihood of earning the TSR component for the respective performance periods. We first determined the aggregate fair value of the award using a third-party model. The Company's TSR was then compared to the companies in our performance peer group using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the TSR component, which is used to determine the payout percentage. The performance share fair value for the TSR component was generated from the third-party model and used to calculate the aggregate grant date fair value of this component of the award. The number of actual performance shares earned will range from 0% to 200% of the target performance shares depending on the applicable performance period and actual performance as compared to the performance goals. The following table sets forth the factors associated with the estimated compensation costs for each performance period.

ESTIMATED PAYOUT FOR EQUITY INCENTIVE AWARDS
			Performance-Based Equity Awards			Market-Based Equity Awards
Year	Performance Period	Grant Date	Growth in Long-Term Earnings	ROE	Fair Value Per Share	TSR	Monte Carlo Estimated Percentile Ranking	Fair Value Per Share
2022	2022-2024	2/23/2022	100%	100%	$129.99	100%	44%	$108.96
2021	2021-2023	2/23/2021	100%	100%	$104.01	100%	47%	$99.74
2020	2020-2022	2/25/2020	100%	100%	$94.64	100%	47%	$88.43
If the maximum awards were achieved for the NEOs for the 2022-2024 performance period as reflected in the 2022 row of the Summary Compensation Table, each award would be valued as follows: Householder - $2,418,706, Cooper - $944,428, Moriarty - $944,428, Webber - $417,052, and Sylvester - $460,588. If the maximum awards were achieved for the NEOs for the 2021-2023 performance period as reflected in the 2021 row of the Summary Compensation Table, each award would be valued as follows: Householder - $2,244,218, Cooper - $878,538, Moriarty - $878,538, Webber - $422,628, and Sylvester - $422,628. If the maximum awards were achieved for the NEOs for the 2020-2022 performance period as reflected in the 2020 row of the Summary Compensation Table, each award would be valued as follows: Householder - $2,107,337, Cooper - $802,707, Moriarty - $802,707, Webber - $391,333, and Sylvester - $391,333. Actual awards earned for the 2020-2022 performance period are reflected in the 2020 Equity Incentive Awards section.
2 NEOs received payment in March 2023, March 2022, and March 2021 for performance during 2022, 2021, and 2020 respectively. Mr. Webber was previously granted a long-term cash incentive award for the 2018-2020 performance period which was established by the Chief Executive Officer and described in the Company's Proxy Statement filed with the SEC on March 22, 2021. Mr. Webber's actual payout for the 2018-2020 performance period was $172,013, which vested and was paid to Mr. Webber in 2021 and is included in the applicable row in the Summary Compensation Table. The awards are granted pursuant to the 2015 Cash Plan.
3 During the fourth quarter of 2021, we formally terminated the Company's defined benefit Pension Plan. The Company's two defined benefit pension plans (a qualified plan, the Pension Plan, and a non-qualified plan, the Pension SERP) were frozen as of January 1, 2005. None of the NEOs participated in the Pension Plan except for Ms. Cooper who received a lump sum payout at termination of the Pension Plan of $268,929 on November 15, 2021 which was actuarially equivalent to Ms. Cooper's full vested accrued benefit in the Pension Plan. No further Pension Plan benefits are due. Prior to termination, the Company’s Pension Plan was frozen effective January 1, 2005 and all benefits became fully vested and no further benefit accrued under the plan. The net present value of the payment, however, varied each year depending primarily on the assumptions made for the discount rate, mortality rates and expected return on plan assets (for the Pension Plan). The present value of the accrued pension benefit for Ms. Cooper for 2020 was calculated in accordance with Accounting Standards Codification Topic 715 “Compensation - Retirement Benefits” (see Note 17 “Employee Benefit Plans” in our 2021 Annual Report on Form 10-K for further details). The discount rate at December 31, 2020 was 2.25%. In 2020, the present value of Ms. Cooper's accumulated benefits in the Pension Plan increased by $44,183. None of the NEOs participate in the Company’s non-qualified Pension SERP Plan.
4 Dividends on deferred stock units (which are settled on a one-for-one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. For 2022, 2021 and 2020, compensation deferred under the NQDC Plan (or any predecessor plan) earned the same returns as funds available for the Company’s Retirement Savings Plan. We considered that investment options under our NQDC Plan (or any predecessor plan) are the same choices available to all employees under the Company's Retirement Savings Plan. As a result, the NEOs do not receive preferential earnings on their investments.
5 The following table includes payments that were made by the Company on behalf of the NEOs in 2022, 2021 and 2020, as applicable.

NEO	Qualified and Non-Qualified 401(k) Plan Matching and Supplemental Contributions			Term Life Insurance Premiums			Vehicle Allowance			Dividends on shares earned for the 2020-2022 Performance Period
	2020	2021	2022	2020	2021	2022	2020	2021	2022	2020
Jeffry M. Householder	$88,602	$86,639	$181,858	$480	$480	$480	$4,325	$15,333	$9,421	$121,799
Beth W. Cooper	$49,422	$43,008	$33,706	$480	$480	$480	$11,906	$4,428	$3,648	$46,393
James F. Moriarty	$33,871	$34,280	$33,487	$480	$480	$480	$5,149	$3,932	$12,263	$46,393
Kevin J. Webber	$42,102	$49,285	$46,186	$480	$480	$480	$1,276	$1,525	$1,741	$22,614
Jeffrey S. Sylvester*	$17,100	$23,804	$38,891	n/a	n/a	n/a	$3,601	$4,275	$4,333	$22,614
*Mr. Sylvester joined the Company in December 2019 and received relocation dollars in 2020 in the amount of $176,612.
A company-owned vehicle is available to NEOs during their service with the Company. The vehicle is available for personal use and is imputed income on their Form W-2 filed with the IRS. The cash dividend amounts paid to the NEOs in 2023 for the 2020-2022 performance period are reflected in the 2020 row in the Summary Compensation Table, the year the share awards (on which the dividends were based) were granted by the Compensation Committee. Dividends were accrued in the form of dividend equivalents on the same basis as dividends declared by the Board each calendar quarter during the applicable years and paid on the Company's common stock. The actual cash dividend received by each NEO was determined based upon the number of shares of common stock earned and issued to the executive for the performance period. NEOs also have the ability to purchase propane at the same discounted rate that we offer to our employees.
6 There is no compensation that needs to be included in the Bonus column for 2022, 2021 and 2020. The Compensation Committee has sole discretion to issue a one-time cash bonus payment to the Company's NEOs.
7 Mr. Householder, our President and Chief Executive Officer, receives no additional compensation for serving as a director of the Company.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 53

Grants of Plan-Based Awards

The following table reflects, for each NEO, the range of payouts for cash incentive awards established by the Compensation Committee, after consideration and approval by the Board, on February 23, 2022 relating to the 2022 performance period, and the number of equity incentive awards established by the Compensation Committee, after consideration and approval by the Board, on February 23, 2022 for the 2022-2024 performance period. For each NEO, the Compensation Committee established a target equity award with a dollar value (as a percentage of base salary) to be paid in shares of our common stock, if earned, based on the grant date fair value of the common stock. The threshold (minimum amount payable for a certain level of performance), target (amount payable if the targets are reached), and maximum (maximum payout possible) award levels are provided for each award. Additional information on these awards can be found under the Key Compensation Decisions section in this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS
	2022 Cash Incentive Plan				2022-2024 Equity Incentive Plan
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value(2)
NEO	Grant Date	Threshold 50%	Target 100%	Maximum 200%	Grant Date	Threshold 25% or 50%(1)	Target 100%	Maximum 200%
Jeffry M. Householder	2/23/2022	$340,200	$680,400	$1,360,800	2/23/2022	4,889	9,778	19,556	$1,209,353
Beth W. Cooper	2/23/2022	$107,625	$215,250	$430,500	2/23/2022	1,909	3,818	7,636	$472,214
James F. Moriarty	2/23/2022	$107,625	$215,250	$430,500	2/23/2022	1,909	3,818	7,636	$472,214
Kevin J. Webber	2/23/2022	$65,200	$130,400	$260,800	2/23/2022	843	1,686	3,372	$208,526
Jeffrey S. Sylvester	2/23/2022	$72,000	$144,000	$288,000	2/23/2022	931	1,862	3,724	$230,294
1The payout opportunity as a percent of the target award for the TSR, Growth in Long-term Earnings, and ROE performance components is 0% (minimum), 100% (target) and 200% (maximum), with the threshold for the TSR and Growth in Long-term Earnings components at 50% and the threshold for the ROE component at 25%.
2For the 2022-2024 performance period, we calculated the aggregate grant date fair value of the performance-based equity incentive awards based on the estimated compensation costs on the grant date. We estimated that 100% of the Growth in Long-Term Earnings component and 100% of the ROE component are likely to be earned. These equity incentive awards have been recorded at the grant date fair value of $129.99 per share, which is based on the closing price on February 22, 2022, the grant date. We also evaluated the likelihood of earning the TSR component for this performance period. We first determined the aggregate fair value of the award using a third-party model. The Company's TSR was then compared to the TSR of companies in our performance peer group using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the TSR component of approximately 44%, representing a 100% payout. For the 2022-2024 performance period, the performance share fair value of $108.96 was generated from the third-party model and used to calculate the aggregate grant date value of this component of the award. The number of actual performance shares earned will range from 0% to 200% of the target performance shares depending on actual performance as compared to the performance goals.
Outstanding Equity Incentive Awards

In February 2021, after consideration and approval by the Board, the Compensation Committee granted performance shares to the NEOs for the 2021-2023 performance period. In February 2022, after consideration and approval by the Board, the Compensation Committee granted performance shares to the NEOs for the 2022-2024 performance period. Shares granted to the executive officers, as applicable, for the 2021-2023 and 2022-2024 performance periods were outstanding at December 31, 2022. No awards have been transferred. Please refer to the 2021 Equity Incentive Awards, 2022 Equity Incentive Awards, and Outstanding Equity Awards sections in this Proxy Statement for details on these awards.

OUTSTANDING EQUITY AWARDS FOR THE NEOs AT DECEMBER 31, 2022
NEO	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2)
Jeffry M. Householder	41,402	$4,892,888
Beth W. Cooper	16,188	$1,913,098
James F. Moriarty	16,188	$1,913,098
Kevin J. Webber	7,486	$884,695
Jeffrey S. Sylvester	7,838	$926,295
1The share amounts for the NEOs represent the maximum award levels at 200% for the 2021-2023 and 2022-2024 performance periods and are as follows: Householder - 21,846 and 19,556, Cooper - 8,552 and 7,636, Moriarty - 8,552 and 7,636, Webber - 4,114 and 3,372, and Sylvester - 4,114 and 3,724. The number of actual performance shares to be earned will depend on the actual performance for the applicable performance period.
2The market value represents the unearned shares multiplied by $118.18, the closing market price per share of the Company's common stock on December 30, 2022, the last business day of 2022. These shares will be earned to the extent that certain performance targets are achieved by the NEOs for the applicable performance periods. Award levels for the equity awards granted in 2022 are shown in the Grants of Plan-Based Awards Table.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 54

Pension Plans

In 2021, we formally terminated the Company's qualified defined benefit Pension Plan. We maintain an excess, non-qualified Pension SERP of which none of the NEO's are participants.
Non-Qualified Deferred Compensation Plan

Chesapeake Utilities sponsors the NQDC for all officers and directors. The NQDC Plan is informally funded in a Rabbi Trust. The NQDC Plan allows:
•NEOs to defer any percentage of their performance-based stock awards (excluding any required withholdings). Additionally, non-management directors can elect to defer any percentage of their stock retainers. Participants are entitled to deferred stock units for the performance-based shares and stock retainers. Dividends are paid on the deferred stock units in the same proportion and amount as dividends on the Company's common stock. These dividends are then reinvested into additional deferred stock units. When distributed to participants, the deferred stock units will be settled on a one-for-one basis in shares of the Company's common stock. Deferrals of performance-based stock awards are not eligible for Company matching and discretionary employer contributions.
•NEOs may also defer a specified percentage (up to 80%) of their eligible cash compensation to the NQDC Plan. Additionally, non-management directors could elect to defer any percentage of their Board and/or Committee cash retainers. The Company matches NEO deferrals (up to 6% of eligible compensation) provided there is no duplication of matching in the Retirement Savings Plan. We may also make discretionary contributions to the NEOs. Discretionary employer contributions are made to applicable NEOs during the years discretionary employer contributions are made to the Retirement Savings Plan, for compensation that exceeds the IRS limits applicable to the qualified plan. Participants may allocate their deferrals and the Company's contributions among the same mutual fund choices available to all employees under the Retirement Savings Plan.
The NQDC Plan is required to comply with Internal Revenue Code Section 409A and procedures established by the Compensation Committee. The requirements include advance elections of deferral amounts. Additionally, participants must select a distribution date and form of distribution at the time of the deferral election. Distributions can be made in a single payment or in annual installments over 2-15 years (prior to January 1, 2014, installments were allowed over 5 or 10 years). A NEO will not be entitled to receive any payments until six months after the NEO's date of separation, except under certain circumstances. Payments to the participant may be accelerated in the event of death, disability, change in control, or an unforeseeable emergency. Participants will be individually responsible for any tax obligations related to deferring compensation under the NQDC Plan. Distributions of deferrals of cash compensation will be paid in cash, while distributions of deferred stock units will be paid in common stock.
Each NEO was eligible to participate in the NQDC Plan during 2022. The following table reflects the aggregate balance of non-qualified deferred compensation for each NEO.

NON-QUALIFIED DEFERRED COMPENSATION FOR THE 2022 FISCAL YEAR
Name	Executive Deferrals in 2022	Registrant Contributions in 2022(1)	Aggregate Earnings in 2022(2)(3)	Aggregate Withdrawals/ Distributions in 2022	Aggregate Balance at December 31, 2022
Jeffry M. Householder	$246,989	$154,265	$(816,347)	$0	$3,706,889
Beth W. Cooper	$0	$8,878	$(812,587)	$(33)	$3,939,303
James F. Moriarty	$0	$8,860	$(337,839)	$0	$1,611,940
Kevin J. Webber	$163,447	$21,508	$(117,558)	$0	$1,267,336
Jeffrey S. Sylvester	$273,322	$14,475	$(48,913)	$0	$393,112
1Represents our matching and discretionary employer contributions associated with the NQDC Plan. These dollars are included in the All Other Compensation column of the Summary Compensation Table.
2The investment options available under the NQDC Plan are the same that are available to all employees under the Retirement Savings Plan. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the 2022 Summary Compensation Table.
3Dividends on deferred stock units in the NQDC Plan are paid at the same rate as dividends on shares of the Company's common stock.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 55

Those amounts, similar awards reported in the Summary Compensation Tables in prior years, and matching and discretionary employer contributions into the NQDC Plan that were reported in the Summary Compensation Tables in prior years under All Other Compensation, are included in the Aggregate Balance at December 31, 2022 column and quantified below:

Name	Amount included in both Non-Qualified Deferred Compensation Table and Summary Compensation Table	Amount included in both Non-Qualified Deferred Compensation Table and previously reported in Prior Years’ Summary Compensation Tables
Jeffry M. Householder	$401,254	$2,070,163
Beth W. Cooper	$8,878	$2,328,655
James F. Moriarty	$8,860	$1,334,131
Kevin J. Webber	$184,955	$408,179
Jeffrey S. Sylvester	$287,797	$111,507
Termination Provisions

As of January 1, 2020, Messrs. Householder, Moriarty, Webber and Sylvester and Ms. Cooper (each, an "NEO") were each a party to a written employment agreement that, pursuant to the terms hereof or a subsequent amendment, provided for a term that expired on December 31, 2021. On December 16, 2021, the Company and each of the NEOs executed a new written employment agreement providing for a term through December 31, 2022; provided that, in the absence of a Change of Control (as defined in the employment agreement), such term would automatically extend on a year to year basis thereafter unless, during the period beginning ninety (90) days prior and ending thirty (30) days prior to such date, either the Company or the applicable NEO gave notice to the other that the executive's employment agreement would not be renewed. The following is a description of provisions contained in the employment agreements.
Each NEO may participate in all bonus, incentive compensation and performance-based compensation plans; all profit-sharing, savings and retirement benefit plans; all insurance, medical, health and welfare plans; all vacation and other employee fringe benefit plans; and other similar policies, plans or arrangements of the Company, all on a basis that is commensurate with the NEO's position and no less favorable than those generally applicable or made available to the other NEOs or other employees generally. Each NEO was also eligible for a short-term cash and long-term equity-based incentive award as determined on an annual basis by the Board or Compensation Committee, as applicable, in its discretion and in accordance with and subject to the terms of the 2015 Cash Plan and 2013 SICP, respectively.
Each employment agreement contains a clawback provision that provides that all or any portion of an incentive award under the 2015 Cash Plan and 2013 SICP or any future arrangement established by the Company was subject to repayment by the NEO, if the award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate. If the Compensation Committee determined that the NEO engaged in misconduct, malfeasance or gross negligence in the performance of the NEO's duties that either caused or significantly contributed to the material inaccuracy of the financial statements or other performance metrics, there is no time limit on this right of recovery. In all other circumstances, the right of recovery is limited to one year after the date of payment of each award. The right of recovery of payments automatically terminates upon a change in control except with respect to any right of recovery that had been asserted prior to such change in control.
Each employment agreement contains covenants that protect our goodwill and are effective during the NEO's employment with us and after termination of the agreement. These covenants relate to confidentiality of information; non-solicitation of employees; non-solicitation of third parties; non-competition; post-termination cooperation; and non-disparagement. The non-solicitation and non-competition covenants remain effective for one year after the termination of an NEO’s employment. If the NEO resigns for reasons related to certain acts of the Company after a change in control, these covenants remain effective for fifteen months after the resignation. Payments upon termination (described below) are subject to compliance with these provisions and the execution and delivery (and non-revocation) of a release of claims against the Company and its officers, directors, employees and affiliates. In the event that a NEO did not comply with the provisions or did not deliver a release of claims, then payments upon termination would cease and any unpaid amounts would be forfeited.
Potential Payments Upon Termination or Death. Under the employment agreements, if the Company terminates a NEO's employment agreement for any reason other than the NEO's death or retirement or “for cause,” as specifically defined in such NEO's employment agreement, or elects to not renew the employment agreement other than due to the NEO's retirement, then the NEO would be entitled to receive, as severance compensation, their then monthly base compensation for one year after the termination date and, to the extent permissible, medical, prescription drug, vision and dental benefits for the severance period. Termination by the Company “for cause” or termination due to the death or resignation of the NEO generally does not entitle the NEO to any severance
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 56

compensation or benefits but only to the payment of accrued amounts as yet unpaid. Termination “with cause” generally means termination by the Company as a result of (i) the NEO's conviction of a felony (or a guilty or no contest plea by the NEO with respect thereto); (ii) the NEO's willful or deliberate act of dishonesty resulting in or intended to result in material gain to the NEO at the Company's expense; (iii) the NEO's willful refusal to perform their duties and responsibilities to the Company, or to comply with any valid or legal directive by the Board or, in the case of NEOs other than Mr. Householder, the Chief Executive Officer; or (iv) certain conduct by the NEO that is materially injurious to the Company or a material violation of Company policies. Based upon a hypothetical termination date of December 31, 2022, and assuming the termination is “without cause” the NEO (or their estate) would have received a severance benefit (described above) as follows: Jeffry M. Householder $756,000; Beth W. Cooper $430,500; James F. Moriarty $430,500; Kevin J. Webber $326,000; and Jeffrey S. Sylvester $360,000.
Term of Employment Agreement and Potential Payments Upon a Change in Control. The employment agreements include provisions that are designed to help retain the NEOs in the event of a change in control of the Company. In accordance with the agreements, a change in control occurs upon one of several events involving the replacement of a majority of the members of our Board, the acquisition of ownership of significant percentages of our outstanding stock, or the acquisition of a significant portion of our assets.
Upon a change in control, the term of the employment agreements shall automatically extend for a period of two years commencing on the date of the change in control. If a NEO's employment is terminated after a change in control and while the employment agreement is in effect by the Company “without cause,” as specifically defined in the employment agreement and as described herein, or by the NEO under certain specified circumstances ("good reason"), or he or she would be entitled to receive, in addition to the sum of all accrued but unpaid amounts due, a single lump sum payment in cash based on the sum of the following:
•Current monthly base compensation multiplied by 24 (multiplied by 36 for the Chief Executive Officer);
•An amount equal to the aggregate of the Company's contributions to the Company's savings plans in respect of the NEO that were not vested on the day immediately prior to the termination date but that would have been vested if the NEO had been employed by the Company for the duration of the vesting period;
•Average of the annual aggregate benefits awarded to the NEO under all of the Company annual bonus programs in which the NEO was a participant in each of the three calendar years preceding the year in which the termination occurs multiplied by two (multiplied by three for the Chief Executive Officer).
Generally, resignation by a NEO with "good reason” can occur when the Company changes the NEO's title/office as set forth in the employment agreement, fails to nominate the NEO for election to the Board if the NEO was a member immediately prior to a Change in Control, significantly changes the nature or scope of the NEO's position, authority, powers, functions, duties or responsibilities or reduces the NEO's, compensation or benefits, and does not cure the change after notice from the NEO, breaches any other material provision of the employment agreement and fails to cure the breach after notice from the NEO, or consolidation or merger of the Company or transfer of all or a significant portion of the Company's assets unless the successor assumes all of the Company's duties and responsibilities under the employment agreement. Upon a change in control, each NEO's monthly base compensation may increase by such amounts as the Board may determine from time to time based, in part, on an annual review of the NEOs’ compensation and performance. In no event would a NEO's base compensation be decreased. Each NEO would receive health and other insurance benefits for the remainder of the term of the NEO's employment agreement.
Pursuant to each NEO’s performance share agreements, as applicable, in the event of a change in control, the NEOs immediately earn all unearned performance shares at the target level under the 2022 and 2021 Equity Incentive Award agreements. In addition, each NEO would receive any benefits that he or she otherwise would have been entitled to receive under our Retirement Savings Plan and NQDC Plan, as of the date of termination, although these benefits are not increased.
Based upon a hypothetical termination date of December 31, 2022, under the terms and conditions of the employment agreements, estimated payments or benefits in connection with a change in control, using $118.18, the closing market price per share of our common stock on December 30, 2022, the last business day of 2022, would have been as follows:

ESTIMATED NEO PAYMENTS OR BENEFITS IN CONNECTION WITH A CHANGE IN CONTROL
	Jeffry Householder	Beth Cooper	James Moriarty	Kevin Webber	Jeffrey Sylvester
Base Salary (based upon severance multiple)	$2,268,000	$861,000	$861,000	$652,000	$720,000
Cash Incentive (based upon severance multiple)(1)	$2,092,892	$514,826	$514,917	$289,818	$301,710
Healthcare and Other Insurance Benefits(2)	$45,160	$42,299	$30,419	$54,864	$30,547
Unpaid Equity Incentive Compensation(3)	$2,446,444	$956,549	$956,549	$442,348	$463,147
Total Gross Severance Potential	$6,852,496	$2,374,674	$2,362,885	$1,439,030	$1,515,404

Net Amount Payable to Executive(4)	$3,999,200	$1,550,662	$1,339,047	$1,154,246	$1,145,646
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 57

1The average of the cash incentive awards under the 2015 Cash Plan (or any predecessor plan) for performance in 2019, 2020 and 2021, multiplied by the respective severance multiple. Mr. Sylvester joined the Company effective December 3, 2019 and, as such, did not receive cash incentive awards for the period ended 2019. In addition, each NEO is entitled to receive their applicable annual cash incentive award that was earned for performance in 2022 as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
2Based upon the expected healthcare cost per employee for 2022, as provided by the Company’s third-party administrator, as well as the term life insurance paid by the Company, and continued coverage for life, accidental death and dismemberment, and long-term disability insurance.
3This represents the target equity awards under the 2021-2023 and 2022-2024 performance periods for the NEOs. The equity awards are valued at $118.18 per share, the Company's closing market price per share on December 30, 2022, the last business day of 2022.
4The total severance amount payable to a NEO following a change in control is limited in accordance with the NEO's employment agreements. In the event of a termination associated with a change in control, each NEO would receive whichever is greater of the following two options after income tax: 1) the gross severance potential reduced to the extent necessary to avoid the severance amount being considered an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G, which, pursuant to Section 280G, is calculated by multiplying three times the five-year average of the NEO's W-2 compensation (or the period employed, if less); or 2) the gross severance potential reduced by excise tax, which is calculated as a percentage of the gross severance potential minus the five-year average of the NEO's W-2 compensation (or the period employed, if less).
In accordance with the Treasury Regulations issued under Section 409A of the Internal Revenue Code, each NEO's employment agreement provides that if a separation from service occurs within two years of a change in control, severance benefits would be paid in a lump sum. In addition, each employment agreement provides that benefits paid upon a separation from service would be subject to a six-month delay in the commencement of payment if required by Section 409A of the Internal Revenue Code. The NEO would pay the full amount for benefits extended during the six-month delay period (to be reimbursed by the Company with interest) if this delay provision applies.
Pay Versus Performance

We are providing the following information to comply with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K. The following table provides information on compensation actually paid (“CAP”) to our Principal Executive Officer ("PEO"), and the average CAP for the four other NEOs (excluding the PEO) for fiscal years ended 2022, 2021 and 2020. CAP is total compensation reported in the Summary Compensation Table adjusted to reflect compensation "actually paid" as described under Item 402(v) of Regulation S-K. CAP does not reflect the actual amount of compensation earned or realized by our PEO or NEOs. In addition to CAP, the table presents total compensation reported in the Summary Compensation Table, the Company's total shareholder return ("TSR"), the TSR of the Company's performance peer group as specified below, the Company's net income as reported in its audited financial statements and the financial performance metric identified by the Company as the single most important financial performance metric used to link executive compensation to the Company's performance. The Company has identified Earnings per Share as the most important financial metric for these purposes. The Compensation Committee does not use CAP as a basis for making compensation decisions. In the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement we provide additional narrative and information regarding our current executive compensation program, including our philosophy, the design of our program, and the mix of compensation and targets that the Compensation Committee believes aligns the financial interests of the executive officers with the interests of our stockholders.

PAY VERSUS PERFORMANCE TABLE
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Total Shareholder Return(3)	Peer Group Total Shareholder Return(4)	Net Income (in millions)(5)	Earnings Per Share(6)
2022	$2,768,416	$1,744,451	$938,039	$646,504	$130	$105	$89.8	$5.07
2021	$2,836,970	$6,130,154	$953,892	$1,914,113	$157	$95	$83.5	$4.75
2020	$2,588,107	$4,274,658	$994,090	$1,515,588	$115	$83	$71.5	$4.28
1 Total compensation for Mr. Householder and, on average, the four other NEOs as reported in the Summary Compensation Table for 2022, 2021, and 2020, as applicable. Mr. Householder has served as President and Chief Executive Officer of the Company since 2019. The four other NEOs are as follows: Ms. Cooper and Messrs. Moriarty, Sylvester and Webber.
2 Compensation Actually Paid reflects the total compensation as reported in the Summary Compensation Table for the NEOs adjusted in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Householder's total compensation for 2022, 2021, and 2020, as applicable, to determine Compensation Actually Paid:
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 58

ADJUSTMENTS TO TOTAL COMPENSATION TO DETERMINE CAP TO PEO
Year	Reported Summary Compensation Table Total	Subtract: Value in Stock Awards Column of the Summary Compensation Table(a)	Add: Reconciled Value of Equity Awards to PEO(b)	CAP to PEO(c)
2022	$2,768,416	$1,209,353	$185,388	$1,744,451
2021	$2,836,970	$1,122,109	$4,415,293	$6,130,154
2020	$2,588,107	$1,053,668	$2,740,219	$4,274,658
(a) Represents the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b) The amounts deducted or added (as applicable) in calculating the equity award adjustments for each applicable year are provided in the Equity Reconciliation for CAP to NEOs Table below.
(c) There is no compensation that needs to be included for equity awards granted and vested in the same year, equity awards that failed to meet vesting conditions in the year ended, or dividends or other earnings paid on equity awards not otherwise reflected in total compensation for Mr. Householder. No values are shown for pension benefit adjustments because (i) there are no service costs for services rendered during the applicable years because the Pension Plan was frozen prior to the applicable years and formally terminated in 2021, and (ii) there are no prior service costs because no additional benefits were granted in a plan amendment during the applicable years. Mr. Householder did not participate in the Pension Plan. None of the NEOs participate in the Company’s non-qualified Pension SERP Plan.
In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Cooper and Messrs. Moriarty, Sylvester and Webber's total compensation, on average, for 2022, 2021, and 2020, as applicable, to determine Compensation Actually Paid:

ADJUSTMENTS TO TOTAL COMPENSATION TO DETERMINE CAP TO NON-PEO NEOs
Year	Average Reported Summary Compensation Table Total	Subtract: Average Value in Stock Awards Column of the Summary Compensation Table(a)	Subtract: Average Value in Change in Pension Value and NQDC Earnings Column of Summary Compensation Table(b)	Add: Average Reconciled Value of Equity Awards to Non-PEO NEOs(c)	Average CAP to Non-PEO NEOs(d)
2022	$938,039	$345,812	$—	$54,277	$646,504
2021	$953,892	$325,291	$—	$1,285,512	$1,914,113
2020	$994,090	$298,510	$11,046	$831,054	$1,515,588
(a) Represents the grant date fair value of equity awards, on average, reported in the “Stock Awards” column for Ms. Cooper and Messrs. Moriarty, Sylvester and Webber in the Summary Compensation Table for the applicable year.
(b) None of the NEOs participated in the Pension Plan except for Ms. Cooper, who received a lump sum payout at termination of the Pension Plan in 2021 which was actuarially equivalent to Ms. Cooper's full vested accrued benefit in the Pension Plan. Ms. Cooper’s change in accumulated benefits under the Pension Plan for 2020 is reported in the applicable row of the Summary Compensation Table and is included in the average adjustments to total compensation for calculating CAP to the non-PEO NEOs. None of the NEOs participate in the Company’s non-qualified Pension SERP Plan.
(c) The amounts deducted or added (as applicable) in calculating the equity award adjustments for each applicable year are provided in the Equity Reconciliation for CAP to Non-PEO NEOs Table below.
(d) There is no compensation that needs to be included for equity awards granted and vested in the same year, equity awards that failed to meet vesting conditions in the year ended, or dividends or other earnings paid on equity awards not otherwise reflected in total compensation for the NEOs. No values are shown for pension benefit adjustments because (i) there are no service costs for services rendered during the applicable years because the Pension Plan was frozen prior to the applicable years and formally terminated in 2021, and (ii) there are no prior service costs because no additional benefits were granted in a plan amendment during the applicable years.
The amounts added or deducted, as applicable, in reconciling the equity award adjustments included in calculating CAP to NEOs are as follows:

EQUITY RECONCILIATION FOR CAP TO PEO AND NON-PEO NEOs
	PEO				Non-PEO NEOs
Year	Year End Fair Value of Equity Awards Granted in the Year	Year Over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Years	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments	Year End Fair Value of Equity Awards Granted in the Year	Year Over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Years	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments
2022	$908,038	$(97,810)	$(624,840)	$185,388	$259,652	$(28,354)	$(177,021)	$54,277
2021	$1,868,236	$1,685,102	$861,955	$4,415,293	$541,588	$477,399	$266,525	$1,285,512
2020	$1,524,020	$579,606	$636,593	$2,740,219	$431,763	$179,219	$220,072	$831,054
The unvested equity values in the table above are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the applicable years.
3 Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our stock price at the end and the beginning of the measurement period by our stock price at the beginning of the measurement period. The Company's cumulative annual TSR represents the dollar value of an investment of $100 over a one, two and three year cumulative period from the market close on December 31, 2019 through the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022.
4 The cumulative annual TSR of the companies in our performance peer group as established by the Compensation Committee for each of the equity awards granted in 2020, 2021 and 2022. This peer group is the same as that used in the Company's Common Stock Performance Graph as reported in our Annual Report on Form 10-K for the years ended December 31, 2022, December 31, 2021 and December 31, 2020 and is comprised of the following companies: Atmos Energy Corporation, Black Hills Corporation, New Jersey Resources Corporation, NiSource Inc., Northwest Natural Holding Co., Northwestern Corporation, ONE Gas, Inc., RGC Resources, Inc., South Jersey Industries, Inc., Spire Inc., and Unitil Corporation. Peer company TSR was calculated using a weighted average based on each peer company's market capitalization at the beginning of each period for which a return is indicated in the table and is presented as the dollar value of an investment of $100 over a one, two and three year cumulative period from the market close on December 31, 2019 through the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 59

5 Net income as reported in our Annual Report on Form 10-K for the years ended December 31, 2022, December 31, 2021 and December 31, 2020.
6 While we use numerous financial and non-financial performance measures for the purpose of evaluating performance for our executive compensation programs, we have determined that Earnings Per Share is the financial performance measure that, in our assessment, represents the most important performance measure we used to link compensation actually paid to our NEOs for the most recently completed fiscal year, to Company performance. Earnings Per Share is as reported in our Annual Report on Form 10-K for the years ended December 31, 2022, December 31, 2021 and December 31, 2020.

Tabular List of the Most Important Financial Performance Measures Used to Link CAP to NEOs for the Most Recently Completed Fiscal Year to Company Performance
•	Earnings Per Share
•	Growth in Long-Term Earnings (calculated as total expenditures as a percent of total capitalization)
•	Average Return on Equity (ROE)
Analysis of the Information Presented in the Pay Versus Performance Table
The philosophy of our current executive compensation program is provided in detail in the Compensation Discussion and Analysis section of this Proxy Statement. The section also provides stockholders with comprehensive information on the design of our executive compensation program, as well as the mix of compensation that the Compensation Committee believes aligns the financial interests of the NEOs with the interests of our stockholders. During the Compensation Committee’s annual review of executive compensation, it considers several elements of the executive compensation program, including, but not limited to: (i) the effectiveness of the program in attracting and retaining highly qualified individuals that have a solid foundation and comprehensive perspective of the Company, its operations and competitive environment; (ii) the complex nature of our operations as a diversified energy delivery company; and (iii) the long-term focus on our strategic planning process. The executive compensation program designed by the Compensation Committee places a majority of the executive's total direct compensation at risk, and promotes a pay-for-performance culture that further aligns executive interests with the long-term interests of stockholders. While we utilize several performance measures to align executive compensation with Company performance, all of our measures are not presented in the above Pay Versus Performance table. Additional information on our executive compensation program, including tables and accompanying narratives, is available in the Executive Compensation section of this Proxy Statement.
In accordance with Item 402(v) of Regulation S-K, we are providing the following graphs showing the relationships between information presented in the Pay Versus Performance table. Equity awards constitute a significant portion of compensation for the NEOs. Compensation Actually Paid, or CAP, will vary based on year-over-year changes in our stock price resulting in appreciation or depreciation in the value of equity awards granted to the NEOs. The value of equity awards will not be realized by the NEOs before performance goals are satisfied and applicable restrictions lapse. The ultimate value of such awards is subject to changes in the stock price.
The following graphs demonstrate the relationship between CAP and TSR, CAP and Net Income, and CAP and EPS, in each case, to our CEO and to the average of the Non-PEO NEOs.
Relationship Between CAP vs. TSR
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 60

Relationship Between CAP vs. Net Income
Relationship Between CAP vs. Earnings Per Share (Basic)
Comparative Information Relating to Compensation of our Chief Executive Officer and Compensation of all Employees of the Company

We are providing the following information to comply with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K. For 2022, our last completed fiscal year, the median of the annual total compensation of our employees was $78,295. The annual total compensation for Mr. Householder for 2022, as reported in the Summary Compensation Table, was $2,768,416. Based on this information, for 2022, the estimate of the ratio of compensation for our Chief Executive Officer to the median employee was 35 to 1. This ratio is specific to our Company and may not be comparable to any ratio disclosed by another company.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 61

We have used the same median employee for years 2022 and 2021, as there have been no changes to our employee population, including employees who joined through acquisition, or compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure. Two employees from our acquisition to acquire the propane operating assets of Davenport Energy, Inc.’s Siler City, North Carolina propane division, and two employees from our purchase of the membership interests of Planet Found Energy Development, LLC, a poultry biogas facility, were excluded from this year’s determination (as permitted under SEC rules) as they were onboarded in July 2022 and November 2022, respectively. To identify the median of the annual total compensation of all of our employees, we reviewed 2020 compensation reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for our 946 employees as of December 31, 2020 for purposes of determining pay ratio, which includes employees of companies we acquired during the year. We annualized the compensation of these and other full-time employees who joined the Company in 2020 but did not work for us for the entire fiscal year. Based on the diversity of our businesses across our service territories, W-2 earnings provide a fixed and fair representation of compensation across our enterprise and thus are an appropriate measure to determine the median employee total compensation level. No other assumptions, adjustments, or estimates, including any cost-of-living adjustments, were made in identifying the median employee total compensation level. We next calculated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table, consistent with the calculations we provide for all of our NEOs. No adjustments were made to the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, to calculate the reported ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees.
Equity Compensation Plan Information
The Company has three plans under which shares of our common stock are reserved for future issuance. As reflected in the table below, as of December 31, 2022, shares were reserved for future issuance as follows: (i) 282,912 shares reserved under the Dividend Reinvestment and Direct Stock Purchase Plan, (ii) 798,586 shares reserved under the Retirement Savings Plan, and (iii) 322,509 shares reserved under the 2013 SICP. The 2013 SICP was approved by our stockholders in May 2013 and was amended by the Compensation Committee in January 2017, and expires in May 2023. The Company is requesting that stockholders consider and approve Chesapeake Utilities' 2023 Stock and Incentive Compensation Plan (Proposal 2 in this Proxy Statement), which would facilitate the future issuance of equity awards for directors, executive officers and employees. If approved by stockholders, the 2023 SICP would ensure that directors, executive officers and employees’ interests continue to be aligned with our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	0	n/a	322,509
Equity compensation plans not approved by security holders	0	n/a	1,081,498
Total	0	n/a	1,404,007
1 There are no outstanding options, warrants or rights under any of the Company's equity plans.
Compensation Committee Interlocks and Insider Participation
Dianna F. Morgan, Chair, Lisa G. Bisaccia, Ronald G. Forsythe, Jr., Paul L. Maddock, Jr., Calvert A. Morgan, Jr., and Sheree M. Petrone serve as members of the Compensation Committee. Each member of the Compensation Committee is independent as required by the NYSE Listing Standards. No member of the Compensation Committee, at any time, has been employed by the Company, or been a participant in a related person transaction with the Company. There were no Compensation Committee interlocks or insider (employee) participation during 2022.
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8 - OTHER IMPORTANT INFORMATION

Quorum
A quorum must be present in order for business to be conducted at the Meeting. A quorum consists of a majority of the shares of common stock outstanding on our record date. Shares represented at the Meeting or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the Meeting for quorum purposes, but not voted. The Company's Inspector of Elections will tabulate the votes and determine whether a quorum is present.
Soliciting Proxies
The Company will pay all costs relating to the solicitation of proxies. We have hired Georgeson LLC, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $11,750 plus reasonable expenses. Proxies may be solicited by our directors, officers and employees by personal interview, mail, telephone or e-mail. In addition, we may engage other consultants at our expense to solicit proxies.
Revoking a Proxy
You may revoke your proxy at any time before voting is declared closed at the Meeting by: (i) voting at the Meeting; (ii) executing and delivering a subsequent proxy; (iii) submitting another timely and later dated proxy by telephone or the internet; or (iv) delivering a written statement to the Corporate Secretary of the Company revoking the proxy.
Householding
Stockholders of record who have the same last name and address and who request paper copies of the proxy materials or Annual Report will receive only one copy of the proxy materials. Brokers and banks that hold our stock on your behalf may provide you with one copy of the proxy materials and Annual Report if the bank or broker is aware that more than one stockholder at your address have the same last name or they reasonably believe that the stockholders are members of the same family. If you receive a notice from your broker or bank stating that they intend to send only one copy of the proxy materials to your address, and members of your household do not object, then you will have consented to this arrangement. Stockholders of record that received one copy of the proxy statement or Annual Report as a result of householding may request to receive separate copies of these materials by contacting the Corporate Secretary at Chesapeake Utilities Corporation, 500 Energy Lane, Dover, Delaware 19901 or (888) 742-5275. If your shares are held through a broker or bank, you should contact the broker or bank directly to request multiple copies of the proxy statement and Annual Report.
Stockholder Proposals
To be considered for inclusion in our proxy statement mailed in 2024, stockholder proposals must be received in writing at our principal executive office on or before November 22, 2023. Stockholder proposals should be directed to the Corporate Secretary at Chesapeake Utilities Corporation, 500 Energy Lane, Dover, Delaware 19901. A stockholder wishing to bring business before stockholders at the 2024 Annual Meeting must provide written notice to the Corporate Secretary. The notice must be received by the Company at its principal executive office not earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the 2023 Meeting. In the event that our annual meeting is more than 30 days before or more than 60 days after such anniversary date, you should refer to our Bylaws for specific requirements. In accordance with our Bylaws, a stockholder’s notice must include, among other things, a description of the business to be brought before the meeting, Ownership and Rights Information (as defined in our Bylaws), and any other information that would be required to be made in connection with the solicitation of proxies. A stockholder’s notice must also include a representation as to the accuracy of the information that is being provided. We have provided additional information in the Board of Directors section of this Proxy Statement under subsection Director Nominations. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than March 3, 2024.
Annual Report on Form 10-K
At your request, we will provide, without charge, a copy of our 2022 Annual Report which contains our Annual Report on Form 10-K for the year ended December 31, 2022. The Annual Report provides financial information to our stockholders. The Annual Report is not, and shall not be considered, “soliciting material,” or be “filed” with the SEC nor shall this information be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Please direct all written requests to the Corporate Secretary, Chesapeake Utilities Corporation, 500 Energy Lane, Dover, Delaware 19901.
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Appendix A
CHESAPEAKE UTILITIES CORPORATION
2023 STOCK AND INCENTIVE COMPENSATION PLAN

1. Purpose of the Plan.

The purpose of this Plan is to enhance stockholder value by linking the compensation of officers, directors and employees of the Company to increases in the price of Chesapeake Utilities Corporation common stock and the achievement of other performance objectives, and to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and success. The Plan is also intended to assist the Company in the recruitment of new employees and to motivate, retain and encourage such employees and directors to act in the stockholders’ interest and share in the Company’s success.

2. Definitions.

As used herein, the following definitions shall apply:

(a) “Administrator” means the Board, any Committee or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

(b) “Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator. The Administrator shall, in its sole discretion, determine which entities are classified as Affiliates and designated as eligible to participate in this Plan.

(c) “Applicable Law” means the requirements relating to the administration of stock option plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Shares to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(d) “Award” means a Stock Award, Option, Stock Appreciation Right, Stock Unit, or Other Stock-Based Award granted in accordance with the terms of the Plan, or any other property (including cash) granted pursuant to the provisions of the Plan.

(e) “Awardee” means an Employee or Director who has been granted an Award under the Plan.

(f) “Award Agreement” means a Stock Award Agreement, Option Agreement, Stock Appreciation Right Agreement, Restricted Stock Unit Agreement or Other Stock-Based Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan. The Award Agreement shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the related Award Agreement being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement.

(g) “Board” means the Board of Directors of the Company.

(h) “Change of Control” shall mean, except as otherwise provided in an Award Agreement, one of the following shall have taken place after the Effective Date of this Plan:

(i) any one person, or group of owners of another corporation who acting together through a merger, consolidation, purchase, acquisition of stock or the like (a "Group"), acquires ownership of Shares of the Company that, together with the Shares held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Shares of the Company (or other voting securities of the Company then outstanding). However, if such person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Shares (or other voting securities of the Company then outstanding) before this transfer of the Company's Shares (or other voting securities of the Company then outstanding), the acquisition of additional Shares (or other voting securities of the Company then outstanding) by the same person or Group shall not be considered to cause a Change of Control of the Company; or
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(ii) any one person or Group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of Shares (or other voting securities of the Company then outstanding) of the Company possessing thirty-five percent (35%) or more of the total voting power of the Shares (or other voting securities then outstanding) of the Company where such person or Group is not merely acquiring additional control of the Company; or

(iii) a majority of members of the Company's Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board prior to the date of the appointment or election (the “Incumbent Board”), but excluding, for purposes of determining whether a majority of the Incumbent Board has endorsed any candidate for election to the Board, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or Group other than the Company’s Board; or

(iv) any one person or Group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or Group) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Company will not result in a Change of Control if the assets are transferred to:

(1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets;

(3) a person or Group that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or

(4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned directly or indirectly, by a person described in subparagraph (h)(i), above; or

(v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

However, no Change of Control shall be deemed to have occurred with respect to a Participant by reason of (1) any event involving a transaction in which the Participant or a group of persons or entities with which the Participant acts in concert, acquires, directly or indirectly, more than thirty percent (30%) of the Shares or the business or assets of the Company; or (2) any event involving or arising out of a proceeding under Title 11 of the United States Code (or the provisions of any future United States bankruptcy law), an assignment for the benefit of creditors or an insolvency proceeding under state or local law.

Notwithstanding the foregoing, if any payment or distribution event applicable to an Award is subject to the requirements of Section 409A(a)(2)(A) of the Code, the determination of the occurrence of a Change of Control shall be governed by applicable provisions of Section 409A(a)(2)(A) of the Code and regulations and rulings issued thereunder for purposes of determining whether such payment or distribution may then occur.

(i) “Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(j) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan or, in the absence of any such special appointment, the Compensation Committee of the Board.

(k) “Common Shares” means the common stock, par value $0.4867 per share, of the Company, or any security of the Company issued in substitution, exchange or lieu thereof.

(l) “Company” means Chesapeake Utilities Corporation, a Delaware corporation, or, except as utilized in the definition of Change of Control, its successor.
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(m) “Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.

(n) “Director” means a member of the Board. Any Director who does not serve as an employee of the Company is referred to herein as a “Non-employee Director.”

(o) “Disability” means (i) “Disability” as defined in any employment, consulting or similar agreement to which the Participant is a party, or (ii) if there is no such agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean permanent and total disability as defined in Section 22(e)(3) of the Code and, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the foregoing definition shall apply for purposes of vesting of such Award, provided that such Award shall not be settled until the earliest of: (i) the Participant’s “disability” within the meaning of Section 409A of the Code, (ii) the Participant’s “separation from service” within the meaning of Section 409A of the Code, and (iii) the date such Award would otherwise be settled pursuant to the terms of the Award Agreement.

(p) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(q) “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer or Director who is also a regular, active employee of the Company or any Affiliate. The Administrator shall determine whether the Chair of the Board qualifies as an “Employee.” For any and all purposes under the Plan, the term “Employee” shall not include a person hired as a leased employee, consultant or a person otherwise designated by the Administrator, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Administrator in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if such person's employer ceases to be an Affiliate, even if such person continues to be employed by such employer.

(r) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor thereto.

(s) “Fair Market Value” means the closing price for the Common Shares reported on a consolidated basis on the primary national securities exchange on which such Common Shares are traded on the date of measurement, or if the Common Shares were not traded on such measurement date, then on the next preceding date on which Common Shares were traded, all as reported by such source as the Committee may select. If the Common Shares are not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent appropriate, the requirements of Section 409A of the Code.

(t) “Grant Date” means, with respect to each Award, the date upon which the Award is granted to an Awardee pursuant to this Plan, which may be a designated future date as of which such Award will be effective, as determined by the Committee.

(u) “Incentive Stock Option” means an Option that is identified in the Option Agreement as intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, and that actually does so qualify.

(v) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a right granted under Section 8 of the Plan to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Incentive Stock Options and Nonqualified Stock Options may be granted under the Plan.

(y) “Other Stock-Based Award” means an Award granted pursuant to Section 12 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Other Stock-Based Award Agreement”).

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(z) “Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(aa) “Plan” means this 2023 Stock and Incentive Compensation Plan, as set forth herein and as hereafter amended from time to time.

(bb) "Prior Plan" means 2013 Stock and Incentive Compensation Plan.

(cc) “Retirement” means, unless the Administrator determines otherwise, voluntary Termination of Service by a Participant from the Company and its Affiliates after (i) attaining age 65 or (ii) attaining age 60 and having completed at least 10 years of service for the Company and its Affiliates, excluding service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company.

(dd) “Securities Act” means the United States Securities Act of 1933, as amended.

(ee) “Share” means a Common Share, as adjusted in accordance with Section 15 of the Plan.

(ff) “Stock Appreciation Right” means a right granted under Section 10 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Stock Appreciation Right Agreement”).

(gg) “Stock Award” means an award or issuance of Shares made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including, without limitation, continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(hh) “Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(ii) “Stock Unit Award” means an award or issuance of Stock Units made under Section 12 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including, without limitation, continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Unit Award Agreement”).

(jj) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock, in one of the other corporations in such chain.

(kk) “Termination for Cause” means, unless otherwise provided in an Award Agreement, Termination of Service on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any Affiliate, any act that disparages or diminishes the reputation of the Company or any of its Subsidiaries or Affiliates, or the intentional and repeated violation of the written policies or procedures of the Company, provided that, for an Employee who is party to an individual severance or employment agreement defining Cause, “Cause” shall have the meaning set forth in such agreement except as may be otherwise provided in such agreement. For purposes of this Plan, a Participant’s Termination of Service shall be deemed to be a Termination for Cause if, after the Participant’s service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a Termination for Cause.

(ll) “Termination of Service” means, for purposes of this Plan, unless otherwise determined by the Administrator, ceasing to be an Employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of, the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a Non-employee Director capacity or as an Employee, as applicable, such change in status shall not be deemed a Termination of Service. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Service if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an Employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Service. In addition, Termination of Service shall mean a “separation from service” as defined in regulations issued under Code Section 409A whenever necessary to ensure compliance therewith for any payment or settlement of a benefit conferred under this Plan that is subject to such Code section, and, for such purposes, shall be determined based upon a reduction in the bona fide level of services performed to a
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level equal to twenty percent (20%) or less of the average level of services performed by the Employee during the immediately preceding thirty-six (36) month period.

3. Stock Subject to the Plan.

(a) Aggregate Limit. Subject to the provisions of Section 15(a) of the Plan, the maximum aggregate number of Shares which may be subject to or delivered under Awards granted under the Plan is 568,000 Shares, which is inclusive of 274,071 Shares that were previously submitted to and approved by the stockholders of the Company and were available for grant under the Prior Plan as of May 2, 2023. No awards may be granted under the Prior Plan after May 2, 2023. Shares subject to or delivered under Conversion Awards shall not reduce the aggregate number of Shares which may be subject to or delivered under Awards granted under this Plan. The Shares issued under the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

(b) Code Section 422 Limits. Subject to the provisions of Section 15(a) of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan shall not exceed one-hundred percent (100%) of the total aggregate number of Shares that may be subject to or delivered under Awards under the Plan, as the same may be amended from time to time.

(c) Limit on Awards to Non-employee Directors. The maximum number of Shares subject to Awards granted during a single calendar year to any Non-employee Director, taken together with any cash fees paid during the calendar year to the Non-employee Director in respect of the Non-employee Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards based on the Grant Date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the Non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

(d) Share Counting Rules.
(i) For purposes of this Section 3 of the Plan, Shares subject to Awards that have been canceled, expired, settled in cash, or not issued or forfeited for any reason (in whole or in part) shall not reduce the aggregate number of Shares which may be subject to or delivered under Awards granted under this Plan and shall be available for future Awards granted under this Plan. In addition, if any Shares that are subject to awards under the Prior Plan are canceled, expired, settled in cash, or not issued or forfeited for any reason (in whole or in part) after December 31, 2022, then such Shares subject to an award under the Prior Plan shall, to the extent of such cancellation, expiration, settlement in cash, non-issuance or forfeiture, again be available for grant under this Plan on a one-for-one basis. Notwithstanding the foregoing, Shares added back under the provisions of this subsection (d) shall not be counted when determining the limit on Shares that may be granted as Incentive Stock Options under subsection (b), above.

(ii) Shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee, and Shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee, such Shares so tendered or withheld shall be available for grant under the Plan on a one-for-one basis. Similarly, if any Shares subject to an award under the Prior Plan are, after December 31, 2022, either retained by the Company in payment or satisfaction of the purchase price of an award or the tax withholding obligation of an awardee, or if Shares are delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the purchase price of an award or the tax withholding obligation of an awardee under the Prior Plan, then such Shares subject to an award under the Prior Plan shall, to the extent of such tendering or withholding, again be available for grant under this Plan on a one-for-one basis.

(iii) Conversion Awards shall not reduce the Shares authorized for grant under the Plan or the limitations on Awards to a Participant under subsection (b), above, nor shall Shares subject to a Conversion Award again be available for an Award under the Plan as provided in this subsection (d).

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan shall be administered by the Board, a Committee designated by the Board to so administer this Plan and/or their respective delegates.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.
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(iii) Other Administration. To the extent required by the rules of the principal U.S. national securities exchange on which the Shares are traded, the members of the Committee shall also qualify as “independent directors” as set forth in such rules. Except to the extent prohibited by Applicable Law, the Board or a Committee may delegate to a Committee of one or more Directors or to authorized officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not subject to Section 16 of the Exchange Act.

(iv) Awards to Directors. The Board shall have the power and authority to grant Awards to Non-employee Directors, including the authority to determine the number and type of awards to be granted; determine the terms and conditions, not inconsistent with the terms of this Plan, of any award; and to take any other actions the Board considers appropriate in connection with the administration of the Plan.

(v) Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

(i) to select the Non-employee Directors and Employees of the Company or its Affiliates to whom Awards are to be granted hereunder;

(ii) to determine the number of Common Shares to be covered by each Award granted hereunder;

(iii) to determine the type of Award to be granted to the selected Employees and Non-employee Directors;

(iv) to approve forms of Award Agreements;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability provisions, terms regarding acceleration of Awards or waiver of forfeiture restrictions, the acceptable forms of consideration for payment for an Award, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

(vi) to correct administrative errors;

(vii) to construe and interpret the terms of the Plan (including sub-plans and Plan addenda), Awards granted pursuant to the Plan, administrative forms, policies and procedures and any other extrinsic documents relating to the Plan;

(viii) to adopt forms, rules, policies and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt rules and procedures regarding the conversion of local currency, the shift of tax liability from employer to employee (where legally permitted) and withholding procedures and handling of stock certificates which vary with local requirements, and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

(x) to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such modification or amendment (A) is subject to the minimum vesting provisions under the Plan, if any, and the plan amendment provisions set forth in Section 16 of the Plan, and (B) may not impair any outstanding Award unless agreed to in writing by the Participant, except that such agreement shall not be required if the Administrator determines in its sole discretion that such modification or amendment either (Y) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (Z) is not reasonably likely to significantly diminish the benefits provided under such Award, or that adequate compensation has been provided for any such diminishment, except following a Change of Control;

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(xi) to allow or require Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of a Nonqualified Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

(xii) to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by awardees of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonqualified Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity;

(xiii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resale by a Participant or of other subsequent transfers by the Participant of any Shares issued as a result of or under an Award or upon the exercise of an Award, including, without limitation, (A) restrictions under an insider trading policy, (B) restrictions as to the use of a specified brokerage firm for such resale or other transfers, and (C) institution of “blackout” periods on exercises of Awards;

(xv) to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

(xvi) to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c) Effect of Administrator’s Decision. All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Indemnity. To the extent allowable under Applicable Law, each member of the Committee or of the Board and any person to whom the Board or Committee has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act pursuant to the Plan, and against and from any and all amounts paid by such person in satisfaction of judgment in such action, suit, or proceeding against such person; provided such person gives the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such persons own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

5. Eligibility.

Awards may be granted only to Directors and Employees of the Company or any of its Affiliates; provided, however, that Incentive Stock Options may be granted only to Employees of the Company and its Subsidiaries (within the meaning of Section 424(f) of the Code).

6. Term of Plan.

The Plan shall become effective upon its approval by stockholders of the Company. It shall continue in effect for a term of ten (10) years from the date the Plan is approved by the stockholders of the Company (the “Effective Date”) unless terminated earlier under Section 16 of the Plan.

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7. Term of Award.

Subject to the provisions of the Plan, the term of each Award shall be determined by the Administrator and stated in the Award Agreement and may extend beyond the termination of the Plan. In the case of an Option or a Stock Appreciation Right, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, in the event that on the last business day of the term of a Nonqualified Stock Option or Stock Appreciation Right Award (A) the exercise of the Nonqualified Stock Option or Stock Appreciation Right is prohibited by applicable law or (B) Shares may not be purchased or sold by certain Employees or Directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Committee may provide that the term of the Nonqualified Stock Option or Stock Appreciation Right Award shall be extended, but not beyond a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement and provided further that no extension will be made if the grant price of such Nonqualified Stock Option or Stock Appreciation Right at the date the initial term would otherwise expire is above the Fair Market Value.

8. Options.

The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals.
(a) Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Option and the means of payment of such exercise price, (iv) the term of the Option, (v) such terms and conditions regarding the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.

(b) Exercise Price. The per Share exercise price for the Shares to be issued upon exercise of an Option shall be determined by the Administrator, except that the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date, except with respect to Conversion Awards.

(c) No Option Repricings. Subject to Section 15(a) of the Plan, or in connection with a Change of Control, the exercise price of an Option may not be reduced without stockholder approval, nor may outstanding Options be cancelled in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Option without stockholder approval.

(d) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(e) Vesting Period and Exercise Dates. Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator and as specified in the Option Agreement. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued active employment (or retention in the case of a Director), the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

(f) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

(i) cash;

(ii) check or wire transfer (denominated in U.S. Dollars);

(iii) subject to any conditions or limitations established by the Administrator, other Shares which have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price, if any, shall be refunded to the Awardee in cash if the surrendered Shares were held for a period of more than six (6) months on the date of surrender);

(iv) subject to any conditions or limitations established by the Administrator, the Company withholding Shares otherwise issuable upon exercise of an Option;

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(v) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator and in compliance with Applicable Law;

(vi) such other consideration and method of payment for the issuance of Shares deemed appropriate by the Administrator to the extent permitted by Applicable Law; or

(vii) any combination of the foregoing methods of payment, provided, however, that the Participant must pay in cash an amount not less than the aggregate par value (if any) of the Shares being acquired to the extent required by applicable law.

(g) Procedure for Exercise; Rights as a Stockholder.

(i) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the applicable Option Agreement.

(ii) An Option shall be deemed exercised when (A) the Company receives (1) written or electronic notice of exercise (in accordance with the Option Agreement or procedures established by the Administrator) from the person entitled to exercise the Option and (2) full payment for the Shares with respect to which the related Option is exercised, and (B) with respect to Nonqualified Stock Options, provisions acceptable to the Administrator have been made for payment of all applicable withholding taxes.

(iii) Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

(iv) The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(h) Termination of Service or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Non-employee Director for any reason or a Termination of Service due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Option. Unless otherwise provided in the Award Agreement, (w) upon termination from membership on the Board by a Non-employee Director, any Option held by such Director that (1) has not vested and is not exercisable as of the effective date of such termination from membership on the Board shall be subject to immediate cancellation and forfeiture, or (2) is vested and exercisable as of the effective date of such termination shall remain exercisable for one year thereafter, or the remaining term of the Option, if less; (x) upon Termination of Service due to Disability or Death, any Option held by an Employee that is vested and exercisable as of the effective date of such Termination of Service shall remain exercisable for three years after such Termination of Service due to Disability or one year after such Termination of Service due to Death, or, in either case, the remaining term of the Option, if less; (y) any Option held by an Awardee at Retirement that is vested and exercisable as of the effective date of such Retirement will remain outstanding for three years or the remaining term of the Option, if less; and (z) any other Termination of Service shall result in immediate cancellation and forfeiture of all outstanding Options that have not vested as of the effective date of such Termination of Service, and any vested and exercisable Options held at the time of such Termination of Service shall remain exercisable for ninety (90) days thereafter, or the remaining term of the Option, if less. Notwithstanding the foregoing, all outstanding and unexercised Options shall be immediately cancelled in the event of a Termination for Cause.

9. Incentive Stock Option Limitations/Terms.

(a) Eligibility. Only Employees (who qualify as employees under Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options. No Incentive Stock Option shall be granted to any such Employee who as of the Grant Date owns stock possessing more than 10% of the total combined voting power of the Company.

(b) $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 9(b) of the Plan, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c) Transferability. The Option Agreement must provide that an Incentive Stock Option is not transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be
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exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonqualified Stock Option.

(d) Exercise Price. The per Share exercise price of an Incentive Stock Option shall in no event be inconsistent with the requirements for qualification of the Incentive Stock Option under Section 422 of the Code.

(e) Disqualifying Disposition. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of Common Shares acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of Common Shares acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Common Shares.

(f) Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code. If any such terms and conditions, as of the Grant Date or any later date, do not so comply, the Option will be treated thereafter for tax purposes as a Nonqualified Stock Option.

10. Stock Appreciation Rights.

A “Stock Appreciation Right” is a right that entitles the Awardee to receive, in cash or Shares (as determined by the Administrator), value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the aggregate exercise price of the right, as established by the Administrator on the Grant Date. Stock Appreciation Rights may be granted to Awardees either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 8 of the Plan. All Stock Appreciation Rights under the Plan shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 of the Plan. However, any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, and shall be based on the Fair Market Value of one Share on the Grant Date or, if applicable, on the Grant Date of the Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code). Subject to the provisions of Section 8 of the Plan, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate.

11. Stock Awards.

(a) Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus such criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator. The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate.

(b) Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of Stock Awards issued to Employees may be subject to such performance criteria and level of achievement versus such criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Stock Awards for which vesting is not based on the attainment of performance criteria are referred to as “Restricted Stock Awards.”

(c) Termination of Service or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Non-employee Director for any reason or a Termination of Service due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Stock Award. Unless otherwise provided in the Award Agreement, (y) a Termination of Service due to Disability, death or Retirement or termination from membership on the Board by a Non-employee Director due to Disability or death shall result in vesting of a prorated portion of any Stock Award, based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which the Termination of Service due to Disability, death or Retirement or termination from membership on the Board by a Non-employee Director due to Disability or death occurs over the total number of months in such period; and (z) any other Termination of Service or termination from membership on the Board by a Non-employee Director shall result in immediate cancellation and forfeiture of all outstanding, unvested Stock Awards.

(d) Rights as a Stockholder. Unless otherwise provided for by the Administrator, the Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after Shares are issued (as evidenced by the appropriate
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entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant. Any certificate issued in respect of a Restricted Stock Award shall be registered in the name of the applicable Participant and shall, if required by the Company, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Chesapeake Utilities Corporation 2023 Stock and Incentive Compensation Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Chesapeake Utilities Corporation, 500 Energy Lane, Dover, Delaware 19901.”

The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Shares covered by such Award. The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber a Stock Award.

12. Stock Unit Awards and Other Stock-Based Awards.

(a) Stock Unit Awards. Each Stock Unit Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Unit Award or a formula for determining such number, (ii) the performance criteria, if any, and level of achievement versus such criteria that shall determine the number of Shares granted, issued, and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Unit Award, and (vi) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator. Awards with vesting conditions that are based upon performance criteria and level of achievement versus such criteria are referred to as “Performance Stock Unit Awards” and Awards with vesting conditions that are based upon continued employment or the passage of time are referred to as “Restricted Stock Unit Awards.” The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate.

(b) Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of Stock Unit Awards issued to Employees may be subject to such performance criteria and level of achievement versus such criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee.

(c) Termination of Service or Board Membership (Stock Unit Award). The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Non-employee Director for any reason or a Termination of Service due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Stock Unit Award. Unless otherwise provided in the Award Agreement, (y) a Termination of Service due to Disability, death or Retirement or termination from membership on the Board by a Non-employee Director due to Disability or death shall result in vesting of a prorated portion of any Stock Unit Award, based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which the Termination of Service due to Disability, death or Retirement or termination from membership on the Board by a Non-employee Director due to Disability or death occurs over the total number of months in such period; and (z) any other Termination of Service or termination from membership on the Board by a Non-employee Director shall result in immediate cancellation and forfeiture of all outstanding, unvested Stock Unit Awards.

(d) Rights as a Stockholder. Unless otherwise provided for by the Administrator, the Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.

(e) Other Stock-Based Award. An “Other Stock-Based Award” means any other type of equity-based or equity-related Award not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares), as well as any cash based award based on the attainment of performance criteria, in such amount and subject to such terms and conditions as the Administrator shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares or pursuant to attainment of a performance goal. Each Other Stock-Based Award will be evidenced by an Award Agreement containing such terms and conditions as may be determined by the Administrator.

(f) Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares or a target amount of cash, as determined by the Administrator. The Administrator may establish performance goals in its discretion. If the Administrator exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

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(g) Payment of Other Stock-Based Awards. Payment, if any, with respect to Other Stock-Based Awards shall be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.

(h) Termination of Service or Board Membership (Other Stock-Based Award). The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Non-employee Director for any reason or a Termination of Service due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Other Stock-Based Award. Unless otherwise provided in the Award Agreement, (y) a Termination of Service due to Disability, death or Retirement or termination from membership on the Board by a Non-employee Director due to Disability or death shall result in vesting of a prorated portion of any Other Stock-Based Award, based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which the Termination of Service due to Disability, death or Retirement or termination from membership on the Board by a Non-employee Director due to Disability or death occurs over the total number of months in such period; and (z) any other Termination of Service or termination from membership on the Board by a Non-employee Director shall result in immediate cancellation and forfeiture of all outstanding, unvested Other Stock-Based Awards.

13. Other Provisions Applicable to Awards.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution, including but not limited to any attempted assignment or transfer in connection with the settlement of marital property or other rights incident to a divorce or dissolution, and any such attempted sale, assignment or transfer shall be of no effect prior to the date an Award is vested and settled. The Administrator may only make an Award transferable to an Awardee’s family member or any other person or entity provided the Awardee does not receive consideration for such transfer. If the Administrator makes an Award transferable, either as of the Grant Date or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b) Discretionary Adjustments. Notwithstanding satisfaction or completion of performance criteria, to the extent specified as of the Grant Date, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such performance criteria may be reduced or increased by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine. Further, the Administrator shall have discretion to make adjustments (i) to applicable performance criteria, (ii) to applicable financial or other results achieved or the manner in which applicable financial or other results are calculated or evaluated for purposes of determining whether performance criteria were satisfied to account for extraordinary events occurring during or with respect to the applicable performance period. For example, if the Administrator determines that external changes or other unanticipated business conditions have materially affected the suitability of the performance criteria, or that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or acquisitions or divestitures of subsidiaries or business units, or other events or circumstances (each, an “Evaluation Event”) materially affect the performance criteria or render the performance criteria unsuitable or materially affect the financial or other results on which satisfaction of performance criteria are based, then the Administrator may, in its discretion, during or for the applicable performance period, approve adjustments to the performance criteria (either up or down) or adjustments to the applicable financial or other results to offset the effect of any such Evaluation Event.

14. Dividends and Dividend Equivalents.

Awards other than Options and Stock Appreciation Rights may provide the Awardee with the right to receive dividend payments or dividend equivalent payments on the Shares subject to the Award, whether or not such Award is vested. Notwithstanding the foregoing, dividends or dividend equivalents shall not be paid with respect to Stock Awards, Stock Unit Awards or Other Stock-Based Awards that vest based on the achievement of performance goals prior to the date the performance goals are satisfied and then shall be payable only with respect to the number of Shares or Stock Units actually earned under the Award. Such payments may be made in cash, Shares or Stock Units or may be credited as cash or Stock Units to an Awardee’s account and later settled in cash or Shares or a combination thereof, as determined by the Administrator. Such payments and credits may be subject to such conditions and contingencies as the Administrator may establish.

15. Adjustments upon Changes in Capitalization, Organic Change or Change of Control.

(a) Adjustment Clause. In the event of (i) a stock dividend, extraordinary cash dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, an “Organic Change”), the Administrator or the Board shall be required to make such substitutions or adjustments as it deems appropriate and equitable to preserve the economic intent of outstanding Awards to (i) the Share limitations set forth in Section 3 of the Plan, (ii) the number and kind of Shares covered by each outstanding Award, and (iii) the price per Share subject to each such
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outstanding Award. In the case of Organic Changes, such adjustments may include, without limitation, (x) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator or the Board in its sole discretion (it being understood that in the case of an Organic Change with respect to which stockholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Organic Change over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (y) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (z) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust in its sole discretion the performance criteria applicable to any Awards to reflect any Share Change and any Organic Change and any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or the Company’s other SEC filings. Any adjustment under this Section 15(a) need not be the same for all Participants.

(b) Change of Control. In the event of a Change of Control, unless otherwise determined by the Administrator as of the Grant Date of a particular Award (or subsequent to the Grant Date), the following acceleration, exercisability and valuation provisions shall apply:

(i) On the date that such Change of Control occurs, any or all Options and Stock Appreciation Rights awarded under this Plan not previously exercisable and vested shall, if not assumed, or substituted with a new award, by the successor to the Company, become fully exercisable and vested, and if the successor to the Company assumes such Options or Stock Appreciation Rights or substitutes other awards for such Awards, such Awards (or their substitutes) shall become fully exercisable and vested if the Participant’s employment is terminated (other than a Termination for Cause) within two years following the Change of Control.

(ii) Except as may be provided in an individual severance or employment agreement (or severance plan) to which an Awardee is a party, in the event of an Awardee’s Termination of Service within two years after a Change of Control for any reason other than because of the Awardee’s death, Retirement, Disability or Termination for Cause, each Option and Stock Appreciation Right held by the Awardee (or a transferee) that is vested following such Termination of Service shall remain exercisable until the earlier of the third anniversary of such Termination of Service (or any later date until which it would remain exercisable under such circumstances by its terms) or the expiration of its original term. In the event of an Awardee’s Termination of Service (A) more than two years after a Change of Control, or (B) within two years after a Change of Control because of the Awardee’s death, Retirement, Disability or Termination for Cause, the provisions of Sections 8(h) and 10 of the Plan shall govern (as applicable).

(iii) On the date that such Change of Control occurs, the restrictions and conditions applicable to any or all Stock Awards, Stock Unit Awards and Other Stock-Based Awards that are not assumed, or substituted with a new award, by the successor to the Company shall lapse and such Awards shall be fully vested. Unless otherwise provided in an Award Agreement at the Grant Date, upon the occurrence of a Change of Control without assumption or substitution of the Awards by the successor, any performance-based Award shall be deemed fully earned at the target amount as of the date on which the Change of Control occurs. All Stock Awards, Stock Unit Awards and Other Stock-Based Awards shall be settled or paid within thirty (30) days of vesting hereunder. Notwithstanding the foregoing, if the Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, the Awardee shall be entitled to receive the Award from the Company on the date that would have applied absent this provision. If the successor to the Company does assume (or substitute with a new award) any Stock Awards, Stock Unit Awards and Other Stock-Based Awards, all such Awards shall become fully vested if the Participant’s employment is terminated (other than a Termination for Cause) within two years following the Change of Control, and any performance-based Award shall be deemed fully earned at the target amount effective as of such Termination of Service.

(iv) The Committee, in its discretion, may determine that, upon the occurrence of a Change of Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 76

its discretion, shall determine, and if there is no excess value, the Committee may, in its discretion, cancel such Awards.

(v) An Option, Stock Appreciation Right, Stock Award, Stock Unit Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change of Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Stock Award, Stock Unit Award or Other Stock-Based Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Stock Award, Stock Unit Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company with a fair market value substantially equal to the per Share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of whether fair market value is substantially equal shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(c) Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 15(a) of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 15(a) of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that, after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; (iii) the Administrator shall not have the authority to make any adjustments pursuant to Section 15(a) of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto; and (iv) if any Award is subject to Section 409A of the Code, Section 15(b) of the Plan shall be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 24 of the Plan in order to ensure that such Award complies with Code Section 409A. Notwithstanding any provision of this Plan and Awards granted hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Administrator reserves the right to make amendments to this Plan and Awards granted hereunder as the Administrator deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and Awards granted hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Subsidiaries or Affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

16. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the stockholders of the Company and subject to Section 16(b), no such amendment shall be made that would:

(i) subject to Section 15(a), increase the maximum aggregate number of Shares which may be subject to Awards granted under the Plan;

(ii) reduce the minimum exercise price for Options or Stock Appreciation Rights granted under the Plan; or

(iii) reduce the exercise price of outstanding Options or Stock Appreciation Rights, as prohibited by Section 8(c) without stockholder approval.

Notwithstanding anything herein to the contrary, the Administrator may amend the Plan without the approval of the stockholders of the Company if such amendment is required to satisfy any Applicable Law.

(b) Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Participant with respect to an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, except that no such agreement shall be required if the Administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated, except that this exception shall not apply following a Change of Control. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 77

(c) Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted shares or restricted share units or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17. Designation of Beneficiary.

(a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with the Company or an Affiliate, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the legal representative of the Awardee’s estate to exercise the Award.

18. No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue to be employed by the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

19. Legal Compliance.

Shares shall not be issued pursuant to an Option, Stock Appreciation Right, Stock Award, Stock Unit Award or Other Stock-Based Award unless such Option, Stock Appreciation Right, Stock Award or Other Stock-Based Award and the issuance and delivery of such Shares shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for such persons own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

20. Inability to Obtain Authority.

To the extent the Company is unable to or the Administrator deems it unfeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be advisable or necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21. Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22. Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received. Any notice to a Participant hereunder shall be addressed to the last address of record with the Company and shall be effective when sent via first class mail, courier service, or electronic mail to such last address of record.

23. Governing Law; Interpretation of Plan and Awards.

(a) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware, except as to matters governed by U.S. federal law.

(b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 78

(c) The heading preceding the text of each section hereof is inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d) The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

24. Section 409A.

It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Administrator specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Administrator determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, deferral election forms and procedures, and rules established by the Administrator, and shall comply in all respects with Section 409A of the Code. The following rules will apply to Awards intended to be subject to Section 409A of the Code (“409A Awards”):

(a) If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code Section 409A, including applicable transition rules thereunder.

(b) The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A.

(c) Any distribution of a 409A Award following a Termination of Service that would be subject to Code Section 409A(a)(2)(A)(i) as a distribution following a separation from service of a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall occur no earlier than the expiration of the six (6) month period following such Termination of Service.

(d) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(e) In the case of an Award providing for distribution or settlement upon vesting or the lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution or settlement shall be made not later than March 15 of the year following the year in which the Award vested or the risk of forfeiture lapsed.

(f) Notwithstanding anything herein to the contrary, in no event shall the Company or the Administrator be liable for the payment of, or any gross up payment in connection with, any taxes, penalties or interest owed by the Participant pursuant to Code Section 409A.

25. Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a) The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax or Exchange Control Consequences. Any tax consequence expected, but not realized, or any exchange control obligation owed, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

26. Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards, Stock Unit Awards or Other Stock-Based Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation. Neither the Company nor the Administrator shall be deemed to be a trustee of Shares or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.
CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 79

Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

27. Foreign Employees.

Awards may be granted hereunder to Employees who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

28. Tax Withholding.

Each Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any Award under the Plan no later than the date as of which any amount under such Award first becomes includible in the gross income of the Participant for any tax purposes with respect to which the Company has a tax withholding obligation. Unless otherwise determined by the Company, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement; provided, however, that not more than the maximum statutory tax rates in the applicable jurisdictions may be settled with Shares that are part of the Award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any vested Shares or any other payment due to the Participant at that time or at any future time. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

29. Cancellation of Award; Forfeiture of Gain.

All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (A) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time; and (B) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

CHESAPEAKE UTILITIES CORPORATION - 2023 Proxy Statement - 80

CHESAPEAKE UTILITIES CORPORATION

CHESAPEAKE UTILITIES CORPORATION
ATTN: HEIDI WATKINS
500 ENERGY LANE
DOVER, DE 19901

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 2, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CPK2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 2, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V02909-P87909-Z84455

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHESAPEAKE UTILITIES CORPORATION

The Board of Directors recommends a vote FOR each nominee listed, FOR Proposal 2, FOR Proposal 3, a 1 YEAR frequency for Proposal 4, and FOR Proposal 5.

1. Election of Directors:

Nominees for a three-year term	**For**	**Withhold**
1a. Thomas J. Bresnan	☐	☐
1b. Ronald G. Forsythe, Jr.	☐	☐
1c. Sheree M. Petrone	☐	☐
Nominee for a two-year term		
1d. Stephanie N. Gary	☐	☐

	For	**Against**	**Abstain**
2. Consider and vote on the adoption of the 2023 Stock and Incentive Compensation Plan.	☐	☐	☐
3. Cast a non-binding advisory vote to approve the compensation of the Company's Named Executive Officers.	☐	☐	☐

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. Cast a non-binding advisory vote on the frequency of stockholder advisory votes to approve the compensation of the Company's Named Executive Officers.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If you are an authorized officer, partner or agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity, sign in the entity name and indicate your name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice of Virtual 2023 Annual Meeting of Stockholders, Proxy Statement, and 2022 Annual Report are available at www.chpk.com/proxymaterials or www.proxyvote.com.

Your vote is important. Please vote promptly after receipt of this information.

V02910-P87909-Z84455

VIRTUAL 2023 ANNUAL MEETING OF STOCKHOLDERS
MAY 3, 2023 AT 9:00 AM EASTERN TIME

This proxy is solicited by the Board of Directors

The stockholder(s) whose name(s) appears on this ballot, hereby appoint(s) John R. Schimkaitis and Jeffry M. Householder, or either of them as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ***CHESAPEAKE UTILITIES CORPORATION*** that the stockholder(s) is/are entitled to vote at the Virtual 2023 Annual Meeting of Stockholders to be held at 9:00 AM Eastern Time, on May 3, 2023, via live audio at www.virtualshareholdermeeting.com/CPK2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made on the proxy returned, or the direction is unclear as to how you intend to vote, this proxy will be voted in accordance with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR each nominee in Proposal 1, FOR Proposal 2, FOR Proposal 3, a 1 YEAR frequency for Proposal 4, and FOR Proposal 5 and pursuant to the discretion of the appointed proxy.

Continued and to be signed on reverse side